As filed with the Securities and Exchange Commission on December 26, 2013   Registration No. 333-192648

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
To
FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELBIT VISION SYSTEMS LTD.
(Exact name of Registrant as specified in its charter)

Israel	3823	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7 Bareket Street
Industrial Park, Caesarea
Post Office Box 3047
Caesarea, Israel 38900
+972-4-610-7609

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

EVS US Inc.
319 Garlington Road, Suite B4
Greenville, SC 29615,
Tel: (864) 288-9777

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Correspondence to:

Adrian M. Daniels
Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, 67021 Israel
Tel: 972-3-608-7864

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value NIS 1 per share	49,764,670	(1)	$0.07	(2)	$3,483,526.90	$448.68	(3)

 (1) The registrant is registering for resale, from time to time, up to 49,764,670 Ordinary Shares that may be offered for resale by the selling shareholders herein. In the event of stock splits, stock dividends, or similar transactions involving the Ordinary Shares, the number of securities registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price is based on the average of the high and low prices of the Registrant’s ordinary shares on November 29, 2013.

(3) The Registrant has previously paid this amount in connection with its original filing on December 4, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SEC 1981 (12-08)	Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

The information in this prospectus is not complete and may be changed.  The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED December 26, 2013
PROSPECTUS

Elbit Vision Systems Ltd.
49,764,670 Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling shareholders named in this prospectus of up to an aggregate of 49,764,670 ordinary shares previously issued or that may be issued upon the exercise of a warrant granted to Avi Gross under the Securities Purchase Agreement, dated December 11, 2012, between the Registrant and Avi Gross.

The selling shareholders may sell all or any portion of these ordinary shares in one or more transactions in the over-the-counter market, in privately negotiated transactions or otherwise. In addition, the selling shareholders may sell any portion of these ordinary shares (i) directly to purchasers or, in the event that the Company elects to have a public offering, through agents, brokers, dealers or underwriters; (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices; or (iii) or any other means described in the section “Plan of Distribution.” To the extent required, the names of any agents, brokers, dealers or underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement.

We will not receive any of the proceeds from sales of the ordinary shares made by the selling shareholders pursuant to this prospectus.

Our ordinary shares currently trade on the OTC Bulletin Board under the symbol “EVSNF” on December 24, 2013, the closing price of our ordinary shares was $0.07 per share.

Investing in our securities involves a great deal of risk. Please see a list of the risk factors involved in investing in our company, beginning on page 9 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission have approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is December _______ ___, 2013.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus does not offer to sell or solicit an offer to buy any security other than the ordinary shares offered by this prospectus. In addition, this prospectus does not offer to sell or solicit any offer to buy any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

In this prospectus, “Elbit Vision Systems Ltd.,” the “Company,” “EVS”, “we,” “us” and “our” refer to Elbit Vision Systems Ltd, a company organized under the laws of the State of Israel.

SUMMARY INFORMATION

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and the notes to the financial statements included in this Prospectus.

Our Business

We have been historically engaged in the design, development, manufacture, marketing and support of automatic inspection and quality monitoring systems for the textile and other fabric industries.

Until June 2010, we operated as two main divisions: the Non-Destructive Automated Inspection Systems division, consisting of ScanMaster's non-destructive inspection business, and the Automated Optical Inspection Industry, or AOI, division.

Following the ScanMaster Transaction and as of June 2010, we operate in one industry, the Automated Optical Inspection Industry.

The EVS Solution for the AOI

We develop and have acquired sophisticated automatic visual inspection systems for manufacturers of industrial web products. Our systems are designed to overcome the limitations of human visual inspection. Our systems combine high-performance computer processing with unique image processing capabilities based on proprietary vision understanding and interpretation algorithms. The unique image processing capabilities include image acquisition, mathematical transformation, image analysis and learning and decision-making elements. The mathematical algorithms which enable these image interpretations and understanding capabilities are performed by high-speed dedicated parallel processing computers based on specialized architectures which are capable of performing tens, and in some of our products, hundreds of billions of operations per second. These algorithms enable our systems to recognize fabric flaws in real time and to learn the types and severity of the flaws a customer wishes to detect, ignoring flaws that do not fall into such categories. Our systems then analyze detected defects and provide information regarding their nature. Our systems are an integral part of the manufacturing process and can be integrated with the customer’s management information systems, providing valuable information for the production planning process. We believe that our systems enable customers to reduce direct labor, increase manufacturing efficiency and improve product quality.

Products

We currently offer four families of visual inspection systems: IQ-TEX, for the visual inspection and quality monitoring of woven fabric; IQ-TEX Lite, for the visual inspection and quality monitoring of knitted, non-woven, tire cord, film, metal, coated and technical fabrics; Broken Filaments Analyzer (BFA), for the detection of broken filament defects in glass fabric; and On Loom Inspection (OLI), for the automatic visual quality inspection system that is integrated with the weaving loom and monitors selected fabric types such as carbon, tire cord and other high cost technical fabric, while weaving.

IQ-TEX Family of Products

The IQ-TEX family of automatic web inspection systems is designed to provide textile manufacturers with a comprehensive solution to their quality monitoring, grading and cutting needs. IQ-TEX systems detect numerous types of defects on any unicolor web, including: yarn and weaving faults; holes; oil, water and dye stains; missing threads; starting marks; broken yarn; and dyeing, coating and finishing irregularities. They then provide the manufacturer with information regarding the location, size and shape of the defect. Depending on the model, IQ-TEX systems can detect defects as small as 0.5 mm on any web width. The IQ-TEX systems can detect at web speed of up to 1,000 meters per minute. In addition, IQ-TEX systems can be configured to mark defects during inspection and advise the user as to the most efficient manner to cut web to eliminate unacceptable defects.

The modular design of the IQ-TEX systems enables their use for a wide range of applications throughout the fabric-forming process, including greige, dyed fabrics and finished fabrics, and for inspection of a variety of fabrics including those used for apparel, home textile and technical and industrial textiles. The modular design also enables the configuration of the system to match the manufacturer’s demands with respect to matters such as web width, web speed, desired resolution, auxiliaries, information distribution channels within the plant and grading standards. IQ-TEX systems can be integrated in-line with existing textile production equipment or can be used as off-line stand-alone units to inspect web after manufacturing is complete.

Broken Filaments Analyzer (BFA)

The Broken Filaments Analyzer, or the BFA, is a visual inspection system designed for the detection of broken filaments in glass fabrics used for the electronic printed circuit board, or PCB, industry. Broken glass filaments are small filaments that protrude from glass fabric, generally used for the PCB industry. Broken glass filaments are hardly visible to the human eye at low web speeds, and are practically invisible at normal production speeds. They can be as small as a few microns and as short as 0.5 millimeters. Broken glass filaments can cause defects in the lamination of glass fabrics and the production of printed circuit boards, and may short-circuit or disconnect the end product incorporating the PCB. For this reason, it is important to effectively detect broken glass filaments and grade glass web in terms of broken filament content. Human inspectors are unable to effectively detect broken glass filaments.

The BFA utilizes proprietary processing and software technology, cameras and lighting systems to inspect glass web in real-time at speeds exceeding 120 meters per minute. The broken filaments detected by the BFA are displayed on a monitor that shows the running map of the fabric in real time, and are recorded for further analysis. The BFA produces a detailed report of each web roll, showing the broken filaments distribution in the roll, its statistics and the fabric’s grading. The BFA is integrated with the IQ-TEX4 system, which can be used for the detection of other defects in glass fabrics, and with the Video Album to provide a more comprehensive solution to the visual inspection and quality monitoring of glass fabrics. The BFA can also be used for the detection of surface defects in other fabrics or webs including airbags and technical fabrics. The list price for the BFA system ranges between $100,000 and $150,000, depending on the configuration.

Sales and Markets

Sales Network

We market our products through in-house sales personnel in conjunction with independent sales representatives. Our independent sales representatives provide essential pre-and-post sales support for our products in their territories and account for a substantial percentage of our sales worldwide. We believe that our network of sales representatives will enable us to introduce new products and to penetrate additional web manufacturers around the world. We intend to further expand our international network of sales representatives by entering into relationships with additional sales representatives and forming joint ventures in target markets.

We maintain sales and support centers located in the United States, Europe, Asia, and Israel. When a high level of technical expertise is needed, the sales effort is supported by product marketing managers and our engineers who work closely with customers and potential customers to find solutions to their current and future web inspection challenges. We work closely with customers in a continuous improvement process on selected technical aspects of our products. Such improvements often become standard on products sold worldwide. A specified number of training classes are included in the purchase price of our products. Subsequent training is provided for a nominal fee.

“IQ-TEX Inspected” Standard

A significant portion of our marketing effort is focused on making web inspection by IQ-TEX systems, and the corresponding labeling of the inspected web as “IQ-TEX Inspected,” an industry standard for web quality inspection. We believe that the best way to increase demand for our IQ-TEX systems is to convince end-product manufacturers of the benefits of IQ-TEX inspection, in terms of the quality, uniformity and reliability of the inspection. If we are successful in doing so, fashion designers will increasingly demand that the fabrics they purchase from web manufacturers be inspected by IQ-TEX systems. As more and more designers make these demands, web manufacturers will be required to purchase our systems. Our efforts include performing tests of the capabilities of IQ-TEX with leading clothing manufacturers. Although inspection by IQ-TEX systems has not yet become an industry standard, many designers express preference for “IQ-TEX Inspected” fabrics. There can be no assurance that we will be successful in our efforts to make inspection by IQ-TEX an industry standard.

Relationships with Leading Equipment Manufacturers

Another important element of our marketing strategy is to establish and strengthen relationships with leading textile equipment manufacturers. These relationships bolster our marketing abilities and assist us in ensuring that our products are technically advanced and designed in conjunction with the development of the textile manufacturers' web inspection requirements and industry trends.

Sales by Principal Markets

In 2010, approximately 46% of our sales were in the United States, approximately 27% were in Europe, and approximately 27% were in the Far East. In 2011, approximately 31% of our sales were in the United States, approximately 34% were in Europe, and approximately 35% were in the Far East. In 2012, approximately 29% of our sales were in the United States, approximately 40% were in Europe, and approximately 31% were in the Far East. As of June 30, 2013, approximately 29% of our sales were in the United States, approximately 42% were in Europe, and approximately 29% were in the Far East. One customer accounted for 11% and 15% in each of 2009 and 2010 respectively, and for 15% in the first 6 months of 2013. No other customers accounted for more than 10% of our net sales in any of the years 2006, 2007, 2008, 2009, 2011 or 2012.

We have experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter as a result of a number of factors, many of which are outside our control.

SUMMARY OF THE OFFERING

The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus:

Securities offered by the Selling Shareholders
Up to an aggregate of  49,764,670 Ordinary Shares, as follows:
•   16,368,403 Ordinary Shares held by Sam Cohen.
•   16,368,403 Ordinary Shares held by Yaron Menashe.
•
•   11,145,511 Ordinary Shares held by Avi Gross.
•   5,882,353 Ordinary Shares, issuable to Avi Gross upon exercise of an outstanding warrant. Subject to adjustment, this number might be reduced by 882,353 Ordinary Shares.

Ordinary shares outstanding as of DecemberDecember 1, 2013.	80,798,290 Ordinary Shares
Use of Proceeds
We will not receive any of the proceeds from the sale of outstanding ordinary shares held by the selling shareholders.

However, should warrants held by the selling shareholder included in this registration statement be exercised, we will receive proceeds in an amount of up to US$ $1,000,000.

We intend to use any proceeds we receive, for working capital and general corporate purposes.

Risk Factors	See “Risk Factors” for a discussion of factors you should consider carefully before deciding to invest in our ordinary shares.

OTC Bulletin Board symbol for common stock	Our ordinary shares are traded on the OTC Bulletin Board under the symbol “EVSNF”.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data for the periods ended and as of the dates indicated. The following selected historical consolidated financial data for our company should be read in conjunction with the historical financial information, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our consolidated financial statements and related footnotes, and other information provided elsewhere in this prospectus. The selected consolidated financial data in this section is not intended to replace the consolidated financial statements and is qualified in its entirety thereby.

The selected financial data for the years ended December 31, 2012, December 31, 2011, December 31, 2010, December 31, 2009, and December 31, 2008, are derived from the financial statements that have been audited by Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, independent auditors. Our financial statements have been prepared in accordance with U.S. GAAP. The financial data set forth below should be read in conjunction with the financial statements, related notes and other financial information contained in this prospectus. For discussion of our significant accounting principles, see Note 2 of our Consolidated Financial Statements incorporated herein by reference.

We derived the selected consolidated financial data as of and for the six months ended June 30, 2012 and June 30, 2013, respectively, from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, our unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows as of and for the periods indicated therein. The results of operations for these periods are not necessarily indicative of the operating results to be expected for the full fiscal years encompassing those periods.

	Year Ended December 31					Six Months Ended June 30
	2012	2011	2010	2009	2008	2012	2013
(in U.S. thousand Dollars )*
Statement of Operations Data:
Net sales	6,708	5,645	3,912	2,244	6,406	3,582	2,439
Cost of sales	2,961	2,020	1,960	1,774	4,306	1,461	1,223
Gross profit	3,747	3,625	1,952	470	2,100	2,121	1,216
Research and development expenses, net	682	643	494	861	1,335	354	317
Marketing and selling expenses, net	1,371	1,244	921	739	1,195	689	525
General and administrative expenses	734	656	802	896	1,144	337	371
Total operating expenses	2,787	2,543	2,217	2,496	3,674	1,380	1,213
Operating profit (loss)	960	1,082	(265)	(2,026)	(1,574)	741	3
Other income (expenses)	(2)	(24)	(307)	7	(18)	2	-
Financing income (expenses), net	(134)	31	(291)	(125)	(174)	10	(93)
Profit (loss) before taxes	824	1,089	(863)	(2,144)	(1,766)	753	(90)
Taxes on income	-	-	-	3	6	-	-
Income (loss) from continuing operations	824	1,089	(863)	(2,147)	(1,772)	753	(90)
Loss from operations of discontinued component	-	-	(1,946)	(5,530)	(5,721)	-	-
Net Profit (Loss) of disposal of discontinued operation	-	-	5,436	-	-	-	-
Net Profit (Loss)	824	1,089	2,627	(7,677)	(7,493)	753	(90)
Basic earnings (loss) per share from continuing operations(1)	0.012	0.016	(0.012)	(0.04)	(0.035)	0.011	(0.001)
Diluted earnings (loss) per share from continuing operations(1)	0.012	0.015	(0.012)	(0.04)	(0.035)	0.011	(0.001)
Basic earnings (loss) per share from discontinued operations(1)	-	-	0.05	(0.106)	(0.112)	-	-
Diluted earnings (loss) per share from discontinued operations(1)	-	-	0.05	(0.106)	(0.112)	-	-
Basic earnings (loss) per share(1)	0.012	0.016	0.038	(0.146)	(0.147)	0.011	(0.001)
Diluted earnings (loss) per share(1)	0.012	0.015	0.038	(0.146)	(0.147)	0.011	(0.001)
Weighted average number of shares outstanding-Basic (1)	70,042	69,653	69,653	52,527	50,970	69,653	75,562
Weighted average number of shares outstanding-Diluted (1)	71,639	71,309	69,741	52,527	50,970	70,561	75,562

	Year Ended December 31					Six Months Ended June 30
	2012	2011	2010	2009	2008	2012	2013
Balance Sheet Data:
Working capital	1,251	313	(227)	(4,443)	(4,098)	764	1,305
Total assets	4,207	2,948	2,068	9,630	17,201	3,413	3,490

Total liabilities	4,481	4,633	4,877	15,059	16,828	4,336	3,471
Accumulated deficit	(41,908)	(42,732)	(43,821)	(46,448)	(28,771)	(41,979)	(41,998)
Shareholders' equity	(274)	(1,685)	(2,809)	(5,429)	373	(923)	19

(1) Computed on the basis set forth in Note 2. R. to our Consolidated Financial Statements.

* The financial data contained in this table has been adjusted to take into account the discontinued operations of our former subsidiaries, Scanmaster and IRT Scanmaster. For further information see Note 3(a) to our financial statements for the year ending December 31, 2010, contained elsewhere in this prospectus.

Risk Factors

Investing in our ordinary shares involves substantial risk and our business is subject to various risks and uncertainties. Investors should carefully consider the information under the heading "Risk Factors" in this report.

Recent Developments

Private Placement Transaction

Pursuant to the Private Placement Transaction, consummated on December 10, 2012, we sold 5,263,158 ordinary shares to Avi Gross at a price per share of $0.095 for gross proceeds of $500,000. Additionally, under the Private Placement Transaction, Avi Gross provided our company with a $300,000 convertible loan, or the Convertible Loan, at a price per share of $0.095. As part of the Private Placement Transaction, Avi Gross also received two warrants to purchase our ordinary shares: the first warrant, or the First Warrant,  for the exercise of up to $200,000 of our ordinary shares, at a price per share of $0.095, and the second warrant, or the Second Warrant, for the exercise of up to $1,000,000 of our ordinary shares, at a price per share of $0.20, unless the Company achieves gross revenues of less than $19,000,000 for the year ending December 31, 2014, in which case the exercise price per share shall be reduced to $0.17. The Second Warrant was originally exercisable during the period between June 10, 2013 and February 5, 2015 but was amended to extend the expiration date to December 31, 2015. On June 10, 2013, Avi Gross exercised the Convertible Loan and the First Warrant (following an amendment reducing the exercise price of each of the Convertible Loan and the First Warrant to US$ 0.085). Consequently, we issued an additional 5,882,353 ordinary shares to Avi Gross upon this exercise.

Following the consummation of the Private Placement Transaction, Avi Gross’ holding in the Company amounted to 11,145,511 ordinary shares, constituting 13.79% of the outstanding share capital of the Company (not including the shares issuable under the Second Warrant).

Additionally, in accordance with the Private Placement Transaction and following the above referenced exercise, Avi Gross, is entitled to appoint a director to our board of directors, which right he has not exercised to date.

Corporate Information

Our executive offices are located at 7 Bareket Street, Caesarea, Israel, and our telephone number is +972-4-6107600 and fax number +972-4-6107626. Our website is www.evs.co.il. Information on our website is not incorporated by reference in this prospectus.

RISK FACTORS

An investment in our securities involves significant risk.  You should consider carefully the risks and uncertainties described below. Prospective investors should review all of these risk factors before making an investment decision.  If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties of which we are unaware or that we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations.  In any case, the trading price of our ordinary shares could decline, and you could lose all or part of your investment.

Risk Factors Related to our Business

We have a history of losses and may not be profitable in the future.

Except for 2005, 2010, 2011, and 2012, in which we generated net income of $0.611 million, $2.6 million, $1.09 million, and $0.82 million respectively, we have not generated net income on an annual basis since 1997. We incurred net losses of $5.9 million, $6.1 million $1.3 million, $7.5 million and $7.7 million in 2004, 2006, 2007, 2008, and 2009 respectively. As of June 30, 2013 we had incurred net losses of $ 0.9 million.

In June 2010, we restructured our bank loans from Bank Leumi Le Israel B.M. and Bank Hapoalim B.M. (the “Banks”). Although the terms of the restructure agreement were favorable to the Company, there is no guarantee that we will be able to comply with the repayment terms and/or be profitable in the future. We may have to sell additional equity or debt securities and reorganize our credit facilities in order to continue as a going concern. There is no certainty that we will be successful in these efforts, or complete them in a timely fashion. For more information on the restructuring of our loans with the Banks, see “Business - Material Contracts".

We intend to continue pursuing businesses to acquire in order to expand our business into new markets.

Our current business strategy includes selective expansion into new markets. Our future success and growth depends upon our successful penetration of these new markets.

We plan to continue to seek opportunities to further expand our product line, customer base and technical talent through other acquisitions in the automated inspection industry. Acquisitions inherently involve numerous risks, such as the diversion of management’s attention from other operational matters, the inability to realize expected synergies resulting from the acquisition, failure to commercialize purchased technologies, and the impairment of acquired intangible assets resulting from technological obsolescence or lower-than-expected cash flows from the acquired assets. The inability to effectively manage these risks could have a material adverse effect on our operating results.

More specifically, should we fail to develop products which provide the necessary standards of inspection, given the capital investments that we have made in order to penetrate these new markets, such failure could adversely affect our longer-term plans for expanding our business and may even cause the cessation of our business. For further information, see “Business - History and Development of the Company”; and “Business - Material Contracts”.

We rely on a small number of customers for a significant portion of our revenues.

Although the composition of our customers changes from year to year, we expect to continue to receive a significant portion of our revenue from a limited number of customers. In each of 2008, 2011, 2012, none of our customers in any area of business accounted for more than 10% of our net sales. In each of  2009, 2010 and the first six months of 2013, we had one customer that accounted for more than 10% of our net sales in the field of automated optical vision inspection.

Competition in the automated inspection industry is intense. If we are unable to distinguish our products as superior to those of our competitors, our business may be seriously harmed.

Several companies working with the textile, non-woven and technical fabric industries, such as BarcoVision, IsraVision, Cognex and Futec, have developed products with similar visual inspection or quality monitoring capabilities.

It is possible that systems developed by these or other future competitors will prove more effective than our systems and that our potential customers will prefer them. The competition for the development and sale of advanced automated inspection systems in other industries and for other applications is also intense. To the extent that providers of automated inspection systems may choose to focus on or develop advanced automated inspection technology for the industries for which we attempt to develop products, we could face significant competition in the future. If we are unable to maintain our competitive advantage in the industries in which we operate or are unable to convince potential customers of the superiority of our products in markets in which we seek to compete, our business may be seriously harmed. There can be no assurance that our potential competitors will not develop products that will render our products less competitive. Our potential competitors operating in other industries may be more established, benefit from greater market recognition and have greater financial, production and marketing resources than we have.

Fluctuations in the market may create periodic increases in expenses and/ or reductions in demand that would be difficult to offset.

We have experienced, and may continue to experience in the future, significant fluctuations in revenues and operating results from quarter to quarter as a result of a number of factors, many of which are outside our control. These factors include the timing of significant orders and shipments, product mix, delays in shipment, installation and/or acceptance of systems, capital spending patterns of customers, customer manufacturing cycles, trade shows, anticipated new product introductions by us or by others, competition and pricing, new product introductions by us or our competitors, the timing of research and development expenditures, expansion of marketing and support operations, changes in material costs, production or quality problems, currency fluctuations, disruptions in sources of supply, regulatory changes and general economic conditions. Moreover, due to the relatively fixed nature of many of our costs, including personnel and facilities costs, we would not be able to reduce costs in any quarter to compensate for any unexpected shortfall in net sales, and such a shortfall would have a proportionately greater impact on our results of operations for that quarter. Thus, changes in the number of systems shipped in any given quarter can produce substantial fluctuations in net sales, gross profits and net income from quarter to quarter. These or other factors could have a material adverse effect on our business and operating results.

We cannot guarantee market acceptance of our products.

Our success depends on the acceptance of our products by existing and new customers. Market acceptance of our automated visual inspection and quality monitoring systems will depend, in large part, on the pricing of the products and our ability to demonstrate the cost and quality advantages of our systems over human visual inspection and quality monitoring. There can be no assurance that we will be able to market our products successfully or that any of our current or future products will be accepted in the marketplace.

We may have flaws in the design or manufacture of our products.

If flaws in either the design or manufacture of our products were to occur, including those products of the businesses we have recently acquired, we could experience a rate of failure in our products that could result in significant delays in shipment and material repair or replacement costs. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers and contract manufacturers, there can be no assurance that these actions will be sufficient to avoid a product failure rate that results in substantial delays in shipment, significant repair or replacement costs, or potential damage to our reputation, any of which could have a material adverse effect on our operating results.

Our international sales could be adversely affected by changes in domestic and foreign regulations.

Our systems have been sold primarily in the United States, Europe and the Far East. We are subject to the risks inherent in international business activities. These risks include unexpected changes in regulatory requirements, compliance with a wide variety of foreign laws and regulations, import restrictions, tariffs and other trade barriers, staffing and managing foreign operations, transportation delays and seasonal reduction of business activities. Additionally, if for any reason exchange or price controls or other restrictions on conversion of foreign currencies were imposed, our business could be adversely affected.

General economic conditions may adversely affect the Company’s results.

Current uncertainty in global economic conditions, including the disruption in financial and credit markets, pose a risk to the overall economy that could impact demand for our and our customers’ products, as well as our ability to manage commercial relationships with our customers, suppliers and creditors. If the situation continues or worsens, our business could be negatively impacted, including such areas as reduced demand for our products and services, or supplier or customer disruptions, which could reduce our revenues or our ability to collect our accounts receivable and have a material adverse effect on our financial condition and results of operations.

We may not be successful in keeping pace with the rapid technological changes that characterize our industry.

The technology incorporated in automated inspection and quality monitoring systems is characterized by rapid changes. Moreover, the emergence of new technologies can rapidly render existing products obsolete and unmarketable. Our ability to continue to anticipate changes in technology and industry standards, and successfully develop and introduce new and enhanced products that can gain market acceptance on a timely basis is a critical factor in our ability to grow and to remain competitive. In addition, we intend to diversify our business by developing new products based on our own technology. There can be no assurance that we will timely or successfully complete the development of new or enhanced products or successfully manage transitions from one product release to the next, or that our future products will achieve market acceptance.

We depend on a limited number of key personnel who would be difficult to replace.

Our success depends in a large part on certain of our personnel, including our sales representatives, executive, research and development personnel and our technical staff. The loss of the services of these personnel would have a material adverse effect on us. There is considerable competition for the services of such personnel. There can be no assurance that we will be able either to retain our current personnel or acquire additional qualified personnel as needed.

We may not be able to protect our intellectual proprietary rights.

We rely primarily upon a combination of trademark, copyright, know-how, trade secrets and contractual restrictions to protect our intellectual property rights. In addition, our employees who have access to confidential information are required to sign confidentiality and invention assignment agreements. We currently have three pending patent applications, two PCT applications and one US application, concerning certain technology incorporated in the video cameras used by our systems. We believe that these efforts to protect our proprietary information provide only limited protection. Our confidentiality and non-competition agreements may not be enforceable and our proprietary technology may not remain a secret. Others may develop similar technology and use this technology to compete with us. Despite our efforts to protect our proprietary rights, former employees and other unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. For more information, see “Business Overview -- Intellectual Property Rights”.

We may become involved in litigation.

From time to time, we may be subject to various claims and lawsuits by competitors, customers, or other parties arising in the ordinary course of business. For more information, see “Financial Information - Litigation”.

Risk Factors Related to Our Ordinary Shares

We may require additional financing.

In the fourth quarter of 2009, our then controlling shareholder, Mivtach Shamir (“Mivtach”), through its wholly-owned subsidiary, M.S.N.D. Real Estate Holdings Ltd., invested an aggregate amount of approximately $1.8 million in our company. Mivtach invested approximately $1.2 million in cash and approximately an additional $627,000, through the conversion of outstanding loans plus interest. Mivtach also loaned us an aggregate of approximately $850,000 during the first quarter of 2010, and we have entered into an agreement with Mivtach pursuant to which we will repay the loan over five (5) years in equal quarterly installments, plus interest at the US Dollar annual LIBOR rate.

In June 2010, we restructured our bank debt with our banks. Pursuant to the terms of the restructuring, the banks forgave approximately $2.4 million of our debt and the debt of our former subsidiary, ScanMaster. It was further agreed that we will repay debt of $1 million to the banks over a period of five (5) years, and we will repay an additional amount of $600,000 over a period of ten (10) years. The debt restructuring was contingent upon the consummation of the sale of ScanMaster, which was completed in June 2010. The banks' approval was further contingent upon certain commitments made by Yaron Menashe, our chief financial officer and Sam Cohen, our chief executive officer, who, as of December 1, 2013, hold an aggregate of approximately 40.52% of our issued shares.

In December 2012 we completed a private placement transaction, or the Private Placement Transaction, pursuant to which we sold 5,263,158 of our ordinary shares to Avi Gross for gross proceeds of $500,000. Under the Private Placement Transaction, Avi Gross provided us with a convertible loan and we issued Avi Gross two warrants to purchase additional ordinary shares of our company, some of which have been exercised and converted. For more information on the Private Placement Transaction see “Recent Developments”.

Despite these transactions, there is no guarantee that the recent measures taken to restructure our debt and raise additional funds will be sufficient to continue running our operations, and we may determine that it is in our best efforts to sell additional equity or debt securities and seek to obtain additional financing. We may not, however, be able to obtain additional financing on terms satisfactory to us, if at all.

Given the existing potential for significant dilution in light of the large number of outstanding convertible securities as well as the large number of our ordinary shares we have registered or have an obligation to register, our ability to complete additional debt or equity financing may be very limited. For more information regarding our refinancing, change in controlling shareholders or share registration obligations, see "Major Shareholders", and "Related Party Transactions", and "Business - Material Contracts".

The large number of shares available for future sale could adversely affect the price of our ordinary shares.

As of December 1, 2013 a total of 92,323,973 of our ordinary shares were issued and outstanding or convertible into our ordinary shares within 60 days. Of these securities, 33,438,807 are held by affiliates.

Should the convertible securities be exercised or the registered shares be sold, the increase in the number of our shares in the market could adversely affect the market price of our ordinary shares and materially impair our future ability to raise capital through an offering of equity securities and could result in increased volatility in the price of our shares.

Our ordinary shares may be affected by limited trading volume and may fluctuate significantly in price.

Our ordinary shares are traded on the Over-the-Counter Bulletin Board. Trading in our ordinary shares has been limited and there can be no assurance that an active trading market for our ordinary shares will develop. As a result, this could adversely affect our shareholders' ability to sell our ordinary shares in short time periods, or possibly at all. Thinly traded ordinary shares can be more volatile than ordinary shares traded in an active public market. The average daily trading volume of our ordinary shares in October 2013 was 14,921 shares. The high and low bid price of our ordinary shares in the period commencing January 1, 2012  to date has been $0.04 and $0.13, respectively. Our ordinary shares have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our ordinary shares without regard to our operating performance.

Our Ordinary Shares are deemed to be “Penny Stock” which may make it more difficult for investors to sell their shares due to suitability requirements.

Our ordinary shares are deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are shares:

•	with a price of less than $5.00 per share;
•	that are not traded on a “recognized” national exchange;
•	whose prices are not quoted on the NASDAQ automated quotation system; or
•
in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our ordinary shares by reducing the number of potential investors. This may make it more difficult for our shareholders to sell shares to third parties or to otherwise dispose of them. This could cause our share price to decline.

Our ordinary shares are currently traded on the OTC Bulletin Board and may be difficult to buy and sell.

On November 19, 2003, our ordinary shares were delisted from The Nasdaq SmallCap Market and are now traded on the OTC Bulletin Board as a result of our failure to comply with the $2.5 million minimum shareholder equity requirement. Consequently, selling and buying our securities has become more difficult because of delays in the timing of transactions and in obtaining accurate quotations. Furthermore, broker-dealers are subject to an SEC rule that imposes additional sales practice requirements on broker-dealers who sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written agreement to the transaction prior to sale. These factors may affect the ability of broker-dealers to sell our ordinary shares and of shareholders to sell our ordinary shares in the secondary market and in turn could result in lower prices and larger spreads in the bid and ask prices for our ordinary shares than might otherwise be obtained. For more information, see, “History and Development of the Company” and “The Offer and Listing -- Market and Share Price History”.

Our results are affected by volatility in the securities markets.

Due to the current downturn in the world economy which began in 2008, the securities markets in general have experienced increased volatility, which has particularly affected the market prices of equity securities of many hi-tech companies, including companies that have a significant presence in Israel. Although the volatility of these companies’ securities has often been unrelated to their operating performance, they have been experiencing and may continue to experience difficulties in raising additional financing required to effectively operate and grow their businesses. Such failure and the volatility of the securities market in general, and in relation to our shares in particular, may affect our ability to raise additional financing in the future.

Risks Related to Doing Business in Israel

Conditions in Israel may affect our operations.

We are incorporated under the laws of, and our corporate offices, research and development operations and production facilities are located in, Israel. Although almost of our current sales are made to customers outside Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel and the Middle East. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our business, financial condition and results of our operations.

From October 2000 until recently, there was an increase in violence between Israel and the Palestinians, primarily but not exclusively in the West Bank and Gaza Strip. The election of representatives of the Hamas militant group in January 2006 to a majority of seats in the Palestinian Legislative Council, their taking over the Gaza Strip, as well as the war with the Islamic militant group Hezbollah in Lebanon in July and August 2006 created additional regional unrest and uncertainty. The hostilities with Hamas in the Gaza Strip further significantly escalated in December 2008 and January 2009. In November 2012, Israel engaged in an armed conflict under which Israel was the target of terrorist attacks executed against civilian targets in various parts of Israel, which included wide-spread rocket strikes. Since February 2011, Egypt has experienced significant political turbulence, following the resignation of Hosni Mubarak as president, due to protests throughout Egypt, and the recent election of parties hostile to Israel to the New People’s Assembly, which may damage the current peaceful and diplomatic relations between Israel and Egypt, which could affect the region as a whole. Similar civil unrest and political turbulence has occurred in other countries in the region and is affecting the political stability of those countries. This instability may lead to deterioration of the political and economic relationships that exist between the State of Israel and some of these countries. In addition, Israel is reported to be considering a pre-emptive attack on Iran which is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza and Hezbollah in Lebanon. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Ongoing and revived hostilities with the Palestinians or Arab countries might require more widespread military reserve service by some of our employees, which could have an adverse effect on our business. In addition, several Arab and Muslim countries still restrict business with Israeli companies. We could be adversely affected by restrictive laws or policies directed towards Israel or Israeli businesses. The political and security situation in Israel and/or in the surrounding countries could have a material adverse effect on our business, operating results and financial condition and may even result in parties with whom we have contracts claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital. Many of our facilities are located in Israel. Since we do not have a detailed disaster recovery plan that would allow us to quickly resume business activity, we could experience serious disruptions if acts associated with this conflict result in any serious damage to our facilities. Our business interruption insurance may not adequately compensate us for losses that may occur and any losses or damages incurred by us could have a material adverse effect on our business. We cannot give any assurance that security and political conditions will not have such an effect in the future. Any future armed conflicts or political instability in the region would likely negatively affect business conditions and harm our results of operations. We cannot predict the effect on us of these uprisings, an increase in hostilities or any future armed conflict, political instability or violence in the region. Any events that affect the State of Israel or the surrounding region may impact us in unpredictable ways.

Furthermore, all non-exempt male adult permanent residents of Israel under the age of 40, or older for reserves officers or citizens with certain occupations, as well as certain female adult citizens and permanent residents of Israel, are obligated to perform military reserve duty and may be called to active duty under emergency circumstances. We believe that a maximum of 1 of our employees, 5% of our employees at any one time, could be called for active duty under emergency circumstances. There have been significant call-ups of military reservists in the past, and it is possible that there will be additional call-ups in the future. While we have operated effectively despite these conditions in the past, we cannot assess what impact such conditions may have in the future, particularly if emergency circumstances arise. Our operations could be disrupted by the extended absence of one or more of our executive officers or key employees or a significant number of our other employees due to military service. Any disruption in our operations would harm our business.

The Israeli rate of inflation may negatively impact our costs if it exceeds the rate of devaluation of the New Israeli Shekel against the U.S. Dollar.

Most of our sales are made in U.S. Dollars. We occasionally agree to make sales in other currencies, usually the Euro. This exposes us to market risk from changes in foreign exchange rates vis-à-vis the U.S. Dollar. We utilize foreign currency exchange contracts to mitigate these risks. Under these contracts, increases or decreases in our foreign currency transactions are partially offset by gains and losses on the forward contracts, so as to mitigate the possibility of foreign currency transaction gains and losses. However, our Dollar costs in Israel will increase if inflation in Israel exceeds the devaluation of the NIS against the Dollar or if the timing of such devaluation lags behind inflation in Israel. There can be no assurance that we will not incur losses from such fluctuations. For more information, see “Management's Discussion and Analysis of Financial Condition and Results of Operations-- Operating Results -- Impact of Inflation and Devaluation on Results of Operations, Liabilities and Assets” and “Exchange Rate Information”.

We benefit from certain government programs and tax benefits, which may change or be withdrawn.

We benefit from certain Israeli government grants, programs and tax benefits. To be eligible for these grants, programs and tax benefits, we must continue to meet certain conditions, including making certain specified investments in fixed assets, and complying with certain labor laws in Israel. If we fail to meet certain conditions in the future, we could be required to refund payments under these programs or pay certain taxes. There can be no assurance that such programs and tax benefits will be continued in the future, at their current levels or otherwise. The termination or reduction of certain programs and tax benefits could have a material adverse affect on our business, results of operations and financial conditions.

Israeli courts might not enforce judgments rendered outside of Israel.

We are incorporated in Israel. Most of our executive officers and directors are non-residents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. It may be difficult to effect service of process within the U.S. upon us or upon any such officers and directors or professional advisors or to realize in the U.S. upon judgments of U.S. courts predicated upon the civil liability of the company or such persons under U.S. federal securities laws. There is some degree of doubt amongst legal experts as to whether Israeli courts would (i) enforce judgments of U.S. courts obtained against the company or such officers and directors or professional advisors predicated solely upon the civil liabilities provisions of U.S. federal securities laws, or (ii) impose liabilities in original actions against the company or such officers and directors and professional advisors predicated solely upon such U.S. laws. Therefore, it may be difficult to enforce a judgment obtained in the United States against any such persons or us.

An investor may also find it difficult to bring an original action in an Israeli court to enforce liabilities based upon U.S. federal securities laws against us or against our directors or officers. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws and rule that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear such a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters. Therefore it may also be difficult to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel.

We are unlikely to pay dividends in the foreseeable future and any return on investment may be limited to the value of our ordinary shares.

Under the Israeli Companies Law, dividends may only be paid out of profits legally available for distribution (the “Profits Criteria”) and provided that there is no reasonable concern that such payment will prevent us from satisfying our existing and foreseeable obligations as they become due. In addition, a competent court may approve, as per a motion to be filed by a company in accordance with the Israeli Companies Law requirements, a payment which does not meet the Profit Criteria, provided that the court was convinced that there is no reasonable concern that such payment will prevent the company from satisfying its existing and foreseeable obligations as they become due. We do not expect to declare or pay cash dividends in the foreseeable future and intend to retain future earnings, if any, to finance the growth and development of our business. If we do not pay dividends, our ordinary shares may be less valuable because a return on your investment will only occur if our share price appreciates.

Your rights and responsibilities as a shareholder will be governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our Memorandum of Association, our Articles of Association, and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and customary manner in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders, and to refrain from misusing his power, including, among other things, when voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable to shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital and mergers and interested party transactions requiring shareholder approval. A shareholder also has a general duty to refrain from exploiting any other shareholder of his or her rights as a shareholder. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote has a duty of fairness toward the company. Israeli law does not define the substance of this duty of fairness, but provides that remedies generally available upon a breach of contract will apply also in the event of a breach of the duty to act with fairness. Because Israeli corporate law has undergone extensive revision in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Provisions of Israeli law may delay, prevent or otherwise encumber a merger with or an acquisition of our company, which could prevent a change of control, even when the terms of such transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to some of our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. These provisions of Israeli law could delay, prevent or impede a merger with or an acquisition of our company, which could prevent a change of control, even when the terms of such transaction are favorable to us and our shareholders and therefore potentially depress the price of our shares.

Risks Related to this Offering

The future exercise of outstanding equity related securities may depress our share price

Directors and officers (including a former officer) of the Company hold options and warrants to purchase our Ordinary Shares. In addition, in connection with the Private Placement Transaction, Avi Gross and Leader Underwriters (1993) Ltd. ("Leader"), in its capacity as  broker , hold warrants to purchase Company's ordinary shares. If any of the aforementioned elects to exercise such options or warrants, it will have a dilutive impact on our existing shareholders and may result in a reduction in our share price.

The market prices of our ordinary shares have been and may continue to be volatile.

The market prices of our ordinary shares are subject to fluctuations. The factors described herein may significantly impact our ability to achieve expected operating results and growth plan goals and/or affect the market price of our ordinary shares.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements. Some of the statements under sections entitled “Summary Information”, “Summary of the Offering”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and elsewhere in this prospectus, constitute “forward-looking” statements. These statements relate to future events or other future financial performance, and are identified by words such as "may", "will", "should", "expect", "scheduled", “project”, “plan”, “intend”, "anticipate", "believe", "estimate", "aim", "potential", or "continue". These forward-looking statements are subject to certain risks, uncertainties and assumptions about us that could cause actual results to differ materially from those reflected in the forward-looking statements.

Assumptions relating to forward-looking statements involve judgment with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in this prospectus under sections entitled “Summary Information”, “Summary of the Offering”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof, except as required by applicable law. In addition to the disclosure contained herein, readers should carefully review any disclosure of risks and uncertainties contained in other documents that we file from time to time with the Securities and Exchange Commission or SEC.

EXCHANGE RATE INFORMATION

The majority of our revenues is generated in, or linked to, U.S. dollars ("Dollars"). However, a substantial portion of our costs is incurred in New Israeli Shekels ("NIS"). We believe that the Dollar is the currency of the primary economic environment in which we operate. Thus, our functional and reporting currency is the Dollar. However, references are also made to NIS. The exchange rate between the NIS and the U.S. dollar used in this prospectus varies depending on the date and context of the information contained herein.

No representation is made that the NIS amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.

Fluctuations in the exchange rates between the NIS and the U.S. dollar will affect the dollar amounts received by owners of our Ordinary Shares on payment of dividends, if any, paid in NIS.

The following table sets forth information regarding the exchange rates of U.S. dollars per NIS for the periods indicated. Average rates are calculated by using the daily representative rates as reported by the Bank of Israel on the last day of each month during the periods presented.

	NIS per U.S. $
Year Ended December 31,	High	Low	Average	Period End
2012	4.084	3.700	3.858	3.733
2011	3.821	3.363	3.578	3.821
2010	3.894	3.549	3.730	3.549
2009	4.256	3.690	3.923	3.775
2008	4.022	3.230	3.586	3.802

The following table sets forth the high and low daily representative rates for the NIS as reported by the Bank of Israel for each of the prior six months.

	NIS per U.S. $
Month	High	Low	Average	Period End
November	3.5690	3.5190	3.5366	3.5230
October 2013	3.567	3.518	3.537	3.519
September 2013	3.632	3.504	3.562	3.537
August 2013	3.666	3.53	3.579	3.614
July 2013	3.661	3.566	3.606	3.566
June 2013	3.687	3.594	3.629	3.618

On November 29, 2013, the closing representative rate was $1.00 to NIS 3.523, as reported by the Bank of Israel.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have traded on the Over-the-Counter Bulletin Board since November 28, 2003. Trading in our ordinary shares has been limited and there can be no assurance that an active trading market for our ordinary shares will develop. As a result, this could adversely affect our shareholders' ability to sell our ordinary shares in short time periods, or possibly at all.

The table below sets forth the high and low bid prices of the ordinary shares, as reported by the Over-the-Counter Bulletin Board, during the indicated fiscal periods as reported on the Over the Counter Bulletin Board:

Period	High ($)	Low ($)
November 2013	0.08	0.08
October 2013	0.07	0.04
September 2013	0.08	0.08
August 2013	0.07	0.06
July 2013	0.07	0.07
June 2013	0.08	0.068
Second quarter 2013	0.9	0.68
First quarter 2013	0.1	0.8
Fourth quarter 2012	0.1	0.08
Third quarter 2012	0.11	0.07
Second quarter 2012	0.08	0.07
First quarter 2012	0.1	0.06
Fourth quarter 2011	0.12	0.08
Third quarter 2011	0.11	0.09
Year ended 2012	0.11	0.06
Year ended 2011	0.12	0.06
Year ended 2010	0.09	0.04
Year ended 2009	0.16	0.06
Year ended 2008	0.54	0.10

On November 29, 2013, the last reported sales price of our Ordinary Shares on OTC Bulletin Board was $US 0.07 per share. As of December 1, 2013, there were a total of 47 holders of record of our ordinary shares. The number of record holders is not representative of the number of beneficial holders of our Ordinary Shares.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of outstanding ordinary shares held by the selling shareholders.

However, should any of the warrants held by the selling shareholder included in this registration statement be exercised, we will receive proceeds in an amount of up to US$ 1,000,000.We intend to use any proceeds we receive for working capital and general corporate purposes.

We have agreed to bear all expenses relating to the registration of the securities registered pursuant to this prospectus.

DIVIDEND POLICY

We have never paid any cash dividends on our ordinary shares and we currently do not intend to pay cash dividends on our ordinary shares in the foreseeable future. Our current policy is to retain earnings for reinvestment in our business.

CAPITALIZATION

The following table sets forth our consolidated capitalization as determined in accordance with US GAAP as of June 30, 2013. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

(U.S.$ in thousands)(1)

Long-term liabilities:
Retirement benefit obligations	301
Derivative liability on account of warrants	-
Total long-term liabilities	2,031
Shareholders’ equity:
Ordinary shares	18,554
Share premium	23,463

(41,998)
Total shareholder’s equity	19
Total capitalization (debt and equity)	3,490

(1)            Calculated using the exchange rate reported by the Bank of Israel for June 30, 2013 at the rate of one U.S. dollar per NIS 3.618.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors.

Most of our revenues are generated in U.S. dollars, and a significant portion of our expenses are incurred in U.S. Dollars, or are linked to the U.S. Dollar. Consequently, we use the U.S. Dollar as our functional currency. Transactions and balances originally denominated in U.S. Dollars are presented in the financial statements in their original amounts, and non-Dollar transactions and balances have been translated into U.S. Dollars using the exchange rates in effect on the date of a transaction or balance. Our consolidated financial statements have been prepared in accordance with U.S. GAAP.

The financial statements of our subsidiaries the functional currency of which is the U.S. Dollar, but which are presented in a currency other than U.S. Dollars, have been translated into U.S. Dollars. Monetary balance sheet items have been translated using the exchange rates in effect on the balance sheet date and all non-monetary balance sheet items have been translated using the historical exchange rates in effect on the date of the transaction. Statement of income items have been translated using the average exchange rate for the period presented.

Critical Accounting Policies

The preparation of our financial statements in conformity with the U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. These are our management’s best estimates based on experience and historical data. Actual results could differ from those estimates.

Specific accounting policies we utilize require higher degrees of judgment than others in their application. These include revenue recognition on long-term contract work. Our policy and related procedures for revenue recognition on long-term contract work are summarized below.

Revenue recognition

Sale of products

General

Revenues from sales of products and supplies are recognized when an arrangement exists, delivery has occurred and title passed to the customer, Group’s price to the customer is fixed or determinable and collectibility is reasonably assured.

In some cases, the Company grants its customers a trial period, usually several months, in order to evaluate prototype of the system’s performance. In case that the systems performance meets the customer’s requirements, it purchases the system at the end of the trial period. The Company does not recognize sales revenue from products shipped to customers for trial until such products are actually purchased. Until purchased, these products are recorded as consignment inventory at the lower of cost or market. As of June 30, 2013, the Company had $172,000 in consignment inventory.

Right to return

The Group does not provide its customers, in the normal course of business, a right to return purchased products.

Multiple Deliverables

The Company's multiple deliverable arrangements consist primarily of tangible products and professional services. The Company is unable to establish VSOE for all deliverables in an arrangement with multiple elements. Further, the Company is unable to reliably determine what similar competitor products’ and services' selling prices are on a standalone basis and therefore is not able to determine TPE. As the Company is unable to establish VSOE or TPE, it uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service were sold on a standalone basis. The Company determines BESP for a product or a service based on its past and current pricing practices. The determination of BESP is made through consultation with and formal approval by the Company’s management.

Services rendered

Service revenue in respect of the Group’s products is recognized ratably over the contractual period, or as services are performed.

Deferred income

The deferred income balance as of June 30, 2013, December 31, 2012 and December 31, 2011 include amounts of revenues that were invoiced and cash was received, but deferred due to elements of the arrangements not yet delivered as of year end.

Operating Results

Financial Data

 The following table sets forth, for the periods indicated, our selected financial data as a percentage of net sales:

	Six Months Ended June 30, 2013	2012	2011	2010
Net sales	100.0	100.0	100.0	100.0
Cost of sales	50.1	44.1	35.8	50.1
Gross profit	49.9	55.9	64.2	49.9
Research and development expenses, net	13.0	10.2	11.4	12.6
Marketing and selling expenses, net	21.5	20.4	22	23.5
General and administrative expenses	15.2	10.9	11.6	20.5
Total operating expenses	49.7	41.6	45	56.7
Operating income (loss)	0.0	14.3	19.2	(6.7)
Other Income (expenses)	0.0	(0.03)	(0.4)	(7.8)
Financing expenses, net	(3.8)	(2)	0.5	(7.4)
Income (loss) before taxes	(3.7)	12.3	19.3	(22)
Taxes on Income	-	-	-	-
Loss From Discontinued operation	-	12.3	-	49.7

Profit From Disposal Of Discontinued Operation	-	-	-	138.9
Net Profit (loss)	(3.7)	12.3	19.3	67.1

Six Months Ended June 30, 2013 Compared with Six Months Ended June 30, 2012

Sales

Sales in the six months ended June 30, 2013 decreased by approximately 32% to $2.4 million compared with sales of $3.6 million for the comparable period in 2012. The decrease in revenue for the six months ended on June 30, 2013, was attributed to a slowdown in our business in the US and Europe in the first half of 2013.

Cost of Revenues

Cost of revenues consists of component costs, hardware costs, technical support costs, royalty payments, compensation costs and overheads related to the production and assembly of our products. Cost of revenues as a percentage of net sales was 50.1% in the six months ended June 30, 2013  compared with 40.8% for the comparable period in 2012. The increase in cost of revenues as a percentage of net sales was mainly due to lower revenues in the first half of 2013 compared to the same period 2012, which was only partially offset by a reduction in our  production costs.

Gross Profit

In the six months ended June 30, 2013 our gross profit was $1.2 million as compared to $2.1 million for the comparable period in 2012. Gross profit as a percentage of net sales was 48.8% in the six months ended June 30, 2013 as compared to 59.2% for the comparable period in 2012. The decrease in our gross profits as a percentage of revenue in the six months ended June 30, 2013 was mainly due to lower sales in the first half of 2013 to the comparable period in 2012..

Research and Development Costs

Our research and development expenses consist of our total costs less grants from the Government of Israel. Gross research and development expenditures consist primarily of salaries and related costs of employees engaged in ongoing research and development, and, to a lesser extent, costs of materials, depreciation and other expenditures. Net research and development expenses in the six months ended June 30, 2013 were $0.32 million compared with $0.35 million for the comparable period in 2012.

Sales and Marketing Expenses

Marketing and sales expenditures consist primarily of costs relating to promotion, advertising and trade shows, payroll and related expenses, sales commissions, travel expenses. Marketing and sales expenses amounted to $0.52 million in the six months ended June 30, 2013, compared to $0.69 million for the comparable period in 2012. The decrease in our marketing and sales expenses was primarily due to decreased sales commissions resulting from the reduced sales.

General and Administrative Expenses

General and administrative expenses consist of payroll and related expenses, doubtful and bad accounts, professional fees paid to auditors, legal advisors and other consultants and other related expenses. As a percentage of net sales, general and administrative expenses increased to 15.2% in the six months ended June 30, 2013 from 9.4% for the comparable period in 2012. General and administrative expenses in the six months ended June 30, 2013 were $0.37 million, compared to $0.34 million for the comparable period in 2012.

Financial Expenses

Financial expenses consist primarily of interest on our loans from banks, which loans and credit lines were used to finance our operations in 2011 and 2010. Additionally, expenses consist of currency translation adjustments between the U.S. Dollar and NIS exchange rate imposed on our assets and liabilities. Financial expenses in the six months ended June 30, 2013 were $0.09 million compared to financial income of $0.01 million for the comparable period in 2012. The increase was mainly due to fluctuations in the US Dollar -NIS exchange rate.

Profit/Loss

In the six months ended June 30, 2013 we recorded net loss of $0.09 million as compared to a profit of $0.75million for the comparable period in 2012. This change was primarily due to decline in our revenue during the first half of 2013.

Year Ended December 31, 2012 Compared with Year Ended December 31, 2011

Sales

Sales in 2012 increased by approximately 18.8% to $6.708 million compared with sales of $5.645 million in 2011. The increase in revenue for the year ended December 31, 2012, was attributed to the launch of our new product, the IQ-TEX4 at the end of 2011, the effect on sales of which, was mainly in 2012.

Cost of Revenues

Cost of revenues consists of component costs, hardware costs, technical support costs, royalty payments, compensation costs and overheads related to the production and assembly of our products. Cost of revenues as a percentage of net sales was 44.1% in 2012 compared with 35.8% in 2011. The increase in cost of revenues as a percentage of net sales was mainly due to our efforts to break into new markets, primarily in the Far East and new applications for our products.

Gross Profit

In 2012 our gross profit was $3.7 million as compared to $3.6 million in 2011. Gross profit as a percentage of net sales was 55.2% in 2012 as compared to 64.02% in 2011. The decrease in our gross profit as a percentage of revenue in 2012 was mainly due to the different mix of products sold during 2012.

Research and Development Costs

Our research and development expenses consist of our total costs less grants from the Government of Israel. Gross research and development expenditures consist primarily of salaries and related costs of employees engaged in ongoing research and development, and, to a lesser extent, costs of materials, depreciation and other expenditures. Net research and development expenses in 2012 were $0.7 million compared with $0.6 million in 2011, due to similar levels of research and development required to support our existing products and develop the new generation of our products.

Sales and Marketing Expenses

Marketing and sales expenditures consist primarily of costs relating to promotion, advertising and trade shows, payroll and related expenses, sales commissions, travel expenses. Marketing and sales expenses amounted to $1.4 million in 2012, compared to $1.2 million in 2011. The increase in our marketing and sales expenses was primarily due to an increase in the sales commissions.

General and Administrative Expenses

General and administrative expenses consist of payroll and related expenses, doubtful and bad accounts, professional fees paid to auditors, legal advisors and other consultants and other related expenses. As a percentage of net sales, general and administrative expenses decrease to 10.9% in 2012 from 11.6% in 2011. General and administrative expenses in 2012 were $0.73 million, compared to $0.65 million in 2011. The increase in expenses is mainly due to the increase in compensation paid to our chief executive officer and chief financial officer.

Financial Expenses

Financial expenses consist primarily of interest on our loans from banks, which loans and credit lines were used to finance our operations in 2011 and 2010. Additionally, expenses consist of currency translation adjustments between the U.S. Dollar and NIS exchange rate imposed on our assets and liabilities. Financial expenses in 2012 were $0.13 million compared to $0.03 million in 2011. The increase was mainly due to the minor devaluation of the NIS against the U.S. Dollar during 2012 which affected our debt to the OCS, which is payable in NIS but based on our revenues which are primarily in US Dollars.

Profit/Loss

In 2012 we recorded net profit of $0.82 million as compared to a profit of $1.089 million in 2011. This change was primarily due to increase in our cost of revenues and financial expenses.

Year Ended December 31, 2011 Compared with Year Ended December 31, 2010

Sales

Sales in 2011 increased by approximately 44% to $5.645 million compared with sales of $3.912 million in 2010. The increase in revenue for the year ended December 31, 2011, was attributed to increased marketing efforts and agreements with new agents allowing the company to increase its penetration of markets in the Far East.

Cost of Revenues

Cost of revenues consists of component costs, hardware costs, technical support costs, royalty payments, compensation costs and overheads related to the production and assembly of our products. Cost of sales as a percentage of net sales was 35.8% in 2011 compared with 50.1% in 2010. The decrease in cost of revenues as a percentage of net sales in 2011 was mainly due to improvements in the Company’s production and logistics departments and to an increase in the Company revenues.

Gross Profit

In 2011 our gross profit was $3.6 million as compared to $1.95 million in 2010. Gross profit as a percentage of net sales was 64.02% in 2011 as compared to 49.9% in 2010. The increase in our gross profit in 2011 was mainly due to decreased production costs (resulting from our reorganization which commenced from June 2010) and increased revenues as compared with 2010.

Research and Development Costs

Our research and development expenses consist of our total costs less grants from the Government of Israel. Gross research and development expenditures consist primarily of salaries and related costs of employees engaged in ongoing research and development, and, to a lesser extent, costs of materials, depreciation and other expenditures. Net research and development expenses in 2011 were $0.6 million compared with $0.494 million in 2010. The increase in the gross research and development expenses in 2011 was mainly due to extensive investment in new products that we launched in 2013.

Sales and Marketing Expenses

Marketing and sales expenditures consist primarily of costs relating to promotion, advertising and trade shows, payroll and related expenses, sales commissions, travel expenses. Marketing and sales expenses amounted to $1.2 million in 2011, compared to $0.921 million in 2010. The increase in the marketing and sales expenses in 2011 was primarily due to an increase in the sales commissions and additional increase in our exhibition expenses.

General and Administrative Expenses

General and administrative expenses consist of payroll and related expenses, doubtful and bad accounts, professional fees paid to auditors, legal advisors and other consultants and other related expenses. As a percentage of net sales, general and administrative expenses decrease to 11.6% in 2011 from 20.5% in 2010. General and administrative expenses in 2011 were $0.65 million, compared to $0.802 million in 2010. The decrease in expenses was caused by the reorganization made in June 2010 and the change in the company management.

Financial Expenses

Financial expenses consist primarily of interest on our loans from banks, which loans and credit lines were used to finance our operations in 2010 and 2011. Additionally, expenses consist of currency translation adjustments between the U.S. Dollar and NIS exchange rate imposed on our assets and liabilities. Financial incomes in 2011 were $0.03 million and in 2010 expenses were $0.291 million. The decrease was mainly due to the revaluation of the NIS against the US Dollar.

Profit/Loss

In 2011 we recorded net profit of $1.089 million as compared to a profit of $2.627 million in 2010. This change was primarily due to a net capital gain resulting from the sale of ScanMaster in 2010.

Impact of Inflation and Devaluation on Results of Operations, Liabilities and Assets

Prior to 1986, the Israeli economy was characterized by high rates of inflation and devaluation of the Israeli currency against the U.S. Dollar and other currencies. However, since the institution by the Israeli government of an economic recovery program in 1985, inflation, while continuing, has been significantly reduced and, devaluation has largely ceased with the NIS increasing in value against most other currencies including the US Dollar in recent years. Since the majority of our revenues are denominated and paid in U.S. Dollars, we believe that inflation and fluctuations in the U.S. Dollar exchange rate have no material effect on our revenue. Inflation and U.S. Dollar exchange rate fluctuations, however, have some effect on our expenses and, as a result, on our net income/loss. The cost of our Israel operations, as expressed in U.S. Dollars, is influenced by the extent to which any increase in the rate of inflation in Israel is not offset (or is offset on a lagging basis) by a devaluation of the NIS in relation to the U.S. Dollar. For more information, see the discussion regarding inflation in “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk -- Foreign Currency Exchange and Interest Rate Risk”.

In 2008, the Israeli economy recorded inflation of approximately 3.8% and the Dollar devalued against the NIS by approximately 1.14%. In 2009, the Israeli economy recorded inflation of approximately 3.91% and the Dollar devalued against the NIS by approximately 0.21%. In 2010, the Israeli economy recorded inflation of approximately 2.66% and the Dollar devalued against the NIS by approximately 6%. In 2011, the Israeli economy recorded inflation of approximately 2.17% and the Dollar devalued against the NIS by approximately 7.66%. In 2012, the Israeli economy recorded inflation of approximately 1.63% and the Dollar increased in value against the NIS by approximately 2.3%. In the six months ended June 30, 2013, the Israeli economy recorded inflation of approximately 1.5% and the Dollar decreased in value against the NIS by approximately 3% . For more information on exchange rates and absolute numbers, also with respect to the aforementioned periods, see "Exchange Rate Information".

From time to time, we engage in hedging or other transactions intended to manage the risks relating to foreign currency exchange rate or interest rate fluctuations. Although, we do not undertake such transactions on a regular basis, our management may determine that it is necessary to further minimize such risks.

Governmental Policies Affecting Company Operations

The discussion regarding governmental regulation is hereby incorporated by reference to section “Business Overview -- Governmental Regulation Affecting the Company” and the discussion regarding political policies is hereby incorporated by reference to the section “Risk Factors -- Conditions in Israel”.

Liquidity and Capital Resources

Prior to our initial public offering in July 1996, our principal source of financing for our operations and working capital requirements were loans from Elbit and grants from the Government of Israel. In July 1996, we raised approximately $15.7 million, net of expenses, through the initial public offering of our securities. Since our initial public offering, we have financed our operations primarily through (i) cash reserves, (ii) cash generated from operations, (iii) grants from the Government of Israel, (iv) the use of a bank credit line (v) receipt of a convertible loan, and (vi) private placements of our securities, to the inclusion of convertible securities such as warrants. As of June 30, 2013, we had working capital of $1.25 million.

We anticipate that we will continue to incur significant operating expenses in connection with the development and marketing of our products. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may sell additional equity or debt securities or seek to obtain additional credit facilities.

As of June 30, 2013, our ratio of current assets to current liabilities was 1.4 compared with 1.9 on June 30, 2012. The decrease between 2012 and 2013 was due to an investment in our company by a private investor, Avi Gross. For more information on the investment by Avi Gross, see "Private Placement Transaction".

During the years 2011, 2012, and the six months ended June 30, 2013 we had no short-term marketable securities. Our trade receivables increased to $1.1 million at the end of 2012 compared to $0.79 million recorded at the end of 2011, which change was mainly due to an increase in revenues compared to 2011. Our trade receivables decreased to $0.9 million at the end of the six months ended June 30, 2013 compared to $1.5 million recorded at the end of the six months ended June 30, 2012, which change was mainly due to a lower level of sales in the later period.  We had no material other receivables during either of 2011, 2012, or the six months ended June 30, 2013. Our trade payables increased to $0.92 million recorded at the end of 2012 compared to $0.43 million recorded at the end of 2011. Our trade payables decreased to $0.43 million recorded at the end of the six months ended June 30, 2013 compared to $0.67 million recorded at the end of of the six months ended June 30, 2012. Our other payables increased to $0.0.47 million recorded at the end of 2012 compared to $0.41 million at the end of 2011. Our other payables decreased to $0.4 million recorded at the end of the six months ended June 30, 2013 compared to $0.43 million recorded at the end of of the six months ended June 30, 2012.  We generated $0.38 million in cash from operating activities in 2012 compared to negative $0.77 million in 2011. This decrease was due to a decrease in net profit compared to 2011..Our inventory increased from $0.46 million as of December 31, 2011 to $0.77 million as of December 31, 2012. Inventory as a percentage of revenues as of December 31, 2012 was 11.5% compared with 8.5% as of December 31, 2011, due to an increase in the company's activities during 2012. Our inventory increased to $0.76 million as of the six months ended June 30, 2013 compared to $0.6 million as of the six months ended June 30, 2012. Inventory as a percentage of revenues as of the six months ended June 30, 2013 was 31.2% compared with 16.6% as of the six months ended June 30, 2012. These increases were due to operative decisions taken by our management to increase inventory in preparation for what are expected to be more active quarters in the rest of 2013. Our capital expenditures on property during 2011, 2012, and the six months ended June 30, 2013 were not material.

Investments

Our cash and cash equivalents increased to $1.39 million at the end of 2012 compared to $0.73 million recorded at the end of 2011. Our cash and cash equivalents increased to $0.9 million at the end of the six months ended June 30, 2013 compared to $0.4 million recorded at the end of the six months ended June 30, 2012.Short term restricted deposits decreased to $0.03 million at the end of 2012 compared to $0.09 recorded at the end of 2011. Short term restricted deposits decreased to $0.03 million at the end of the six months ended June 30, 2013 compared to $0.05 million recorded at the end of the six months ended June 30, 2012. The changes were mainly due to security deposits against bank guarantees which we may provide to customers in the event of advance payments and on some occasions for the initial period of the warranty we provide for our products.

Additionally, we completed a private placement transaction in which an unaffiliated third party investor investment $500,000 in our company. For information regarding the Private Placement Transaction, which was completed in December 2012, see “Private Placement Transaction”.

Borrowing

For information on our existing loans, see "Business - Material Contracts."

Capital Expenditure

The discussion regarding the ScanMaster and Panoptes acquisitions are hereby incorporated by reference to section “Business -- History and Development of the Company” and section “Business -- Material Contracts”.

Research and Development, Patents and Licenses, etc.

Our research and development group focuses on adapting our technologies to the development of new products for applications in the web industries as well as enhancing our existing products. We devote a significant portion of our resources to improving our current systems through enhancements in the areas of sharpness of resolution, processing speed, sensor accuracy and illumination. We also continually work to enhance the ease of use and flexibility of our systems' software and to develop product add-ons to augment our systems currently in use by customers. These product add-ons are being designed to further integrate our systems into each phase of our customers' manufacturing process.

We have a number of product and technology initiatives underway at any given time. Our research and development activities have generally resulted in periodic introductions of new products, new auxiliaries and upgrades to our existing products.

As of June 30, 2013, our research and development staff consisted of 4 full-time employees, all of whom are located in Israel and hold advanced technical degrees. Our research and development staff engages in hardware, electro-optics development, real-time software development and PC software development. As of June 30, 2013 our gross research and development expenditures for the web industry were approximately $ 0.31 million, in 2012 they were $0.68 million, and in 2011 they were $0.64 million.

Research and Development Grants

The Government of Israel encourages research and development projects oriented towards products for export through the Office of Chief Scientist ("OCS"). Since inception, we have received grants from the OCS for the development of various systems and products. Under the terms of these grants, a royalty of 3% to 5% of the net sales of products developed from a project funded by the OCS must be paid, beginning with the commencement of sales of products developed with grant funds and ending when 100% of the dollar value of the grant is repaid. The terms of Israeli government participation also require that the manufacture of products developed with government grants be performed in Israel, unless a special approval has been granted by the OCS. Such approval, if granted, is generally subject to an increase in the total amount to be repaid to the OCS to between 120% and 300% of the amount granted, depending on the extent of the manufacturing to be conducted outside of Israel. Separate Israeli government consent is required to transfer to third parties technologies developed through projects in which the government participates. Such restrictions do not apply to exports from Israel of products developed with such technologies. For more information, see “Taxation”.

Pursuant to regulations effective with regard to OCS grants received under programs approved after January 1, 1999, repayments of such grants will be subject to interest at an annual rate of LIBOR for 12 months applicable to Dollar deposits, which will accrue annually based on the LIBOR rate published on the first day of each year.

Royalty-bearing grants received from the Government of Israel for research and development are offset against our gross research and development expenditures on development of products only for the textile industry.

The following table sets forth net research and development expenses, the grants received from the OCS and the gross research and development expenditures for the periods indicated.

(in thousands)	Six Months ended June 30, 2013	2012	2011	2010	2009
Research and development expenses, net	$317	$682	$643	$494	$861
OCS grants	--	-	-	-	-
Gross research and development expenditures	$317	$682	$643	$494	$861

Trend Information

Following the ScanMaster Transaction, we are no longer active in the UT field and our current business is exclusively focused on the automated optical inspection sector. Consequently, we are no longer subject to the adverse effects on our cash flow of a business which is heavily project oriented. However, the result of our renewed focus on the AOI sector means that any fluctuations in that industry will have a disproportionate effect on us as compared to the effect it would have had prior to the ScanMaster Transaction. Nevertheless, based on our experience of this market (with the exception of 2008), we expect the industry to remain relatively stable for the foreseeable future.

As a result of the fact that our products are used in several industries including textiles, technical fabrics, glass fabrics and non-woven fabrics, fluctuations in any one of these industries is unlikely to have material adverse affect on us.

We are developing additional products which will allow for greater penetration in markets where we currently operate, as well as allowing us to enter new markets with competitive products both technologically and in price.

We have taken the strategic decision to enter into OEM agreements with certain equipment manufacturers in various fields in order to create products which are better tailored for the applicable industry and supplement our base customers with the existing customers of these equipment manufacturers.

In recent years, the textile industry has been expanding its operations in the Far East. As a result, we have been making and will continue to make efforts to align ourselves with these changes by, amongst other things, entering into agreements with local agents across the region.

Further, there has been a substantial increase in the manufacture of non-woven fabrics and technical fabrics in the Far East as compared to recent years, this is a result of many manufacturers setting up production infrastructure in China in addition to their production facilities in the West. We intend to continue our efforts to invest in the necessary resources to remain competitive in our field especially with respect to our operational efforts in the Far East.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements which have or are reasonably likely to have a material current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, of our company and its subsidiaries.

Tabular Disclosure of Contractual Obligations

Our significant financial and contractual obligations as of December 31, 2012, and the periods in which such obligations are due are as follows:

	Payments and Amount of Commitment Expiration Per Period (U.S. Dollars in thousands)
Contractual Obligations	Total Amounts Committed	Less than 1 Year	1-3 Years	3-5 Years	Over 5 years

Operating Car Lease Obligations	107	76	31	-	-
Operating Building Lease Obligations	140	100	40	-	-
Total	247	176	71	-	-

BUSINESS

History and Development of the Company

Our legal and commercial name is Elbit Vision Systems Ltd. We were established in Israel on September 2, 1992 and organized pursuant to the Israel Companies Ordinance, 1983, which was replaced by the Israeli Companies Law, 1999, or the Companies Law. We commenced independent commercial operations on January 1, 1994, as a subsidiary of Elbit Systems Ltd., or Elbit Prior to such date, our business operated as a division of Elbit. In July 1996, we consummated an initial public offering of 2,000,000 ordinary shares. Effective December 29, 2000, our ordinary shares were delisted from the NASDAQ National Market and traded on the Over-the-Counter Bulletin Board until June 21, 2001, at which time they were transferred to the NASDAQ SmallCap Market. On November 19, 2003, our ordinary shares were delisted from the NASDAQ SmallCap Market and we are currently traded on the Over-the-Counter Bulletin Board  under the symbol EVSNF. We have been previously quoted under the symbols EVSN and EVSNF.OB. For further information, see “Risk Factors -- Risk Factors Related to Our Ordinary Shares” and “Price Range Of Our Ordinary Shares”.

We have historically designed, developed, manufactured, marketed and supported automatic inspection and quality monitoring systems for the textile and other fabric industries.

In the third quarter of 2002, our management took the strategic decision to leverage our expertise in designing visual inspection systems and expand our business into new industrial fields. Since then, we have focused on an overall strategy of expanding our product portfolio and penetrating new markets. As part of this strategy we acquired two businesses, Panoptes Ltd., or Panoptes and ScanMaster Systems (IRT) Ltd. or ScanMaster and its subsidiary IRT ScanMaster Systems Inc., or ScanMaster, Inc., which operate in the fields of optical vision and non-destructive ultrasonic inspection application, respectively.

In September, 2004, we completed the acquisition of ScanMaster, a company that develops, manufactures and markets automated ultrasonic inspection and imaging equipment for the aircraft, aerospace, train, rail, pipe, plate and automotive industries. ScanMaster was established in 1986 by a group of researchers and engineers from the Tel Aviv University in Israel. ScanMaster manufactures instruments, transducers and turnkey non-destructive inspection systems for a wide range of industrial applications using ultrasonic technologies and has an installed base of more than five hundred field-proven systems and instruments.

In January 2006, we, together with our subsidiary ScanMaster, consummated the acquisition of the business, assets, and shares of Panoptes, an innovator of machine vision systems for surface inspection, technical fabrics, textiles, glass and other woven materials.

Due to the economic downturn, large capital investment required by the industry coupled with the long payment cycle, in June 2010, we sold ScanMaster and substantially all of the assets of ScanMaster Inc. to a group of purchasers including our former chief executive officer and chairman of the board, David Gal and Ofer Sela, our former executive vice president, R&D Operations (the “ScanMaster Transaction”).

Recent Developments

Since January 1, 2012, the company has experienced the following significant developments:

Private Placement Transaction

Pursuant to the Private Placement Transaction, consummated on December 10, 2012, we sold 5,263,158 ordinary shares to Avi Gross at a price per share of $0.095 for gross proceeds of $500,000. Additionally, under the Private Placement Transaction, Avi Gross provided our company with a $300,000 convertible loan, or the Convertible Loan, at a price per share of $0.095. As part of the Private Placement Transaction, Avi Gross also received two warrants to purchase our ordinary shares: the first warrant, or the First Warrant,  for the exercise of up to $200,000 of our ordinary shares, at a price per share of $0.095, and the second warrant, or the Second Warrant, for the exercise of up to $1,000,000 of our ordinary shares, at a price per share of $0.20, unless the Company achieves gross revenues of less than $19,000,000 for the year ending December 31, 2014, in which case the exercise price per share shall be reduced to $0.17. The Second Warrant was originally exercisable during the period between June 10, 2013 and February 5, 2015 but was amended to extend the expiration date to December 31, 2015. On June 10, 2013, Avi Gross exercised the Convertible Loan and the First Warrant (following an amendment reducing the exercise price of the First Warrant to US$ 0.085). Consequently, we issued an additional 5,882,353 ordinary shares to Avi Gross upon this exercise.

Following the consummation of the Private Placement Transaction, Avi Gross’ holding in the Company amounted to 11,145,511 ordinary shares, constituting 13.79% of the outstanding share capital of the Company (not including the shares issuable under the Second Warrant).

Additionally, in accordance with the Private Placement Transaction and following the above referenced exercise, Avi Gross, is entitled to appoint a director to our board of directors, which right he has not currently exercised.

Business Overview

Until June 2010, we operated as two main divisions: the Non-Destructive Automated Inspection Systems division, consisting of ScanMaster's non-destructive inspection business, and the Automated Optical Inspection Industry, or AOI, division.

Following the ScanMaster Transaction and as of June 2010, we operate in one industry, the Automated Optical Inspection Industry.

The automated optical inspection industry has traditionally been a labor-intensive industry. The principle stages of the textile manufacturing process include raw materials production, yarn spinning, fabric-forming, fabric spreading, fabric cutting and fabric finishing. End uses for textiles include fabric for apparel, home textiles, industrial fabric and technical fabric.

In recent years, web manufacturers have successfully incorporated automation technology into their manufacturing process. While automation has permeated virtually every component of the textile manufacturing process, inspection and quality monitoring remain principally labor-intensive operations and consequently can be impediments to greater efficiency and profitability. Web manufacturers inspect fabric in order to:

•	determine the quality of the fabric, thereby enabling a determination of its end usage and price;
•	locate, label and trace major defects (a requirement in the industry) for rapid identification in later stages of the manufacturing process;
•	prevent the reoccurrence of defects caused by manufacturing equipment; and
•	reduce rebate payments for textiles delivered with defects.

Fabric inspection can be performed at various stages of the production process and is often performed two to three times during a complete production cycle. Manual inspection of fabrics is generally performed by running the fabric over a wide table under appropriate lighting. A human inspector is generally expected to detect a variety of defects, including holes of various sizes and shapes, tears, cuts, thick ends, missing threads, width distortion and variations in the fabric density and width, and mark them according to their type and location on the fabric roll. In the case of inspection of printed fabrics, the human inspector is expected to detect defects such as misfits, lint, stick-ins and off-center and narrow prints. Inspectors inspecting dyed fabrics are also expected to detect variations in the color and shades of the dyed fabric.
Human inspection of fabrics is unreliable for the following reasons:

•
the inspection environment is influenced by factors such as the speed at which the fabric passes in front of the inspector, the lighting in the testing area and the distance and angle at which the inspector views the fabric. Differences in inspection environments can lead to varying assessments of fabric quality;

•	the accuracy of the inspection is affected by the attention span and fatigue of the human inspector, who is normally expected to view fabrics for a period of several hours;
•	perception problems caused by the fatigue of specific nerve cells in the case of patterned and printed material;
•	manual inspection is performed by numerous persons worldwide, each with a different perception of product quality; and
•	certain technical fabric is produced at a very high speed and therefore defects cannot be observed by the human eye.

These factors have led to inconsistent assessments of fabric quality and have caused fabric inspection to be a time-consuming and costly process. These limitations also make it difficult to establish a reliable industry-wide standard for fabric quality. The limitations of manual inspection, along with the general trend in the web industry towards automation, in order to reduce costs and improve quality, have created an opportunity for an effective automatic visual inspection and quality monitoring systems for various niche markets in the web industry.

The EVS Solution for the AOI

We develop and have acquired sophisticated automatic visual inspection systems for manufacturers of industrial web products. Our systems are designed to overcome the limitations of human visual inspection. Our systems combine high-performance computer processing with unique image processing capabilities based on proprietary vision understanding and interpretation algorithms. The unique image processing capabilities include image acquisition, mathematical transformation, image analysis and learning and decision-making elements. The mathematical algorithms which enable these image interpretations and understanding capabilities are performed by high-speed dedicated parallel processing computers based on specialized architectures which are capable of performing tens, and in some of our products, hundreds of billions of operations per second. These algorithms enable our systems to recognize fabric flaws in real time and to learn the types and severity of the flaws a customer wishes to detect, ignoring flaws that do not fall into such categories. Our systems then analyze detected defects and provide information regarding their nature. Our systems are an integral part of the manufacturing process and can be integrated with the customer’s management information systems, providing valuable information for the production planning process. We believe that our systems enable customers to reduce direct labor, increase manufacturing efficiency and improve product quality.

Products

We currently offer four families of visual inspection systems: IQ-TEX, for the visual inspection and quality monitoring of woven fabric; IQ-TEX Lite, for the visual inspection and quality monitoring of knitted, non-woven, tire cord, film, metal, coated and technical fabrics; Broken Filaments Analyzer (BFA), for the detection of broken filament defects in glass fabric; and On Loom Inspection (OLI), for the automatic visual quality inspection system that is integrated with the weaving loom and monitors selected fabric types such as carbon, tire cord and other high cost technical fabric, while weaving.

IQ-TEX Family of Products

The IQ-TEX family of automatic web inspection systems is designed to provide textile manufacturers with a comprehensive solution to their quality monitoring, grading and cutting needs. IQ-TEX systems detect numerous types of defects on any unicolor web, including: yarn and weaving faults; holes; oil, water and dye stains; missing threads; starting marks; broken yarn; and dyeing, coating and finishing irregularities. They then provide the manufacturer with information regarding the location, size and shape of the defect. Depending on the model, IQ-TEX systems can detect defects as small as 0.5 mm on any web width. The IQ-TEX systems can detect at web speed of up to 1,000 meters per minute. In addition, IQ-TEX systems can be configured to mark defects during inspection and advise the user as to the most efficient manner to cut web to eliminate unacceptable defects.

The modular design of the IQ-TEX systems enables their use for a wide range of applications throughout the fabric-forming process, including greige, dyed fabrics and finished fabrics, and for inspection of a variety of fabrics including those used for apparel, home textile and technical and industrial textiles. The modular design also enables the configuration of the system to match the manufacturer’s demands with respect to matters such as web width, web speed, desired resolution, auxiliaries, information distribution channels within the plant and grading standards. IQ-TEX systems can be integrated in-line with existing textile production equipment or can be used as off-line stand-alone units to inspect web after manufacturing is complete.

Quality Monitoring Process

The IQ-TEX quality monitoring process is comprised of three primary phases: the pre-inspection phase, the inspection phase and the post-inspection phase.

Pre-Inspection Phase. The pre-inspection phase is the preliminary learning stage in which a sample of web of acceptable quality is scanned through the system. Based on the information obtained, the system creates a parameters file for the web style to be inspected that defines the statistical features of a “good” web based on the customer's specifications. The system then uses these parameters to learn what to look for when inspecting the fabric. Once the system has learned the parameters of the sample, the system is ready to begin inspecting the fabric.

Inspection Phase. The system moves the inspected web through the image acquisition unit. The image acquisition unit acquires the image of the web being inspected and transforms video signals of the web into digital signals for processing and analysis. This unit then transfers the web image to the system’s computer. The computer processes the web image and distinguishes between inherent product irregularities and product defects. It then groups product defects according to their size, direction and shape, and grades them in terms of severity. The system displays a map of the defects in real-time, stores the defect image and records information with respect to each defect detected. The system may also be programmed to activate external units such as marking units and alarms upon detection of a defect.

Post-Inspection Phase. Following the inspection of the fabric, the system provides an inspection report, which may be printed or archived, containing a record of each defect that has been detected, statistics regarding the type and position of the defect, and the overall grading of the rolls according to pre-defined guidelines. In the in-line mode, the inspection report may be sent directly to the manufacturer's host computer, thereby enabling an operator to take immediate actions to remedy the cause of the defects or to take actions to eliminate such defects in the future. The images can also be analyzed using the video album workstation described below, enabling customers to identify the cutting points for optimal web yield, and to re-grade the fabric.

Models

IQ-TEX systems are currently available in IQ-TEX4 model and also in IQ-TEX4 Lite model. The IQ-TEX4 model includes improved capabilities for the detection of defects, as well as additional innovative technologies for system styles tuning and defects sorting. The 2 models cover a full range of applications.

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The IQ-TEX4 is based on the integration of our Smart Video Camera technology into the I-TEX products, mainly for woven textile range applications, such as grey fabric, dyed & finished, denim, glass fabric (for PCB) etc. The IQ-TEX is a more compact, powerful and flexible version of IQ-TEX, and can operate at a maximum speed of up to 600 meters per minute. It includes improved capabilities for the detection of defects in complex fabrics, such as denim, and high-speed configuration for an in-line inspection of non-woven fabric. The list price for the IQ-TEX ranges between $120,000 and $250,000 depending on the configuration. The IQ-TEX4 Lite is based on the same hardware as is used in the IQ-TEX4 system.

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The IQ-TEX4 Lite has a light mechanical frame (the system is equipped with a camera box), which is designed for easy and flexible installation on a wide range of web production lines such as non-woven, paper, tire cord, film, composite materials, laminated materials, metal, etc. The system allows us to offer solutions to new market segments using our vast experience from the textile industry. The list price for the IQ-TEX4 Lite ranges between $50,000 and $250,000 depending on the configuration and the web production type

Modules

We offer the following three modules for defect analysis and cut optimization for our IQ-TEX4 and IQ-TEX4 Lite systems: the Video Album workstation, the DMSS (Defect Monitoring Sub System) and the Cut Optimization software.

Video Album Workstation. This module is a stand-alone PC-based station for review and analysis of defect images and data using a Windows-based interface. The images and inspection results are automatically transferred from the system’s computer to the video album workstation via a local area network.

The Video Album workstation enables rapid review of web images and provides visual documentation of defects and over all roll quality. The video album workstation enables review of all recorded information, such as images and data, for each defect. This information enables:

•	reviewing and editing of defect data;
•	generation of management reports;
•	archiving of defect data; and
•	definition of points of interest and mandatory cutting points for the cutting table and DMSS system.

Cut Optimization. Software that enables the user to cut a large “IQ-TEX Inspected” roll of web into smaller rolls while optimizing the fabric’s yield per class (A, B, C, etc.) according to the user’s specifications. Our Cut Optimization software offers the following benefits:

•	maximizes web roll selling price;
•	reduces the quantity of second and third quality product; and

•	consistent fulfillment of customer's demands.

Smart Table. The Smart Table interfaces the IQ-TEX system with the cutting table and provides users with the following benefits:

•	allows for an accurate stop or slowing the table speed at “points of interest” which were defined on the video album such as: selected defects, cutting points and mending points;
•	contains a trigger for invisible ink or metallic label defect marking signs; and

•	operates the roll cutting device following the cut optimization results.

These modules can be purchased separately or together to form the IQ-TEX Inspected Process, which provides an integrated link between the web-forming and cutting segments of the textile industry.

Accessories

We offer an extensive line of accessories designed to provide, along with the IQ-TEX4 systems, a comprehensive solution for the web inspection and grading process. These accessories include invisible ink or sticker marking units, alarm sets, ultra violet ink for marking and external connecting devices for marking and measuring.

Broken Filaments Analyzer (BFA)

The Broken Filaments Analyzer, or the BFA, is a visual inspection system designed for the detection of broken filaments in glass fabrics used for the electronic printed circuit board, or PCB, industry. Broken glass filaments are small filaments that protrude from glass fabric, generally used for the PCB industry. Broken glass filaments are hardly visible to the human eye at low web speeds, and are practically invisible at normal production speeds. They can be as small as a few microns and as short as 0.5 millimeters. Broken glass filaments can cause defects in the lamination of glass fabrics and the production of printed circuit boards, and may short-circuit or disconnect the end product incorporating the PCB. For this reason, it is important to effectively detect broken glass filaments and grade glass web in terms of broken filament content. Human inspectors are unable to effectively detect broken glass filaments.

The BFA utilizes proprietary processing and software technology, cameras and lighting systems to inspect glass web in real-time at speeds exceeding 120 meters per minute. The broken filaments detected by the BFA are displayed on a monitor that shows the running map of the fabric in real time, and are recorded for further analysis. The BFA produces a detailed report of each web roll, showing the broken filaments distribution in the roll, its statistics and the fabric’s grading. The BFA is integrated with the IQ-TEX4 system, which can be used for the detection of other defects in glass fabrics, and with the Video Album to provide a more comprehensive solution to the visual inspection and quality monitoring of glass fabrics. The BFA can also be used for the detection of surface defects in other fabrics or webs including airbags and technical fabrics. The list price for the BFA system ranges between $100,000 and $150,000, depending on the configuration.

Sales and Markets

Sales Network

We market our products through in-house sales personnel in conjunction with independent sales representatives. Our independent sales representatives provide essential pre-and-post sales support for our products in their territories and account for a substantial percentage of our sales worldwide. We believe that our network of sales representatives will enable us to introduce new products and to penetrate additional web manufacturers around the world. We intend to further expand our international network of sales representatives by entering into relationships with additional sales representatives and forming joint ventures in target markets.

We utilize the services of independent sales representatives in Europe, Latin America, and the Far East. Our independent sales representatives do not have the authority to enter into contracts on our behalf or otherwise bind us. To promote our products, we devote significant resources towards participation in the key annual textile equipment trade shows. We also advertise in trade magazines and conduct customer seminars.

We maintain sales and support centers located in the United States, Europe, Asia, and Israel. When a high level of technical expertise is needed, the sales effort is supported by product marketing managers and our engineers who work closely with customers and potential customers to find solutions to their current and future web inspection challenges. We work closely with customers in a continuous improvement process on selected technical aspects of our products. Such improvements often become standard on products sold worldwide. A specified number of training classes are included in the purchase price of our products. Subsequent training is provided for a nominal fee.

“IQ-TEX Inspected” Standard

A significant portion of our marketing effort is focused on making web inspection by IQ-TEX systems, and the corresponding labeling of the inspected web as “IQ-TEX Inspected,” an industry standard for web quality inspection. We believe that the best way to increase demand for our IQ-TEX systems is to convince end-product manufacturers of the benefits of IQ-TEX inspection, in terms of the quality, uniformity and reliability of the inspection. If we are successful in doing so, fashion designers will increasingly demand that the fabrics they purchase from web manufacturers be inspected by IQ-TEX systems. As more and more designers make these demands, web manufacturers will be required to purchase our systems. Our efforts include performing tests of the capabilities of IQ-TEX with leading clothing manufacturers. Although inspection by IQ-TEX systems has not yet become an industry standard, many designers express preference for “IQ-TEX Inspected” fabrics. There can be no assurance that we will be successful in our efforts to make inspection by IQ-TEX an industry standard.

Relationships with Leading Equipment Manufacturers

Another important element of our marketing strategy is to establish and strengthen relationships with leading textile equipment manufacturers. These relationships bolster our marketing abilities and assist us in ensuring that our products are technically advanced and designed in conjunction with the development of the textile manufacturers' web inspection requirements and industry trends.

Sales by Principal Markets

In 2010, approximately 46% of our sales were in the United States, approximately 27% were in Europe, and approximately 27% were in the Far East. In 2011, approximately 31% of our sales were in the United States, approximately 34% were in Europe, and approximately 35% were in the Far East. In 2012, approximately 29% of our sales were in the United States, approximately 40% were in Europe, and approximately 31% were in the Far East. As of the six months ended June 30, 2013 approximately 29% of our sales were in the United States, approximately 42% were in Europe, and approximately 29% were in the Far East.  One customer accounted for 15% in 2010 and in the first six months of 2013. No single customer accounted for more than 10% of our net sales in any of the years 2011 or 2012.

Historically, our highest level of net sales has been in the fourth quarter of each year. Nevertheless, we have experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter as a result of a number of factors, many of which are outside our control. For more information, see “Risk Factors – Risk Factors Related to Our Business – Fluctuations in the Market”.

Manufacturing

The principal manufacturing and assembly of our basic systems are conducted by subcontractors. We perform logistics and purchasing activities, integration and final testing in-house. In addition, we perform the software installation and configuration, final hardware configuration, quality control and any special system customization needed for a particular customer. Production is based upon firm customer commitments and anticipated orders and is generally planned one to three months in advance. We contract with third party subcontractors to perform the manufacturing of our systems so that we can focus on design and product development strengths and minimize fixed costs and capital expenditures. Our engineers work closely with subcontractors to increase manufacturing yields, lower manufacturing costs and assure quality. Some of the electronic components included in our product are manufactured especially for us by exclusive suppliers. If any of these exclusive suppliers stop manufacturing these components we will need to find alternative suppliers. Our reliance on sole suppliers involves several risks, including a potential inability to obtain adequate supplies of these components and reduced control over pricing and timely delivery of these components. We believe that we maintain a sufficient inventory of these components to meet our foreseeable needs. However, if our single source supplier ceases to produce these components, we would have to transfer the manufacture of the components to another supplier or suppliers. We estimate that such a transfer would take approximately up to six months and could delay the production and supply of our products, which could harm our results of operations.

Competition

We believe that the capabilities of our technology, along with our experience in implementing these technologies and our wide customer base, provide us with a competitive advantage over potential competitors such as small suppliers of automatic inspection solutions with PC-based technologies. These suppliers, who offer low-cost solutions for low-end applications such as Non-Woven, have attempted to penetrate the field of textile inspection. Yet, thus far, such attempts have not been commercially successful.

We are targeting the technical fabric industry as a high potential market for our automatic inspection systems. The main competitor on this industry is Cognex Corporation - based in the United States. Cognex Corporation is specialized on supplying machine vision components for the industry. We believe that our capabilities for supplying “tailor made” solutions for our customers together with the high growth rate of the technical fabric industry, will allow us to produce revenues from it.

The presence of competitors in the textile automatic inspection field may increase awareness of the benefits of automatic fabric inspection, and may help us enlarge our market. However, it is possible that systems developed by these or other future competitors will prove more effective than our IQ-TEX4 systems or that potential customers will prefer them for other reasons. If we are unable to maintain our technological advantage or are unable to convince potential customers of the superiority of our IQ-TEX4 systems, our business would be seriously harmed.

Several manufactures of equipment for the fabric manufacturing industry offer products that compete with our Shade Variation Analyzer. Our main competitor is Mahlo GmbH & Co. KG.

The competition for the development and sale of advanced automated vision systems in other industries and for other applications is intense. To the extent providers of automated vision systems choose to focus on or develop advanced automated vision technology for the fabric industry or other industries for which we attempt to develop products, we could face significant competition in the future. Potential competitors may be more established, benefit from greater market recognition and have greater financial, production and marketing resources than we do.

Intellectual Property Rights

We have two PCT patent applications and one US patent application pending with respect to our technology. We rely primarily upon a combination of trademark, copyright, know-how, trade secrets and contractual restrictions to protect our intellectual property rights.

Our employees who have access to confidential information are required to sign confidentiality and invention assignment agreements. We believe that such measures provide only limited protection of our proprietary information, and there is no assurance that our proprietary technology will remain a secret or that others will not develop similar technology and use this technology to compete with us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

We have registered trademarks with respect to the name “I-TEX” in the United States, Mexico, Spain, Italy, Turkey, Portugal, Brazil, France, China and Japan, and have filed applications for registered trademarks for the name “I-TEX” in India. We have registered trademarks of the name and design “I-TEX Inspected” in Taiwan, South Africa, United States, Mexico, Brazil, Germany, France, Turkey, Italy, China and the European Union. We also have registered trademarks with respect to the name “PRIN-TEX” in Spain, Italy, France, Turkey and Japan. In addition, we have a registered trademark with respect to the name “KNI-TEX” in Italy. We also have a registered trademark with respect to the name “EVS” in the European Union, Japan and the United States. Our trademark rights include rights associated with the use of our trademarks. Significant and protracted litigation may be necessary to protect our intellectual property rights, to determine the scope of the proprietary rights of others or to defend against claims of infringement.

Governmental Regulation Affecting the Company

As a company which focuses on research and development and which receives grants from the Government of Israel, we are affected by the terms of the grants that we receive from the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of the Government of Israel, or OCS. Under the terms of these grants, we are responsible to pay royalties based on the net sales of our products. In addition, manufacturing of products developed with these grants must be performed in Israel, or we may be subject to the payment of additional royalties. Approval must be obtained to transfer technologies developed through projects in which the government participates. See “Management's Discussion and Analysis of Financial Condition and Results of Operations -- Research and Development, Patents and Licenses, etc.”

In addition, we receive certain tax benefits and reduced tax rates from the government of Israel. See “Taxation -- Effective Corporate Tax Rate”. The entitlement to these benefits is conditional upon our fulfillment of the conditions stipulated by the law, regulations promulgated thereunder and the instruments of approval for the specific investments. In the event of a failure to comply with these conditions, the benefits could be canceled and we would be required to refund the amount of the benefits, in whole or in part, with the addition of linkage differences and interest.

Organizational Structure

We own all of the issued and outstanding shares of our subsidiaries Elbit Vision Systems US, Inc., or EVS US, and Panoptes. EVS US is incorporated in Delaware, USA. EVS US predominantly functions as a sales and support center for our products.

Our subsidiary in New Hampshire, ScanMaster Inc., was dissolved in February 2011.

Our subsidiary in Holland, EVS BV, had minimal operational activities. As a result, in December 2009, we dissolved this subsidiary.

In connection with the ScanMaster Transaction, in June 2010, we entered into an agreement for the sale of all of the assets of Scan Inc. Pursuant to the agreement we agreed to sell the assets of Scan Inc. to ScanMaster or another entity determined by ScanMaster. The sale of the assets of ScanMaster Inc. to ScanMaster (IRT) Inc. a newly incorporated wholly owned subsidiary of ScanMaster was completed in the fourth quarter of 2010. The dissolution of ScanMaster Inc. was authorized on December 31, 2010 and ScanMaster Inc. was dissolved in February 2011.

For more information on the ScanMaster Transaction, see "Business - Material Contracts".

Property, Plants and Equipment

As of June 2010, we moved our facilities from our previous location in Qadima, Israel to Caesarea, Israel. Our new facilities are located at 7 Bareket Street, P.O.B. 3047, Industrial Park, Caesarea, Israel 38900. We do not own any real property. As of June 30, 2010, pursuant a lease agreement, we leased approximately 2,560 square feet at our facilities in Caesarea, Israel, at an annual rent of approximately $77,000. Our lease expires in June 2014. EVS US leases approximately 5,400 square feet office space in Greenville, South Carolina, USA, at an annual rent of approximately $12,000. This lease expires in October 2013.

We believe that our current facilities are adequate for our operations as currently conducted. In the event that additional facilities are required, we believe that we could obtain such additional facilities at commercially reasonable prices.

Material Contracts

ScanMaster Transaction

In June 2010, pursuant to a series of agreements, we completed the sale of ScanMaster to a group of purchasers led by David Gal, our former chief executive officer and chairman of our board of directors, and Ofer Sela, who previously served as our executive vice president, research and development (the "ScanMaster Transaction").

In connection with the ScanMaster Transaction, we entered into a Share Purchase Agreement, a Re-Allocation Agreement and a Creditor Agreement. For more information regarding these agreements, see “Related Party Transactions”.

Sale of the Assets of Scan Inc.

In connection with the ScanMaster Transaction, we sold all of our assets and liabilities of our US subsidiary IRT ScanMaster Systems Inc., or Scan Inc. For more information regarding the dissolution of Scan Inc. see “Related Party Transactions”.

Debt Restructure Agreement with the Banks

In June 2010, we completed the restructuring of our bank debt to our Banks. Pursuant to the terms of the debt restructuring, the Banks forgave $2.4 million of debt from our company and our former subsidiary ScanMaster. Further, the Banks agreed to a more flexible repayment schedule whereby we will repay approximately $1 million over a period of five (5) years, and will repay an additional $600,000 over a period of ten (10) years. The debt restructuring was contingent upon the sale of ScanMaster, which was completed in June 2010. The debt restructuring was further conditioned upon certain commitments made by Sam Cohen, our chief executive officer, and Yaron Menashe, our chief financial officer. Mr. Menashe and Mr. Cohen each committed to provide a loan to the company in an amount of $50,000, the repayment of which is scheduled to commence on January 1, 2013, provided that we meet certain milestones set by the Banks. Further, Mr. Cohen and Mr. Menashe each agreed to postpone our payment of the first $50,000 of their salaries until July 2011. As of December 1, 2013 they have agreed to continue to delay repayment.

Framework Agreement with Bank Hapoalim Ltd.

On May 27, 2010, we entered into a framework agreement with Bank Hapoalim Ltd. (the "Framework Agreement"), pursuant to which Bank Hapoalim Ltd. (the "Bank"), as part of the ScanMaster Transaction, consented to the sale of ScanMaster, subject to the fulfillment of certain financial restructuring conditions and milestones and subject to our entering into a full debt restructuring agreement with the Bank by June 30, 2010. In addition, the Bank agreed to waive certain outstanding debts owed to the Bank by ScanMaster. The Framework Agreement further set forth the repayment terms of the loans granted by Messrs. Cohen and Menashe to our company.

Mivtach Investment and Loan

In the fourth quarter of 2009, our then controlling shareholder, Mivtach, through its wholly-owned subsidiary, M.S.N.D. Real Estate Holdings Ltd., invested an aggregate amount of $1.8 million in our company. Mivtach invested $1.2 million in cash and an additional $627,000 through the conversion of outstanding loans plus interest. Mivtach also loaned us an aggregate of approximately $850,000 during the first quarter of 2010, For more information regarding this investment see Item 3.D, “Risk Factors”.

Private Placement Transaction between the Company and Avi Gross

Under the Private Placement Transaction, which was completed in December 2012, the company and Avi Gross entered into a Registration Rights Agreement, pursuant to which the company agreed to use its best efforts in order to prepare and file with the SEC, by December 10, 2013, a Registration Statement to cover the resale of the shares purchased by Avi Gross as part of the Private Placement Transaction, with such shares to include those shares that are issuable to Avi Gross upon the exercise of the Convertible Loan, the First Warrant and the Second Warrant. This registration statement is being filed in connection with this obligation. For additional information regarding the Private Placement Transaction see “Recent Developments – Private Placement Transaction”.

Exchange Controls

In 1998, the Government of Israel removed the general prohibition against engaging in foreign currency transactions under the Israel Currency Control Law. Pursuant to the new general permit, most transactions in foreign currency are permitted. Any dividends or other distributions paid in respect of ordinary shares and any amounts payable upon the dissolution, liquidation or winding up of our affairs, as well as the proceeds of any sale in Israel of our securities to an Israeli resident are freely repatriable into non-Israeli currencies at the rate of exchange prevailing at the time of conversion, provided that Israeli income tax has been paid on (or withheld from) such payments. Because exchange rates between the NIS and the U.S. Dollar fluctuate continuously, U.S. shareholders will be subject to any such currency fluctuation during the period from when such dividend is declared through the date that the payment is made in U.S. Dollars. For further discussion with respect to such currency fluctuation, see “Management's Discussion and Analysis of Financial Condition and Results of Operations --Impact of Inflation and Devaluation on Results of Operations, Liabilities, and Assets.”

MANAGEMENT

Directors and Senior Management

The following table sets forth information for our executive officers and directors as of December 1, 2013. Unless otherwise stated, the address for our officers and directors is c/o Elbit Vision Systems Ltd., 7 Bareket Street, Industrial Park, Caesarea 38900, Post Office Box 3047, Israel:

Name	Age	Position
Yossi Ran*	65	director and chairman of the board
Sam Cohen (1)	46	chief executive officer
Yaron Menashe (2)	37	director and chief financial officer
Amos Uzani*	58	external director
Yaky Yanay*	42	director
Orit Stav*	43	external director

(1) As of December 1, 2013, Mr. Cohen holds 16,368,403 of our ordinary shares and options to purchase 20,000 of our ordinary shares, constituting (if all the convertible securities held by him were exercised) 20.28% of the outstanding ordinary shares of the company.

(2) As of December 1, 2013, Mr. Menashe holds 16,368,403 of our ordinary shares and options to purchase 129,500 of our ordinary shares, constituting (if all the convertible securities held by him were exercised) 20.55% of the outstanding ordinary shares of the company.

* Beneficially owns less than 1% of our outstanding ordinary shares.

Sam Cohen joined the company in 2003 and has served as our chief executive officer and director since June 2010. From June 2010 until March 2012, Sam Cohen was also chairman of our board of directors. In 1993 Mr. Cohen was a key figure in the establishment of our U.S. subsidiary where he served as Operations Manager, Technical Director, Regional Sales Manager and Senior Marketing Manager. Prior to joining the company, Mr. Cohen served as VP of Sales and Marketing at OptiTex, a company specializing in innovative 2D and 3D CAD/CAM fashion design software. Mr. Cohen has held R&D roles in several Israeli firms, including Play-Tech and Romtech. Mr. Cohen holds a B.A. in Business Administration from Southern Wesleyan University, USA.

Yaron Menashe has served as our chief financial officer since December 2006. Mr. Menashe has served as a director of the company since June 2010. Between the years 2000 and 2003, Mr. Menashe worked as a senior auditor at KPMG. Mr. Menashe holds a bachelor's degree in economics and accounting from the Haifa University, Israel and is a Certified Public Accountant in Israel.

Amos Uzani was elected to serve as our external director in December 2007. Mr. Uzani served as an attorney at the Haifa’s District Attorney’s Office from 1981-1983. From 1983 and until 1989 he practiced as an attorney. From 1989-1992 Mr. Uzani served as Internal Controller (VP) and from 1992-1996 as VP of Human Resources, both at the Israel Ports and Railways Authority. From 1996 and until December 2001 Mr. Uzani served as chief executive officer of Israel Railways Corporation and as Vice President of the Israel Ports and Railways Authority. Between 2002 and 2004 Mr. Uzani served as chief executive officer of IRS Corporation, a company wholly owned at the time by Mr. Uzani, specializing in handling projects and initiatives in the fields of transportation infrastructure and railway equipment. As of 2005, Mr. Uzani is acting President of Haifa Port. From 1986 Mr. Uzani served as director for the Industrial Buildings Corporation, until its privatization in 1992. From 2006, Mr. Uzani has been serving as an external director for Emilia Group (TASE: EMDV), a company publicly traded on the Tel Aviv Stock Exchange. Mr. Uzani holds a law degree from Bar-Ilan University (Israel), an Executive M.B.A. from Tel-Aviv University (Israel) and is a member of the Israeli BAR.

Yaky Yanay was elected to our board of directors in July 2010. From 1999 until 2002, Mr. Yanay worked as a manager at Ernst &Young Israel. From 2002 until 2006, Mr. Yanay served as our chief financial officer. Since 2006, Mr. Yanay has served as the chief financial officer of Pluristem Therapeutics, Inc. (NasdaqCM: PSTI), a biotechnology company specializing in the research, development, of cell therapy products for the treatment of various disorders. Mr. Yanay holds a Bachelor of Business Administration and Accounting from the College of Management and he is a Certified Public Accountant in Israel.

Yossi Ran served as president and CEO of the Company from 1998 until 2000. Mr. Ran currently serves as a member of the advisory board of Plasan Sasa Ltd., a company specializing in the field of composite materials and survivability systems, and as the active Chairman of TorTech Nano Fibers Ltd., a subsidiary of Plasan Sasa, established for the manufacture of carbon nano-fiber products. Mr. Ran also currently manages JRC (Ran) Ltd., a turn-around and investment banking company established by him. Since 2009 Mr. Ran has served as an active chairman of Packer Palbam (Stainless Steel) Quality Ltd., a company operating in the field of SS metal work and magnesium. Since 2001 Mr. Ran has served as a partner in Magna B.S.P. Ltd., a company specializing in sensitive 3D security cameras. From 2007 until 2011, Mr. Ran served as the active chairman of Cabiran (1991) Ltd., an aluminum "Lost Wax" method casting house, and from 2007 until 2009, Mr. Ran served as the active chairman of Bental Industries Ltd., a producer of power and motion components. From 2000 until 2007 Mr. Ran served as an active chairman of Plasan Sasa. If elected, Mr. Ran will serve as the chairman of our Board.

Orit Stav currently serves on the board of directors of several companies, including Aran Research & Development Ltd., Z.B.I Ltd., and Priortech Ltd. From 2006 until 2009, Ms. Stav served as the manager of the Israel office of Siemens Venture Capital ("SVC"), the venture capital arm of Siemens AG, during which time she represented the fund in all of its investment activities in Israel. From 1998 until 2005, Ms Stav served as an investment partner at Platinum Neurone Ventures, an Israeli venture capital fund, specializing in investments in the later-stage and growth-stage companies in the fields of Communications, Information Technology, Semiconductors and Medical Devices. Ms. Stav holds a bachelor's degree in Economics and Management from the University of Tel Aviv and an MBA from the University of Hertfordshire, UK.

Board of Directors

Our directors, who are not external directors, commence their term when they are elected at the annual general meeting of our shareholders until the following annual general meeting. Amos Uzani currently serves as one of our two external directors. Mr. Uzani was re-elected to serve for a second three year term commencing December 2010. Our second external director, Ms. Stav, was reelected to serve for an additional three year term as an external director commencing April 2013. In conjunction with the ScanMaster Transaction, all of our then serving directors, with the exception of Amos Uzani, our remaining external director, resigned from the board as of June 1, 2010.

Compensation

During 2012, we paid to all our directors and officers a total of approximately $0.393 million in salaries, fees and bonuses. This does not include money spent on automobiles made available to our officers, expenses (including business travel, professional and business association dues and expenses) reimbursed to officers and other fringe benefits commonly reimbursed or paid by companies in Israel.

Pension and Retirement Benefits

We currently offer no pension or retirement benefits to our directors.

Board Practices

Articles of Association

Our articles of association provide for a board of directors of no fewer than two and not greater than nine members. On February 21, 2006, our shareholders approved the adoption of new articles of association.

Our articles of association provide that any director may, by written notice, appoint another person to serve as a substitute director and may cancel such appointment. A person may not serve as a substitute director for more than one director and may not serve both as a director and as a substitute director. Appointment of a substitute director for a member of a committee of the board of directors is only permitted if the substitute is a member of the board of directors and does not regularly serve as a member of such committee. If the committee member being substituted is an external director, such substitute may only be another external director possessing the same expertise as the external director being substituted and may not be a regular member of such committee.

The term of appointment of a substitute director may be for one meeting of the board of directors or for a specified period or until notice is given of the cancellation of the appointment. Any substitute director shall have all of the rights and obligations of the director appointing him or her, except the power to appoint a substitute, unless the instrument appointing him provides otherwise, and the right to remuneration. The substitute director may not act at any meeting at which the director appointing him or her is present. Unless the time period or scope of any appointment is limited by the appointing director, the appointment is effective for all purposes, but will expire upon the expiration of the appointing director’s term. To our knowledge, no director currently intends to appoint any other person as a substitute director, except if the director is unable to attend a meeting of the board of directors.

Israeli Companies Law Requirements

Pursuant to an amendment of the Companies Law, which was passed in March 2011 and which gradually came into effect during 2011, certain sections of the Companies law were amended (the “2011 Amendment”).

Pursuant to the 2011 Amendment, any person effectively acting as director without being duly appointed as such, and any person preventing a director from using his own independent judgment, is subject to the same legal obligations and liabilities that are applicable to directors.

The Companies Law requires Israeli companies with shares that have been offered to the public in or outside of Israel to appoint no less than two external directors. No person may be appointed as an external director if the person or the person’s relative, partner, employer or any entity under the person’s control, has or had, on or within the two years preceding the date of the person’s appointment to serve as external director, any affiliation with the company or any entity controlling, controlled by or under common control with the company. The term “affiliation” includes:

•	an employment relationship;
•	a business or professional relationship maintained on a regular basis;

•	control; and
•	service as an office holder.

Following the 2011 Amendment:

•
the scope of persons who may not be appointed as external directors was expanded to also include relatives of the controlling shareholder, and if the company does not have a controlling shareholder or a shareholder who holds company shares entitling him to vote at least 25% of the votes in a shareholders meeting, no person may be appointed as an external director if the person or the person’s relative, partner, employer or any entity under the person’s control, has or had, on or within the two years preceding the date of the person’s appointment to serve as external director, any affiliation on the date of the person's appointment with the Chairman of the Board, chief executive officer, substantial shareholder or chief financial officer.

•
No person may serve as an external director if the person, the person’s relative, spouse, employer or any entity controlling or controlled by the person, has a business or professional relationship with someone with whom affiliation is prohibited, even if such relationship is not maintained on a regular basis, except negligible relationships.

•
A public company, entity controlling or entity under common control with the company may not grant an external director, his spouse or child, any benefit, and may not appoint him, his spouse or child, to serve as an officer of the company or of an entity under common control with the company, may not employ or receive professional services in consideration from him or an entity controlled by him unless two years have passed as of the end of service as external director in the company, and regarding a relative who is not a spouse or child – one year as of the end of service as external director.

A person shall be qualified to serve as an external director only if he or she possesses accounting and financial expertise or professional qualifications. At least one external director must possess accounting and financial expertise. The conditions and criteria for possessing accounting and financial expertise or professional qualifications were determined in regulations promulgated by the Israeli Minister of Justice in consultation with the Israeli Securities Authority. The regulations mandate that a person is deemed to have “expertise in finance and accounting” if his or her education, experience and qualifications provide him or her with expertise and understanding in business matters - accounting and financial statements, in a way that allows him or her to understand, in depth, the company’s financial statements and to encourage discussion about the manner in which the financial data is presented.

The company's board of directors must evaluate the proposed external director's expertise in finance and accounting, by considering, among other things, his or her education, experience and knowledge in the following: (i) accounting and auditing issues typical to the field in which the company operates and to companies of a size and complexity similar to such company; (ii) a company's independent public accountant’s duties and obligations; (iii) preparing company financial statements and their approval in accordance with the Companies Law and the Israeli Securities Law.

A director is deemed to be “professionally qualified” if he or she meets any of the following criteria: (i) has an academic degree in any of the following professions: economics, business administration, accounting, law or public administration; (ii) has a different academic degree or has completed higher education in a field that is the company’s main field of operations, or a field relevant to his or her position; or (iii) has at least five years experience in any of the following, or has a total of five years experience in at least two of the following: (A) a senior position in the business management of a corporation with significant operations, (B) a senior public position or a senior position in public service, or (C) a senior position in the company's main field of operations. The board of directors here too must evaluate the proposed external director's "professional qualification" in accordance with the criteria set forth above.

The candidate to serve as an external director must sign a declaration stating that the criteria above have been met, as required by law for the appointment of such candidate as an external director.

No person may serve as an external director if the person’s position or other business activities create, or may create, a conflict of interest with the person’s responsibilities as an external director or may otherwise interfere with the person’s ability to serve as an external director. If, at the time external directors are to be appointed, all current members of the board of directors are of the same gender, then at least one external director must be of the other gender. If, at the time external directors are to be appointed, all current members of the board of directors who are not controlling shareholders or relatives of such shareholders are of the same gender, then at least one external director must be of the other gender.
External directors are to be elected by a majority vote at a shareholders’ meeting, provided that either:

•
the majority of shares voted at the meeting, including at least one-half of the shares held by non-controlling shareholders and disinterested parties that were voted at the meeting, vote in favor of election of the director; or

•
the total number of shares held by non-controlling shareholders and disinterested parties that voted against the election of the director does not exceed two percent of the aggregate voting rights in the company.

The initial term of an external director is three years and, and may be extended for up to two additional three year terms (unless otherwise restricted in the articles of association to one additional term), subject to certain conditions (which following the 2011 Amendment also depends on whether the external director was nominated by the board of directors or by the shareholders). External directors may be removed only by the same percentage of shareholders as is required for their election, or by a court, and then only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to the company. Each committee of a company’s board of directors must include at least one external director.

An external director is entitled to compensation as provided in regulations adopted under the new Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with service provided as an external director.

Currently, Mr. Uzani and Ms. Stav serve as our external directors.

Audit Committee

The Companies Law requires public companies to appoint an audit committee. The responsibilities of the audit committee include identifying irregularities in the management of the company’s business and approving related party transactions as required by law, and following the 2011 Amendment, the responsibilities of the audit committee now also include approving the terms of compensation of company officers, classifying company transactions as extraordinary transactions or non-extraordinary transactions and as material or non-material transactions in which an officer has an interest (which will have the effect of determining the kind of corporate approvals required for such transaction), assessing the proper function of the company’s internal audit regime and determining whether its internal auditor has the requisite tools and resources required to perform his role and to regulate the companies rules on employee complaints, reviewing the scope of work of the company’s independent accountants and their fees, and implementing a whistleblower protection plan with respect to employee complaints of business irregularities. An audit committee must consist of at least three directors, including all the external directors of the company, and pursuant to the 2011 Amendment, a majority of the members of the audit committee must be independent or external directors.

Following the 2011 Amendment, the Companies Law now defines independent directors as either external directors or directors who: (1) meet the requirements of an external director, other than the requirement to possess accounting and financial expertise or professional qualifications, with Audit Committee confirmation of such; (2) have been directors in the company for an uninterrupted duration of less than 9 years (and any interim period during which such person was not a director which is less than 2 years shall not be deemed to interrupt the duration); and, (3) were classified as such by the company.

The chairman of the board of directors, any director employed by or otherwise providing services to the company, a controlling shareholder or any relative of a controlling shareholder, and any director who derives his salary primarily from a controlling shareholder may not be a member of the audit committee.

Subsequent to the 2011 Amendment: (1) the chairman of the audit committee must be an external director, (2) all audit committee decisions must be made by a majority of the committee members, of which the majority of members present are independent and external directors, and (3) any person who is not eligible to serve on the audit committee is further restricted from participating in its meetings and votes, unless the chairman of the audit committee determines that such person’s presence is necessary in order to present a certain matter, provided however, that company employees who are not controlling shareholders or relatives of such shareholders may be present in the meetings but not in the actual votes and likewise, company counsel and secretary who are not controlling shareholders or relatives of such shareholders may be present in meetings and decisions if such presence is requested by the audit committee.

Currently, Mr. Amos Uzani, Ms. Orit Stav and Mr. Yaky Yanay serve on the audit committee of the board of directors.

Under the Companies Law, the board of directors must appoint an internal auditor, nominated by the audit committee. The role of the internal auditor is to examine, among other matters, whether the company’s actions comply with the law and orderly business procedure. Under the Companies Law, the internal auditor may be an employee of the company but not an office holder, or an affiliate, or a relative of an office holder or affiliate, and he may not be the company’s independent accountant or its representative.

Compensation Committee

Pursuant to a recent amendment to the Companies Law, which was passed in November 2012 (including regulations promulgated thereunder "Amendment 20"), the board of directors of an Israeli company, whose shares or debt instruments are publicly traded, such as our company, is required to appoint a compensation committee.

The number of members in the compensation committee shall not be less than three and each of the company's external directors must be members of the compensation committee and they are to constitute a majority of the members of the compensation committee, with one of the external directors serving as the chairman of the compensation committee. The following may not be a member of the compensation committee: (i) the chairman of the board of directors; (ii) any director employed by or otherwise providing services to the company or to the controlling shareholder or entity under such controlling shareholder's control; (iii) any director who derives his salary primarily from a controlling shareholder; or (iv) a controlling shareholder or any relative of a controlling shareholder.

The responsibilities of the compensation committee include the following:

1.
To recommend to the board of directors as to the compensation policy or Compensation Policy, for officers, as well as to recommend, once every three years to extend the compensation policy subject to receipt of the required corporate approvals;

2.	To recommend to the board of directors as to any updates to the Compensation Policy which may be required;
3.	To review the implementation of the Compensation Policy by the company;
4.
To approve transactions relating to terms of office and employment of certain company office holders, which require the approval of the compensation committee pursuant to the Israeli Companies Law; and

5.	To exempt, under certain circumstances, a transaction relating to terms of office and employment from the requirement of approval of the shareholders meeting.

Pursuant to Amendment 20, the Compensation Policy shall be determined based, inter alia, on the following parameters: (a) advancements of the goals of the company, its working plan and its long term policy; (b) creating proper incentives to its officers, while taking into consideration, among others, the company's risk management policy; (c) the company's size and the nature of its operations; (d) with respect to variable components of officers’ remuneration, such as bonuses and issuance of securities, the contribution of the respective officer to obtaining the company's goals and maximizing profits, all in accordance with a long term perspective and the position of the officer.

In addition, the Compensation Policy is to take into consideration, inter alia, the following issues: the education, skills, expertise and achievements of the officer, previous agreements with the officer, the role and the areas of responsibility of the officer, the long term performance of the officer, the correlation between the proposed compensations to the average salary of other employees of the company and of employees employed through third parties (manpower companies and cleaning and security services) and the effect of such gaps on the employment relationship in the company. In addition, with respect to the variable component of compensation, if any, the Compensation Policy should provide for the board of directors to reduce the value of the variable component from time to time or to set a cap on the exercise value of convertible securities components that are not paid out in cash. If the terms of office and employment include retirement grants then the Compensation Policy is to also take in consideration: the term of office of the officer, the terms of employment during such period, the results of the company during said period and the officer's contribution to reaching the company's goals and profit and the circumstances leading to the retirement.

Furthermore, the Compensation Policy must set forth standards and rules on the following issues: (a) with respect to variable components of compensation - basing the compensation on long term performance and measurable criteria (though an insubstantial portion of the variable components can be discretion based awards taking into account the contribution of the officer to the company); (b) establishing the appropriate ratio between variable components and fixed components and placing a cap on such variable components; (c) setting forth a rule requiring an officer to return amounts paid, in the event that it is later revealed that such amounts were paid on the basis of data which prove to be erroneous and resulted in an amendment and restatement of the company’s financial statements; (d) determining minimum holding or vesting periods for equity based variable components of compensation, while taking into consideration appropriate long term incentives; and (e) setting a cap on grants or benefits paid upon termination.

The board of directors of a company is obligated to adopt a Compensation Policy after considering the recommendations of the compensation committee. The final adoption of the Compensation Policy is subject to the approval of the shareholders of the company, which approval is subject to certain special majority requirements, as set forth in Amendment 20, pursuant to which one of the following must be met:

(i)
the majority of the votes includes at least a majority of all the votes of shareholders who are not controlling shareholders of the company or who do not have a personal interest in the Compensation Policy and participating in the vote; abstentions shall not be included in the total of the votes of the aforesaid shareholders; or

(ii)	the total of opposing votes from among the shareholders described in subsection (i) above does not exceed 2% of all the voting rights in the company.

However, companies that comply with all the following are exempt from the requirement of having a Compensation Policy approved by their shareholders : (a) the total cost of the terms of office and employment of an office holder that is not a director, and of the chairman of the board, do not exceed such cost of a director general of a governmental ministry in Israel; (b) the terms of employment of the aforementioned individuals do not include equity based variable compensation that is not payable in cash; (c) save of the chairman of the board, all non-executive directors are not compensated in excess of maximum amounts payable to external directors as permitted by law; (d) compensation paid to an executive director complies with the aforementioned (a) and (b); and (e) the company is engaged in financial or operational activity, whether directly or indirectly.

Furthermore, even if the shareholders of the company do not approve the Compensation Policy, the board of directors of a company may approve the Compensation Policy, provided that the compensation committee and, thereafter, the board of directors determined, based on detailed, documented, reasons and after a second review of the Compensation Policy, that the approval of the Compensation Policy is for the benefit of the company.

Israeli companies whose shares or debt instruments are publicly traded are required to comply with the requirements of Amendment 20 and to adopt a Compensation Policy by no later than January 12, 2014 (as applicable to us). Until such time that a company adopts a compensation policy, compensation of office holders must be approved in accordance with transition rules set forth in Amendment 20 which apply to the approval of officer compensation prior to the adoption and approval of a compensation policy by a company.

On December 2,  2013, our shareholders approved our  Compensation Policy which was previously approved by our board of directors upon the recommendation of our compensation committee, which is comprised of Yaky Yanay, and our two external directors, Amos Uzani and Orit Stav.

Employees

As of December 1, 2013, we engaged a total of 28 individuals on a full time basis. Of these individuals, 14 are employees of our company and 14 are engaged as independent contractors. Of these individuals, 14 were employed in Israel, 3 were employed in Europe, 4 were employed in the United States, and 7 were employed in Asia.

Six Months Ended June 30, 2013

As of June 30, 2013, we employ a total of 28 full time persons of which 13 were engaged as independent contractors.

2012

As of December 31, 2012, we employ a total of 25 full time persons of which 13 were engaged as independent contractors.

2011

As of December 31, 2011, we employed a total of 23 full time persons of which 7 were engaged as independent contractors.

2010

As of December 31, 2010, we employed a total of 20 full time persons of which 7 were engaged as independent contractors.

We believe that our success will depend, in large part, on our ability to attract and retain highly-skilled engineering, managerial and sales and marketing personnel. Competition for such personnel is intense.

Our employees are not part of a collective bargaining Agreement. However, in Israel we are subject to certain labor statutes and national labor court rulings, as well as certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists' Associations). These provisions of collective bargaining agreements are applicable to our employees by virtue of expansion orders issued in accordance with relevant labor laws by the Israeli Ministry of Labor and Welfare, and which apply such agreement provisions to our employees even though they are not directly part of a union that has signed a collective bargaining agreement. The labor statutes and labor court rulings that apply to our employees principally concern the minimum wage laws, procedures for dismissing employees, determination of severance pay, leaves of absence (such as annual vacation or maternity leave), sick pay and other conditions for employment. The expansion orders which apply to our employees principally concern the requirement for mandatory pension schemes, transportation allowance, annual recreation allowance, the lengths of the workday and workweek, and periodic automatic adjustment of wages relative to increases in the Consumer Price Index in Israel. We generally provide our employees with benefits and working conditions beyond the required minimums.

Israeli law generally requires severance pay, which may be funded by Managers' Insurance and/or a pension fund described below, upon the retirement or death of an employee or termination of employment without cause (as defined in the law). The payments to the manger’s insurance and/or pension fund in respect of severance pay amount to approximately 8.33% of an employee’s wages, in the aggregate. Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute, which is similar to the United States Social Security Administration. Such amounts also include payments for national health insurance. The payments to the National Insurances Institute are equal to approximately 16% of an employee’s wages, of which the employee contributes approximately 62.5% and the employer contributes approximately 37.5%.

Pursuant to Israeli labor law, including Expansion Orders issued by the government, employers are under an obligation to make pension contribute on behalf of employees to a designated fund. This fund provides a combination of savings plan, insurance and severance pay benefits to the employee, giving the employee a lump sum payment upon retirement and securing the severance pay. In addition to the severance pay as mentioned above, under our standard employment terms, we make pension contributes on behalf of our employees of 5% of employee's salary, while such employee is contributing an additional 5%. In some instances, we have agreed to increase such contributions to certain employees.

Generally, all nonexempt adult male citizens and permanent residents of Israel, under the age of 40, or older for reserves officers or citizens with certain occupations, as well as certain female adult citizens and permanent residents of Israel, are obligated to perform annual military reserve duty and are subject to being called for active duty at any time under emergency circumstances. Some of our officers and employees are obligated to perform annual reserve duty. While we have operated effectively under these requirements since we began operations, no assessment can be made as to the full impact of such requirements on our workforce or business if conditions should change, and no prediction can be made as to the effect on us of any expansion of such obligations.

All of our employees have entered into confidentiality agreements. We have also granted certain employees options to purchase shares of our ordinary shares under our option plan.

We consider our relationship with our employees to be good and we have never experienced a strike or work stoppage.

Share Ownership

Of the persons listed in “Directors and Senior Management”, Sam Cohen holds 16,368,402 of our ordinary shares and options to purchase 20,000 of our ordinary shares, constituting (if all his convertible securities were exercised) 20.28% of the outstanding ordinary shares of the company; and Yaron Menashe holds 16,368,402 of our ordinary shares and options to purchase 129,500 of our ordinary shares, constituting (if all the convertible securities were exercised) 20.55% of the outstanding ordinary shares of the company. Additionally, upon their appointment each director other than Sam Cohen and Yaron Menashe was granted options to purchase170,000 of our ordinary shares exercisable at a price per share equal to the closing sale price of our shares on the Over the Counter Bulletin Board on the date of appointment. The options for each director vest quarterly over 3 years. As of June 30, 2013, the weighted average remaining vesting period of the options was 0.02 years, with a weighted average exercise price of $ 0.069 per share.

Employee Share Option Plans

We maintain the following share option plans for our employees and the employees of our subsidiaries. In addition to the discussion below, see Note 11 to our consolidated financial statements.

In November 2003, the board of directors adopted a share option plan pursuant to which 2,000,000 ordinary shares were reserved for issuance upon the exercise of options to be granted to our directors, officers, employees and consultants. The number of ordinary shares issuable under the share option plan was increased by 1,500,000 ordinary shares. As of September 30, 2013, options to purchase 2,247,779 of such ordinary shares were outstanding. As of September 30, 2013, 2,247,779 of the options were vested. All of the outstanding options terminate ten years following the date of grant if not exercised earlier. The 2003 Share Option Plan is administered by a committee of the board of directors, which designates the optionees and dates of grant. The option exercise price is determined by our board of directors. All recent grants were made at an exercise price equal to or above the fair market value of our shares. The options are non-assignable except by the laws of descent. The last date on which the options may be granted was November 2013. The remaining options will be exercisable for a period up to ten years from the date of grant and will generally vest as to 25-33% commencing the beginning of the second year after the grant and as to an additional 25-33% in each of the remaining years thereafter, assuming continuous employment with us through such periods.

In March 2006, the board of directors adopted a share option plan pursuant to which 2,000,000 ordinary shares were reserved for issuance upon the exercise of options to be granted to our directors, officers, employees and consultants. The number of ordinary shares issuable under the share option plan may be increased by the board of directors from time to time and in 2012 was increased to 3.5 million. As of September  30, 2013, options to purchase 3,100,000 of such ordinary shares were outstanding. As of September  30, 2013, 2,825,000 of the options were vested. All of the outstanding options terminate either ten years following the date of grant if not exercised earlier or 6 months after termination of the employee. The 2006 Share Option Plan is administered by a committee of the board of directors, which designates the optionees and dates of grant. The option exercise price is determined by our board of directors. All recent grants have been made at an exercise price equal to or above the fair market value of our shares. The options are non-assignable except by the laws of descent. The last date on which the options may be granted is March 15, 2016. The remaining options will be exercisable for a period up to ten years from the date of grant and will generally vest as to 33% commencing the beginning of the second year after the grant and as to an additional 33% in each of the remaining years thereafter, assuming continuous employment with us through such periods.

MAJOR SHAREHOLDERS

The following table and notes set forth information, as of December 1, 2013, concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our securities by (i) any person who is known to own at least 5% of our ordinary shares and (ii) our directors and officers as a group. The voting rights of our major shareholders do not differ from the voting rights of holders of all of our ordinary shares.

Identity of Person or Group	Amount Beneficially Owned	Percent of Class
Sam Cohen (1)(3)	16,388,403	20.28%
Yaron Menashe (2)(3)	16,497,903	20.55%
All directors and officers as a group (4)	33,438,807	41.03%

Avi Gross (5)(6)	17,027,864	19.64%

The percentages in this table are based on 80,798,290 ordinary shares currently issued and outstanding plus options exercisable within 60 days.

(1) Includes 20,000 ordinary shares issuable upon the exercise of an option exercisable within 60 days.

(2) Includes 129,500 ordinary shares issuable upon the exercise of an option exercisable within 60 days.

(3) Neither Mr. Sam Cohen nor Mr. Yaron Menashe is party to any voting agreement with respect to their share holdings in the company.

(4) Includes all of the shares deemed as beneficially owned by Mr. Cohen and Mr. Menashe and options currently exercisable by directors and officers within 60 days.

(5) Includes 5,882,353 ordinary shares issuable upon the exercise of the Second Warrant.

(6) Assumes that Avi Gross is entitled to up to 5,882,353 of our ordinary shares, upon the exercise of the Second Warrant pursuant to which he is entitled to exercise the warrant at a share price of $0.17 per share. However, subject to certain financial results of our company, the exercise price may be adjusted to $0.20 per share. In such a case, the number of shares issuable upon exercise in full of the warrant would be reduced from 5,882,353 to 5,000,000 of our ordinary shares, and the percentages in this table would be adjusted accordingly.

As of December 1, 2013, there were a total of 47 holders of record of our ordinary shares, of which 11 were registered in the United States. Such United States shareholders were, as of such date, the holders of record of approximately 37.58% of our outstanding ordinary shares.

Voting Agreements

As of September 20, we are not aware of any voting agreements with respect to the voting rights of our shares.

RELATED PARTY TRANSACTIONS

Share Purchase Agreement

On May 31, 2010, as part of the ScanMaster Transaction, we entered into a share purchase agreement with ScanMaster, David Gal and Ofer Sela (the "Share Purchase Agreement"). This agreement effectuated the sale of all of the outstanding shares of ScanMaster to certain purchasers for a purchase price of USD $1. Pursuant to the agreement, ScanMaster agreed to repay us in the amount of USD $347,699 for certain outstanding debt owed to us by ScanMaster, plus an additional $200,000 which was paid to our former landlord in connection with the termination of our former lease.

Asset and Liability Re-Allocation Agreement

On May 31, 2010, as part of the ScanMaster Transaction, we entered into an Asset and Liability Re-allocation Agreement with ScanMaster. Pursuant to the terms of this agreement, each of the Company and ScanMaster set forth the re-allocation and separation of the previously jointly-utilized assets of the Company. As such, each party to the agreement acknowledged such re-allocation schedule and related responsibilities.

Asset Purchase Agreement

In connection with the sale of ScanMaster, on May 31, 2010, ScanMaster and Scan Inc. entered into an asset purchase agreement pursuant to which the parties acknowledged the Company's intention to sell all of the assets held by Scan Inc. to ScanMaster or a third party to be named by ScanMaster. The agreement contemplated the sale of Scan Inc.'s assets on or before June 30, 2010 following which the Company intended to liquidate and dissolve the subsidiary.

The above noted sale of the assets of Scan Inc. was completed in the third fourth quarter of 2010 with the sale of such assets to ScanMaster (IRT) Inc. a newly incorporated wholly owned subsidiary of ScanMaster. The dissolution of Scan Inc. was authorized on December 31, 2010 and Scan Inc. was dissolved in February 2011.

Creditor Agreement

In connection with the ScanMaster Transaction, on May 31, 2010, we entered into a creditor agreement with ScanMaster, or the Creditor Agreement, pursuant to which ScanMaster agreed to repay its outstanding debt owed to our company in the amount of $ 675,000. Under the terms of the agreement, ScanMaster is obligated to pay $ 675,000 with interest at a rate of annual US Dollar LIBOR per annum plus VAT, in equal quarterly payments over ten (10) years commencing January 1, 2011. Additionally, pursuant to the Creditor Agreement, in the event that ScanMaster's agreement with Israel Railway Ltd. is terminated other than by ScanMaster's initiation, and ScanMaster fails to enter into any agreements for the inspection of rail tracks for a period of two years following the closing of the transaction contemplated in the Creditor Agreement, we are obligated to forgive any unpaid portion of ScanMaster's debt, up to a maximum of $450,000. Accordingly, since the Agreement between ScanMaster and Israel Railway Ltd. was terminated and ScanMaster did not enter into any other agreement for the inspection of rail tracks for a period of two years following the closing of the transaction contemplated in the Creditor Agreement, in June 2012, we forgave $450,000 of ScanMaster’s debt.

Mivtach Investment and Loan

In connection with the refinancing of our debt, on May 26, 2010 we entered into a Loan Agreement with M.S.N.D. Real Estate Holdings Ltd. which set forth the terms and conditions of our debt refinancing. For a description of the Mivtach Investment and Loan and additional information, See “Risk Factors”.

Consulting Agreement with Cycloes Ltd. (wholly owned by Sam Cohen)

On June 2, 2010 we agreed in principle to enter into a consulting agreement with Cycloes Ltd., a company wholly owned by Sam Cohen, our chief executive officer ("Cycloes Agreement"). Pursuant to the Cycloes Agreement, we will engage Cycloes Ltd. as an independent contractor in order to retain the chief executive officer services of Sam Cohen, upon the following principle terms: (i) a monthly fee of NIS 50,000; (ii) reimbursement of reasonable expenses incurred in connection with the performance of the consulting services; and (iii) a car and mobile phone provided for the purpose of fulfilling the consulting services.

On August 31, 2010, the terms of the Cycloes Agreement were approved by our audit committee our board of directors and shareholders. In June 2010, Mr. Cohen was appointed as a member and chairman of our board of directors.

As part of the debt restructuring agreements with our banks, the agreement provided for an automatic increase of the monthly fee by 25% as of October 1, 2011, subject to our achievement of various financial milestones. In accordance with the 2011 Amendment to the Companies Law, the terms of the agreement were reapproved by our shareholders on January 17, 2012, and the monthly fee increase retroactively to NIS 62,500 as of October 1, 2011. For more information regarding our restructuring agreements with our banks, see "Business - Material Contracts".

Consulting Agreement with Yaron Financial Services Ltd. (wholly owned by Yaron Menashe)

On June 2, 2010 we agreed in principle to enter into a consulting agreement with Yaron Financial Services Ltd., a company wholly owned by Yaron Menashe, our chief financial officer ("Yaron Financial Agreement"). Pursuant to the Yaron Financial Agreement, we will engage Yaron Financial Services Ltd. as an independent contractor in order to retain the services of Yaron Menashe as our chief financial officer upon the following principle terms: (i) a monthly fee of NIS 43,000; (ii) reimbursement of reasonable expenses incurred in connection with the performance of the consulting services; and (iii) a car and mobile phone provided for the purpose of fulfilling the consulting services.

On August 31, 2010, the terms of the agreement were approved by our audit committee, our board of directors and shareholders. In June 2010, Mr. Menashe was appointed a member of our board of directors.

As part of the debt restructuring agreements with our banks, the agreement provided for an automatic increase of the monthly fee by 25% as of October 1, 2011, subject to our achievement of various financial milestones. In accordance with the 2011 Amendment to the Companies Law, the terms of the agreement were reapproved by our shareholders on January 17, 2012, and the monthly fee increase retroactively to NIS 53,750 as of October 1, 2011.

For more information regarding our restructuring agreements with our banks, see "Business - Material Contracts".

Loan Arrangement with Sam Cohen and Yaron Menashe

As a condition to our debt restructuring agreement with our two banks, in June 2010, each of Mr. Sam Cohen and Yaron Menashe undertook two financial commitments toward the company. Each of Mr. Cohen and Mr. Menashe provided us with a loan in the amount of US $50,000. The repayment of this loan shall occur in one of the following two ways: (i) commencing July 1, 2012 subject to compliance with the repayment terms of two pre-existing loans; or (ii) Commencing 2013 upon our request, where such request is accompanied by a confirmation letter issued by a certified external auditor confirming the following conditions: (a) existence of net profit for distribution; (b) existence of positive cash flow from ongoing operations; (c) the repayment amount shall not exceed 50% of the net profit for distribution and/or the positive cash flow from ongoing operations, the lower of the two, and in any case shall not exceed the outstanding loan amount; and (d) the auditor's confirmation provides that our tangible share capital is greater than zero.

Further, each of Messrs. Cohen and Menashe agreed to the delayed payment by our company of the first US$50,000 of their salary until July 2011. As of December 1, 2013 they have agreed to continue to delay repayment.

FINANCIAL INFORMATION

Financial Information

Export Sales

In 2010, 2011, 2012, and the six months ended June 30, 2013 97.4%, 95.2%, 98.2% and 100% of our sales, respectively, amounting to $3.8 million, $5.38 million, $6.58 million, and $2.4 million, respectively, were due to our products being exported outside of Israel.

Litigation

During the period commencing March 2010, we received a number of threatened litigation letters from former employees, employees and suppliers (the "Claimants"). Some of these Claimants have subsequently filed claims against our Company and ScanMaster for the repayment of debts owed to the Claimants.

On February 10, 2010 we entered into a settlement agreement with Incomac Ltd., a supplier of our company, pursuant to which we agreed to pay Incomac Ltd. NIS 350,000 in settlement of their claims against our company. In April 2010, Incomac Ltd. reinitiated legal proceedings with respect to total claims in an amount of approximately NIS 460,000, due to their claim that we breached the terms of the settlement agreement. On June 15, 2010 we finalized a subsequent settlement agreement with Incomac Ltd. with respect to these Proceedings, and a judgment was entered into by the court pursuant to which we are required to pay Incomac NIS 376,720 in full settlement of the claims (the "Incomac Settlement"). As of the end of August 2010 the Incomac Settlement amount was paid to Incomac in full and the legal proceedings were closed.

Pursuant to the ScanMaster Transaction, ScanMaster agreed to bear all liability for the disputes with the Claimants relating to the business and operations of ScanMaster, estimated in the amount of NIS 650,000. Additionally, ScanMaster agreed to indemnify us for any damages arising out of any of these claims. It is our understanding that all claims made by the Claimants in respect of the business and operations of ScanMaster have been or are in the process of being settled.

We have settled all claims made by the Claimants in respect of our business and operations.

From time to time we are a party to various litigation matters incidental to the conduct of our business. Except as disclosed above, there is no pending or threatened legal proceeding to which we are a party, that, in the opinion of our management, is likely to have a material adverse effect on our future financial results or financial condition.

Dividend Distributions

We have never paid any cash dividends on our ordinary shares and we do not intend to pay cash dividends on our ordinary shares in the foreseeable future. Our current policy is to retain earnings for reinvestment in our business.

Significant Changes

No significant changes have occurred since the date of the consolidated financial statements included in this prospectus.

THE OFFER AND LISTING

Market and Share Price History

In July 1996, we consummated an initial public offering of 2,000,000 ordinary shares. At such time, our ordinary shares were quoted on the NASDAQ National Market. Our ordinary shares were quoted on the NASDAQ National Market from July 1996. Effective December 29, 2000, our ordinary shares were delisted from the NASDAQ National Market. From that time our shares traded on the Over-the-Counter Bulletin Board until June 21, 2001, when they were transferred to the NASDAQ SmallCap Market. On November 19, 2003 our ordinary shares were delisted from the SmallCap Market and following a seven business day period in which the shares were traded on the Pink Sheets (as a result of an error by the NASDAQ Listings Qualifications Panel), our ordinary shares were listed on the Over-the-Counter Bulletin Board from November 28, 2003. For further information, see “Risk Factors -- Risk Factors Related to Our Ordinary Shares” and “Price Range of our Ordinary Shares”. Our ordinary shares are not listed on any other stock exchange and have not been publicly traded outside the United States.

Lack of Liquidity

The delisting of our ordinary shares from the NASDAQ markets, significantly affects the ability of investors to trade our securities and negatively affects the liquidity of our ordinary shares. "Penny stock" rules may make buying or selling our ordinary shares difficult, severely limiting the market price of our ordinary shares and the liquidity of our shares in the U.S. Trading in our ordinary shares may be subject to the "penny stock" regulations adopted by the SEC. These regulations generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require delivery, prior to any transaction involving a "penny stock," of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our stock, which could severely limit the liquidity of our stock.

Our ordinary shares are traded on the Over-the-Counter Bulletin Board. Trading in our ordinary shares has been limited and there can be no assurance that an active trading market for our ordinary shares will develop. As a result, this could adversely affect our shareholders' ability to sell our ordinary shares in short time periods, or possibly at all. Thinly traded ordinary shares can be more volatile than ordinary shares traded in an active public market.

Plan of Distribution

The selling shareholders may offer and sell, from time to time, some or all of the ordinary shares covered by this prospectus, to the inclusion of up to 5,882,353 ordinary shares issuable upon the exercise of warrants held by Avi Gross. As used herein, “selling shareholders” include donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from the named selling shareholders as a gift, pledge, partnership distribution or other non-sale related transfer. We have registered the ordinary shares covered by this prospectus for offer and sale so that those ordinary shares may be freely sold to the public by the selling shareholders. Registration of the ordinary shares covered by this prospectus does not mean, however, that those ordinary shares necessarily will be offered or sold.

We will not receive any proceeds from any sale by the selling shareholders of the securities. See "Use of Proceeds." We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of securities offered hereby which will be borne by the selling shareholders.

Sales of the securities offered hereby may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the ordinary shares by a broker-dealer as principal and resales of the ordinary shares by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the ordinary shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the ordinary shares covered by this prospectus.

Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

▪	the name of the participating broker-dealer(s);

▪	the number of ordinary shares involved;

▪	the initial price at which such ordinary shares were sold;

▪	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

▪	other facts material to the transaction.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

Selling Shareholders

This prospectus relates to the possible resale by the selling shareholders, Sam Cohen, Yaron Menashe and Avi Gross, of outstanding ordinary shares and in the case of Avi Gross, ordinary shares that may be issued under warrants held by such shareholder. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Avi Gross on December 10, 2012 concurrently with our execution of the Private Placement Transaction agreements, in which we agreed to provide certain registration rights with respect to sales by Avi Gross of the shares of our ordinary shares that have been or may be issued to Avi Gross under the Private Placement Transaction. The Registration Rights Agreement permitted an optional registration of shares held by the other selling shareholders, as is being carried out under this prospectus.

The term “selling shareholders” include (i) the persons identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquires any of the ordinary shares covered by this prospectus after the date of this prospectus from the named selling shareholders as a gift, pledge, partnership distribution or other non-sale related transfer.

Two of the selling shareholders are senior executives of EVS, Sam Cohen functions as Chief Executive Officer and Yaron Menashe functions as the Chief Financial Officer. The material relationships are described herein (see "Directors and Senior Management" and "Related Party Transactions". Except as described herein or in the documents incorporated by reference herein, we have no other material relationships with the selling shareholders and have not had any other material relationships with the selling shareholders in the past three years.
In connection with the June 2010 restructuring, the consent of the Banks to the arrangement was contingent upon the execution of a series of interrelated agreements, including the sale of our main subsidiary at the time, ScanMaster Systems (IRT) Ltd., the divestment by M.S.N.D. our principal shareholder at the time, of all its shares and warrants in our company to Sam Cohen and Yaron Menashe (together, the "Officers") and various undertakings to the Banks by each of the Officers. As a result, Sam Cohen, who became our chief executive officer immediately following the completion of the restructuring, acquired from M.S.N.D. 16,368,4013 of our ordinary shares and warrants to purchase an additional 5,166,496 of our ordinary shares, and Yaron Menashe, who was our chief financial officer at the time, acquired from M.S.N.D. 16,368,4013 of our ordinary shares and warrants to purchase an additional 5,166,496 of our  ordinary shares. For more information on the restructuring of our loans with the Banks, see “Business - Material Contracts".

The selling shareholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the ordinary shares that we have issued or may issue to their benefit. The selling shareholders may sell some, all or none of their ordinary shares. We do not know how long the selling shareholders will hold the ordinary shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of their ordinary shares.

Nothing in this Registration Statement shall be construed as an admission that any selling shareholders are the beneficial owner of any of our securities, other than the securities held directly by such party, nor that any selling shareholder or other persons or entities constitute a "group", for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

Except as set forth in the footnotes to the table, other than the ordinary shares covered by this prospectus and offered hereby, the selling shareholders do not beneficially own any of our ordinary shares or other securities and will not beneficially own any such securities after completion of the offering. Our registration of the securities covered by this prospectus does not necessarily mean that the selling shareholders will sell any or all of the securities. The information included in the table below is based upon information provided by the selling shareholders.

Names and Addresses	Shares Beneficially Owned Prior to this Offering		Percentage of Outstanding Ordinary Shares Beneficially Owned Before this Offering	Ordinary Shares to be Sold in this Offering Assuming The Company issues the Maximum Number of Ordinary Shares Under Outstanding Convertible Securities	Percentage of Outstanding Ordinary Shares Beneficially Owned After this Offering and Assuming Full Exercise
Sam Cohen 7 Bareket Street Industrial Park, Caesarea, Israel	16,388,403	(1)	20.28%	16,368,403	-	*
Yaron Menashe 7 Bareket Street Industrial Park, Caesarea, Israel	16,497,903	(2)	20.55%	16,368,403	-	*
Avi Gross 13 Hamaphteach Rd. Michmoret 40297, Israel	17,027,864	(3)	19.64%	17,027,864	0

* Less than 1%.

The percentages in this table are based on 80,798,290 ordinary shares currently issued and outstanding plus options exercisable within 60 days.

(1) Includes  20,000 ordinary shares issuable upon the exercise of an option exercisable within 60 days.

(2) Includes 129,500 ordinary shares issuable upon the exercise of an option exercisable within 60 days.

(3) Assumes that Avi Gross is entitled to up to 5,882,353 of our ordinary shares, upon the exercise of the Second Warrant, pursuant to which he is entitled to exercise the warrant at a share price of $0.17 per share. However, subject to certain financial results of our company, the exercise price may be adjusted to $0.20 per share. In such a case, the number of shares issuable upon exercise in full of the warrant would be reduced from 5,882,353 to 5,000,000 of our ordinary shares and the percentages in this table would be adjusted accordingly.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

Our authorized share capital consists of 120,000,000 ordinary shares, par value NIS 1.00 per share. Under our articles of association, the ordinary shares do not have preemptive rights. We may from time to time, by approval of a majority of shares voting on such resolution, increase our authorized share capital.

The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our memorandum of association or articles of association. The State of Israel does not restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

As of December 1, 2013, 80,798,290 of our ordinary shares are issued and outstanding.

Memorandum and Articles of Association

Our shareholders approved our articles of association on February 21, 2006. Our objective as stated in our articles of association is to engage in any lawful act or activity for which companies may be organized under the Israeli Companies Law-1999, as amended.

Currently we have one class of outstanding securities, our ordinary shares, par value NIS 1.00 per share. No preferred shares are currently authorized.

Holders of our ordinary shares have one vote per share, and are entitled to participate equally in the payment of dividends and share distributions and, in the event of our liquidation, in the distribution of property after satisfaction of liabilities to creditors. Our articles may be amended by a resolution carried at a general meeting by a majority of the shares voting on such resolution. The shareholders rights may not be modified in any other way unless otherwise expressly provided in the terms of issuance of the shares.

Our articles of association require that we hold our annual general meeting of shareholders each year no later than 15 months from the last annual meeting, at a time and place determined by the board of directors, upon at least 21 days prior notice to our shareholders. No business may be commenced until a minimum quorum under applicable law, which currently provides for two or more shareholders holding at least one-quarter of the voting rights are present in person or by proxy. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meetings commencement, then any two shareholders present shall constitute a quorum, regardless of the number of shares held by them.

Shareholders may vote in person or by proxy, and will be required to prove title to their shares as required by the Companies Law pursuant to procedures established by the board of directors. Resolutions regarding the following matters must be passed at a general meeting of shareholders:

•	amendments to our articles of association;
•	appointment or termination of our auditors;

•	appointment and dismissal of directors, other than temporary directors which may be appointed by other directors;
•	approval of acts and transactions requiring general meeting approval under the Companies Law;

•	increase or reduction of our authorized share capital;
•	any merger as provided in Section 320 of the Companies Law;

•
the exercise of the board of directors’ powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is vital for our proper management, as provided in Section 52(a) of the Companies Law.

A meeting of our shareholders shall be convened by our board of directors, at the request of any two directors or one quarter of the officiating directors, or by request of one or more shareholders holding at least 5% of our issued share capital. Within 21 days of receipt of the request, the board must convene a meeting and send out notices setting forth the date, time and place of the meeting.

The Israeli Companies Law

The Companies Law codifies the fiduciary duties that “office holders,” including directors and executive officers, owe to a company. An office holder, is defined in the Companies Law, as a (i) director, (ii) general manager, (iii) chief business manager, (iv) deputy general manager, (v) vice general manager, (vi) any other person assuming the responsibilities of any of the forgoing positions without regard to such person's title or (vii) another manager directly subordinate to the general manager.

The Companies Law requires that an office holder of a company promptly disclose any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company. In addition, if the transaction is an extraordinary transaction, as defined under Israeli law, the office holder must also disclose any personal interest held by the office holder's spouse, siblings, parents, grandparents, descendants, spouse's descendants as well as the siblings and parents of the office holder's spouse) and the spouses of any of the foregoing, or by any corporation in which the office holder is a 5% or greater shareholder, holder of 5% or more of the voting power, director or general manager or in which he or she has the right to appoint at least one director or the general manager. An extraordinary transaction is defined as a transaction not in the ordinary course of the company's business, not on market terms, or that is likely to have a material impact on the company's profitability, assets or liabilities.

In the case of a transaction that is not an extraordinary transaction, after the office holder complies with the above disclosure requirement, only board approval is required unless the articles of association of the company provide otherwise. The transaction must not be adverse to the company's interest. If the transaction is an extraordinary transaction, then, in addition to any approval required by the articles of association, it must also be approved by the audit committee and by the board of directors, and, under specified circumstances, by a meeting of the shareholders.

Under the Companies Law, all arrangements as to compensation of office holders who are not directors require approval of the audit committee (or a compensation committee to the extent that it complies with the statutory requirements which apply to the audit committee) and the board of directors.

Agreements regarding directors’ terms of employment require the approval of the audit committee, the board of directors and the shareholders.

In all matters in which an individual has a personal interest, including matters of his/her terms of employment and compensation, he/she shall not be permitted to vote on the matter or be present at the meeting in which the matter is considered; however, subsequent to the 2011 Amendment, with respect to an office holder, he/she may be present at the meeting discussions if the chairman determines that the office holder has to present the matter. However, should a majority of the audit committee or of the board of directors have a personal interest in the matter then:

a)	all of the directors shall be permitted to vote on the matter and attend the meeting in which the matter is considered; and
b)	the matter requires approval of the shareholders at a general meeting.

According to the Companies Law, the disclosure requirements discussed above also apply to a controlling shareholder of a public company. Such requirements also apply to certain shareholders of a public company, with respect to private placements that will increase their relative holdings in the company. In general, extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and agreements relating to employment and compensation terms of a controlling shareholder, or to the provision of services to the company by such controlling shareholder, require the approval of the audit committee, the board of directors and the shareholders of the company. For this purpose, the term “controlling shareholder” is defined as a shareholder who has the ability to direct the activities of a company, other than if this power derives solely from the shareholder's position on the board of directors or any other position with the company. The definition also includes shareholders that hold 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company.

The shareholder approval must either include at least one-half of the shares held by disinterested shareholders who actively participate in the voting process, or, alternatively, the total shareholdings of the disinterested shareholders who vote against the transaction must not represent more than two percent of the voting rights in the company.

Following the 2011 Amendment, agreements and extraordinary transactions with duration exceeding three years are subject to re-approval once every three years by the audit committee, board of directors and the shareholders of the company. Extraordinary transactions may be approved in advance for a period exceeding three years if the audit committee determines such approval reasonable under the circumstances. In addition, agreements and extraordinary transactions with duration exceeding three years which were approved prior to the 2011 Amendment will need to be re-approved by the proper corporate actions at the later of the first general meeting held after May 14, 2011, or the expiration of three years from the date on which they were originally approved, even though they were properly approved prior to the passing of the 2011 Amendment.

Under the Companies Regulations (Relief from Related Party Transactions), 5760-2000, promulgated under the Israeli Companies Law, as amended, certain extraordinary transactions between a public company and its controlling shareholder(s) do not require shareholder approval. Such extraordinary transactions must be approved by both the board of directors and the audit committee and (i) must involve the extension of an existing transaction that was duly approved and does not involve any significant change in the terms of the existing transaction or the change is solely for the benefit of the company; (ii) is solely for the benefit of the company; (iii) is with the controlling shareholder or another person in which the controlling shareholder has an interest and the transaction is in accordance with the terms of a master agreement that was duly approved; (iv) is with the controlling shareholder or another person in which the controlling shareholder has an interest, the purpose of which is a transaction of theirs with a third party or a joint proposal to enter into a transaction with a third party, and the terms of the transaction that apply to the controlling shareholder are not significantly different from the terms that apply to the controlling shareholder or an entity controlled by him (while taking into account the extent of their respective involvement in the transaction); or (v) is among companies controlled by the controlling shareholder, or between the public company and the controlling shareholder or another person in which the controlling shareholder has a personal interest, and the transaction is on market terms, within the ordinary course of business and does not harm the company. In addition, under such regulations, directors’ compensation and employment arrangements in a public company do not require the approval of the shareholders if both the audit committee and the board of directors agree that such arrangements are solely for the benefit of the company. Also, employment and compensation arrangements for an office holder that is a controlling shareholder of a public company do not require shareholder approval if certain criteria are met. The foregoing exemptions from shareholder approval will not apply if one or more shareholders holding at least 1% of the issued and outstanding share capital of the company or of the company’s voting rights, objects to the use of these exemptions provided that such objection is submitted to the company in writing not later than fourteen days from the date of the filing of a report regarding the adoption of such resolution by the company pursuant to the requirements of the Israeli Securities Law. If such objection is duly and timely submitted, then the transaction or compensation arrangement of the directors will require shareholders’ approval as detailed above.

Private placements in a public company require approval by a company’s board of directors and shareholders in the following cases:

•	A private placement that meets all of the following conditions:

i.
The private placement will increase the relative holdings of a shareholder that holds five percent or more of the company’s outstanding share capital, assuming the exercise of all of the securities convertible into shares held by that person, or that will cause any person to become, as a result of the issuance, a holder of more than five percent of the company's outstanding share capital.

ii.	20 percent or more of the voting rights in the company prior to such issuance are being offered.

iii.	All or part of the consideration for the offering is not cash or registered securities, or the private placement is not being offered at market terms.

•	A private placement which results in anyone becoming a controlling shareholder of the public company.

In addition, under the Companies Law, certain transactions or a series of transactions are considered to be one private placement. Any placement of securities that does not fit the above description may be issued at the discretion of the board of directors.

Under the Companies Law, a shareholder has a duty to act in good faith towards the company and other shareholders and refrain from abusing his, her or its power in the company, including, among other things, voting in the general meeting of shareholders on the following matters:

•	any amendment to the articles of association;
•	an increase of the company's authorized share capital;

•	a merger; or
•	approval of interested party transactions that require shareholder approval.

In addition, any controlling shareholder, any shareholder who knows that it possesses power to determine the outcome of a shareholder vote and any shareholder who has the power to appoint or prevent the appointment office holder in the company is under a duty to act in good faith towards the company. The Companies Law does not describe the substance of this duty. The Companies Law requires that specified types of transactions, actions and arrangements be approved as provided for in a company's articles of association and in some circumstances by the audit committee, by the board of directors and by the shareholders. The vote required by the audit committee and the board of directors for approval of these matters, in each case, is a majority of the disinterested directors participating in a duly convened meeting.

Provisions Restricting Change in Control of Our Company

Tender Offer. A person wishing to acquire shares or any class of shares of a publicly traded Israeli company and who would as a result hold over 90% of the company’s issued and outstanding share capital or of a class of shares which are listed, is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. If the shareholders who do not respond to the offer hold less than 5% of the issued share capital of the company, and more than half of the shareholders without a personal interest in accepting the offer approved the tender offer, then all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. Notwithstanding the above, if those shareholders who do not approve constitute less than 2% of the issued and outstanding share capital of the company then the full tender will be accepted and all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. The Companies Law provides for an exception regarding the threshold requirements for a shareholder that prior to and following February 2000 holds over 90% of a company's issued and outstanding share capital. However, the shareholders may petition the court to alter the consideration for the acquisition (provided, however, that subject to certain exceptions, the terms of the tender offer may state that a shareholder that accepts the offer waives such right).

The Companies Law provides that an acquisition of shares of a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company. This rule does not apply if there is already another 25% shareholder of the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company, if there is no 45% or greater shareholder of the company. Under the Companies Regulations (Relief for Public Companies whose Shared are Traded on Exchanges outside of Israel) the above requirements for a special tender offer do not apply in instances whereby according to the laws of the foreign jurisdiction there are limitations regarding the acquisition of a controlling interest in the company of any specified portion or the acquisition of a controlling interest of any specified portion necessitates an offer by the potential acquirer of a controlling interest to acquire shares from amongst the publicly traded shares. The Israeli Securities Authority is of the view that US securities laws and exchange regulations of various exchanges do not purport to limit the acquisition of controlling interests in a company, do not require the potential acquirer of a controlling interest to make an offer to acquire shares from the public, and as such Israeli companies that are publicly traded in the United States of America cannot benefit from these relief regulations and are thus subject to the general provisions of the Companies Law which require a special tender offer as outlined above.

Merger. The Companies Law permits merger transactions if approved by each party’s board of directors and the majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called on at least 21 days’ prior notice, or 35 days prior notice to the extent required under the regulations to the Companies Law. Under the Companies Law, merger transactions may be approved by holders of a simple majority of our shares present, in person or by proxy, at a general meeting and voting on the transaction. In determining whether the required majority has approved the merger, if shares of a company are held by the other party to the merger, or by any person holding at least 25% of the outstanding voting shares or 25% of the means of appointing directors of the other party to the merger, then a vote against the merger by holders of the majority of the shares present and voting, excluding shares held by the other party or by such person, or anyone acting on behalf of either of them, is sufficient to reject the merger transaction, provided, however, that if the transaction is an extraordinary transaction with a controlling shareholder or in which a controlling shareholder has an interest, then the approvals required will be the corporate approvals under the Companies Law for such extraordinary transaction (i.e. approval of the audit committee, board of directors and shareholders vote, which shareholder approval must either include at least one-half of the shares held by disinterested shareholders who are present, in person or by proxy, at the meeting, or, alternatively, the total shareholdings of the disinterested shareholders who vote against the transaction must not represent more than two percent). If the transaction would have been approved but for the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be executed unless at least 30 days have passed from the receipt of the shareholders’ approval and 50 days have passed from the time that a proposal for approval of the merger has been filed with the Israeli Registrar of Companies.

Compensation Committee

Pursuant to Amendment 20 to the Companies Law, Israeli companies, whose shares or debt instruments are publicly traded, are required to appoint a compensation committee that will advise the board of directors regarding the establishment of a Compensation Policy, pursuant to which terms of office and salaries of the company's officers will be regulated as per the provisions of Amendment 20.

The final adoption of the Compensation Policy was approved by the shareholders of the Company on December 2, 2013. The Compensation Policy was approved, in accordance with Amendment 20 to the Companies Law, for a period of three years. According to Amendment 20, every three years the shareholders of the company  will be required to approve a Compensation Policy, which was previously approved by the company's board of directors upon recommendation of the compensation committee, which approval shall be subject to certain special majority requirements, as set forth in Amendment 20, pursuant to which one of the following must be met:

(i)
the majority of the votes includes at least a majority of all the votes of shareholders who are not controlling shareholders of the company or who do not have a personal interest in the Compensation Policy and participating in the vote; abstentions shall not be included in the total of the votes of the aforesaid shareholders; or

(ii)	the total of opposing votes from among the shareholders described in subsection (i) above does not exceed 2% of all the voting rights in the company.

For more information regarding the requirements of Amendment 20 see “Board Practices”.

As stated above, the 2011 Amendment and Amendment 20 to the Companies Law made certain changes to the rules of corporate governance, which changes were described above. Additional changes to the Companies Law which were not described above include:

•
Code of Corporate Conduct. A code of recommended corporate governance practices has been attached to the Companies Law; In the explanatory notes to the legislation, the Knesset noted that an "adopt or disclose non-adoption" regulation would be issued by the Israeli Securities Authority with respect to such code. As of the date of this prospectus, the Israeli Securities Authority has not issued any regulations yet with respect to this code, and it has not been determined to what extent this code will relevant to Israeli companies that are also listed on non-Israeli stock exchanges; we are currently determining the applicability of such code to our company.

•	Fines. The Israeli Securities Authority shall be authorized to impose fines on any person or company performing an action specifically designated as a breach under the Companies Law.

Although we expect to be in compliance with the Companies Law, there is no assurance that we will not be required to adjust our current corporate governance practices, as discussed in this prospectus, pursuant to the provisions of these recently passed amendments to the Companies Law.

Duties of Shareholders

Under the Companies Law, a shareholder has a duty to act in good faith and in a customary way towards the company and other shareholders and to refrain from abusing his or her power in the company including, among other things, when voting in a general meeting of shareholders on the following matters:

•	any amendment to the articles of association;
•	an increase of the company's authorized share capital;
•	a merger; or
•	approval of interested party transactions which require shareholder approval.

Furthermore, the Companies Law requires that a shareholder refrain from acting in a discriminatory manner towards other shareholders.

The Companies Law does not describe the substance of the aforementioned duties of shareholders, but provides that laws applicable to a breach of contract, adjusted according to the circumstances shall apply to a breach of such duties. With respect to the obligation to refrain from acting discriminatorily, a shareholder that is discriminated against can petition the court to instruct the company to remove or prevent the discrimination, as well as provide instructions with respect to future actions.

In addition, the Companies Law dictates that any controlling shareholder, any shareholder who knows that it possesses power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of a company's articles of association, has the power to appoint or prevent the appointment of an office holder in the company, is under a duty to act with fairness towards the company.

The Companies Law does not describe the substance of the aforementioned duty to act with fairness but provides that laws applicable to a breach of contract, adjusted according to the circumstances and taking into account the status within the company of such shareholder shall apply to a breach of such duty.

See also “Directors and Senior Management”.

TAXATION

The following is a summary of the material tax consequences in the United States and Israel to individual and corporate residents of the United States and Israel resulting from the sale of ordinary shares (i) issuable to the selling shareholders pursuant to the exercise of the Warrants and (ii) held by the selling shareholders. To the extent that the discussion is based on tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in this summary.

Israeli Tax Considerations

The following is a summary of the current tax law applicable to companies in Israel, with special reference to its effect on us. The following also contains a discussion of specified Israeli Government programs benefiting us. To the extent that the discussion is based on tax legislation that has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed in the discussion will be accepted by the tax authorities in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

WE RECOMMEND THAT IN ADDITION TO REVIEWING THE DISCUSSION BELOW, PROSPECTIVE PURCHASERS AND HOLDERS OF OUR ORDINARY SHARES CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES, ISRAELI OR OTHER TAX CONSEQUENCES TO THEM, BASED UPON THEIR PARTICULAR CIRCUMSTANCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General Corporate Tax Structure

Israeli companies are subject to corporate tax at the rate of 25% in 2012-2013 and 26.5% in the 2014 tax year and thereafter.

Law for the Encouragement of Industrial Research and Development, 1984

Under the Law for the Encouragement of Industrial Research and Development, 1984, commonly referred to as the Research Law, research and development programs that meet specified criteria and are approved by a governmental committee of the OCS are eligible for grants of up to 50% of the project’s expenditures, as determined by the research committee, in exchange for the payment of royalties from the sale of products developed under the program. Regulations under the Research Law generally provide for the payment of royalties to the Chief Scientist of 3-6% on sales of products and services derived from a technology developed using these grants until 100% of the dollar-linked grant is repaid. Our obligation to pay these royalties is contingent on our actual sale or commercialization of such products and services. In the absence of income derived from such products, no payment is required. Effective for grants received from the Chief Scientist under programs approved after January 1, 1999, the outstanding balance of the grants will be subject to interest at a rate equal to the 12 month LIBOR applicable to dollar deposits that is published on the first business day of each calendar year. Following the full repayment of the grant, there is no further liability for royalties.

The terms of the Israeli government participation also require that the manufacture of products developed with government grants be performed in Israel. However, under the regulations of the Research Law, if any of the manufacturing is performed outside of Israel, assuming we receive approval from the Chief Scientist for the foreign manufacturing, we may be required to pay increased royalties. The increase in royalties depends upon the extent of the manufacturing volume that is performed outside of Israel as follows:

Extent of Manufacturing Volume Outside of Israel	Royalties to the Chief Scientist as percentage of Grants
less than 50%	120%
between 50% and 90%	150%
90% and more	300%

An amendment to the Research Law has provided that the restriction on manufacturing outside of Israel shall not apply to the extent that plans to so manufacture were declared when applying for funding.

In general, the technology developed with Chief Scientist grants may not be transferred to Israeli third parties without the prior approval of a governmental committee under the Research Law and may not be transferred to non-Israeli third parties. An amendment to the Research Law has stressed, that it is not just transfer of know-how that is prohibited, but also transfer of any rights in such know-how. This approval, however, is not required for the export of any final products developed using the grants. Approval of the transfer of technology may be granted in specific circumstances only if the recipient abides by the provisions of the Research Law and related regulations, including the restrictions on the transfer of know-how and the obligation to pay royalties in an amount that may be substantially increased. We cannot assure you that any consent, if requested, will be granted, or if granted, will be on reasonable commercial terms.

The Israeli authorities have indicated that the government may reduce or abolish grants from the Chief Scientist in the future. Even if these grants are maintained, we cannot assure you that we will receive Chief Scientist grants in the future. In addition, each application to the Chief Scientist is reviewed separately, and grants are based on the program approved by the research committee. Generally, expenditures supported under other incentive programs of the State of Israel are not eligible for grants from the Chief Scientist. We cannot assure you that applications to the Chief Scientist will be approved and, until approved, the amounts of any grants are not determinable.

Tax Benefits for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction in the year incurred for expenditures (including capital expenditures) in scientific research and development projects, if the expenditures are approved by the relevant Israeli Government Ministry (determined by the field of research) and the research and development is for the promotion of the enterprise and is carried out by or on behalf of the company seeking such deduction. Such expenditures not so approved are required to be deducted over a three-year period.

Law for the Encouragement of Industry (Taxes), 1969

Under the Law for the Encouragement of Industry (Taxes), 1969, or the Industry Encouragement Law, Industrial Companies (as defined below) are entitled to the following tax benefits:

(a) Amortization of purchases of know-how and patents over eight years for tax purposes.

(b) The right to elect, under specified conditions, to file a consolidated tax return with other related Israeli Industrial Companies.

(c) Amortization of expenses incurred in connection with certain public securities issuances over a three-year period.

        (d) Accelerated depreciation rates on equipment and buildings.

Eligibility for benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. Under the Industry Encouragement Law, an “Industrial Company” is defined as a company resident and incorporated in Israel, at least 90% of the income of which, in any tax year, determined in Israeli currency, exclusive of income from government loans, is derived from an “Industrial Enterprise” owned by it which is located in Israel or the Area (as such term is defined in the Israeli Tax Ordinance). An “Industrial Enterprise” is defined as an enterprise whose major activity in a given tax year is industrial production activity.

We believe that we currently qualify as an Industrial Company within the definition of the Industry Encouragement Law. No assurance can be given that we will continue to qualify as an Industrial Company or that the benefits described above will be available in the future.

Taxation under Inflationary Conditions

The Income Tax Law (Inflationary Adjustments), 1985, which was effective until 31.12.2007, or the Inflationary Adjustments Law, represents an attempt to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation.

In February 2008, the Inflationary Adjustments Law was repealed, effective from January 1, 2008 and therefore companies will be taxed on their income using nominal values.

Capital Gains Tax on Sales of Our Ordinary Shares

As of January 1, 2012, an individual is subject to a 25% tax rate on real capital gains derived from the sale of shares, as long as the individual is not a "substantial shareholder" (generally a shareholder with 10% or more of the right to profits, right to nominate a director (or an officer), voting rights, the right to receive assets upon liquidation, or the right to direct a shareholder that holds any of the aforesaid rights with respect to the manner by which such shareholder is to exercise such right(s), and all regardless of the source of such right) in the company issuing the shares. There will generally be no capital gains tax on the inflationary surplus.

A substantial shareholder will be subject to tax at a rate of 30% in respect of real capital gains derived from the sale of shares issued by a company in which he or she is a substantial shareholder. The determination of whether the individual is a substantial shareholder will be made on the date on which the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding the date of sale he or she was a substantial shareholder.

For gains derived from the sale of the Company's shares acquired before January 1, 2012, and sold on or after such date, other rates of tax will apply depending upon the length of time for which such shares were held.

Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of shares in an Israeli corporation publicly traded on the TASE and/or on a foreign stock exchange, provided such gains do not derive from a permanent establishment of such shareholders in Israel and that such shareholders did not acquire their shares prior to the issuer’s initial public offering. However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In some instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

Pursuant to the treaty between the governments of the United States and Israel with respect to taxes on income, or the U.S.-Israel tax treaty, the sale, exchange or disposition of our ordinary shares by a person who qualifies as a resident of the United States under the treaty and who is entitled to claim the benefits afforded by the treaty, will generally not be subject to Israeli capital gains tax. This exemption shall not apply to a person who held, directly or indirectly, shares representing 10% or more of the voting power in our company during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions. A sale, exchange or disposition of our shares by a U.S. resident qualified under the treaty, who held, directly or indirectly, shares representing 10% or more of the voting power in our company at any time during the 12-month period preceding such sale, exchange or disposition, would be subject to Israeli tax, to the extent applicable; however, under the treaty, this U.S. resident would be permitted to claim a credit for these taxes against the U.S. income tax with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. Having said this, in the event that one of the following two occurs, the aforesaid exemption shall not apply: (i) the capital gains arising from the sale of our company's shares will be attributable to a permanent establishment of the shareholder located in Israel; or (ii) the shareholder, being an individual, will be present in Israel for a period of time or several periods of time, which aggregate to a total of 183 days or more, during a single taxable year,

Taxation of Dividends

Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. These sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. On distributions of dividends other than bonus shares, or stock dividends, to Israeli individuals and foreign resident individuals and corporations we would be required to withhold income tax at the rate of 25% (or 30% in the case that such person is a substantial shareholder at the time in which dividend are being distributed or was a substantial shareholder during the 12 months that preceded the date of dividend distribution). If the income out of which the dividend is being paid is attributable to an Approved, Benefited or Preferred Enterprise under the Encouragement of Capital Investments Law, reduced tax rate of 15% (20% from 1.1.2014 and thereafter) may apply.. A different rate may be provided for in a treaty between Israel and the shareholder’s country of residence. Under the U.S.-Israel tax treaty, if the income out of which the dividend is being paid is not attributable to an Approved, Benefited or Preferred Enterprise, then we are required to withhold income tax at a rate of 12.5% with respect to shareholders that are U.S. corporations and held at least 10% of our voting power in the 12 month period preceding the distribution of such dividends.

Residents of the United States will generally have taxes in Israel withheld at source. Such persons generally would be entitled to a credit or deduction for United States Federal income tax purposes for the amount of such taxes withheld, subject to limitations applicable to foreign tax credits.

Israeli Transfer Pricing Regulations

On November 29, 2006, Income Tax Regulations (Determination of Market Terms), 2006, promulgated under Section 85A of the Tax Ordinance, came into effect (the “TP Regs”). Section 85A of the Tax Ordinance and the TP Regs generally require that all cross-border transactions carried out between related parties be conducted on an arm’s length principle basis and will be taxed accordingly.

Effective Corporate Tax Rate

Our effective tax rate in Israel was 0% in each of the years 2008, 2009, 2010, 2011, 2012, and the six months ended June 30, 2013 (the regular rate of corporate tax being 29% in 2007, 27% in 2008, 26% in 2009, 25% in 2010, 24% in 2011, 25% in 2012, and in the six months ended June 30, 2013).

Each prospective investor is advised to consult such person’s own tax advisor with respect to the specific tax consequences to such person of purchasing, holding or disposing of ordinary shares.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and fulfill the obligation with respect to such requirements by filing reports with the Securities and Exchange Commission. You may inspect and copy such material at the public reference facilities maintained by the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of such material from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The Securities and Exchange Commission maintains an Internet website at http://www.sec.gov that contains reports, proxy statements, information statements and other material that are filed through the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. We began filing through the EDGAR system on December 2, 2002.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file an annual report on Form 20-F containing financial statements audited by an independent accounting firm within four months after the end of each fiscal year and file periodic information with the SEC under cover of Form 6-K. A copy of each report submitted in accordance with applicable United States law is available for public review at our principal executive offices.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. We urge you to review the exhibits themselves for a complete description of the contract or document.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the course of our normal operations, we are exposed to market risks including fluctuations in foreign currency exchange rates and interest rates.

Foreign Currency Exchange

The majority of our revenues is generated in, or linked to, U.S. dollars ("Dollars"). In addition, a substantial portion of our costs is incurred in New Israeli Shekels ("NIS"). We believe that the Dollar is the currency of the primary economic environment in which we operate. Thus, our functional and reporting currency is the Dollar.

Our operating and pricing strategies take into account changes in exchange rates over time. However, there can be no assurance that future fluctuations in the value of foreign currencies will not have an adverse material effect on our business, operating results or financial condition.

Market risk was estimated as the potential change in fair value resulting from a hypothetical 10% change in the year-end Dollar exchange rate.

As of June 30, 2013, we had accounts payable in NIS or in funds linked thereto in the amount of $0.26 million. Market risk was estimated as the potential increase in fair value resulting from a hypothetical 10% decrease in the year-end NIS/Dollar and the Euro/Dollar exchange rate. Assuming such decrease in the NIS/Dollar and the Euro/Dollar exchange rate, the fair value of our accounts payable would increase by $26 thousand.

Interest Rate Risk

Our exposure to market rate risk for changes in interest rates relates primarily to funds borrowed by us from banks and others. As of June 30, 2013 we had liabilities in the amount of $1.9 million. Market risk was estimated as the potential increase in fair value of our liabilities resulting from a hypothetical 10% increase in the year-end interest rate of our liabilities. Assuming such increase in the interest rates, the fair value of our cash and cash equivalents would decrease by approximately $3 thousand.

EXPERTS

The consolidated financial statements as of December 31, 2012 and 2011, and for each of the three years ended December 31, 2012, have been included in reliance on the report of Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu Ltd., independent auditors.

LEGAL MATTERS

The validity of the ordinary shares being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Yigal Arnon & Co., Tel Aviv, Israel.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Yigal Arnon & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;
•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
•	the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;
•	the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;
•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and
•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

ELBIT VISION SYSTEMS LTD.

(An Israeli Corporation)
2012 CONSOLIDATED FINANCIAL STATEMENTS

ELBIT VISION SYSTEMS LTD.

2012 CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Elbit Vision Systems Ltd.

We have audited the accompanying consolidated balance sheets of Elbit Vision Systems Ltd. and subsidiaries ("the Company") as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Brightman Almagor Zohar & Co.
Certified Public Accountants

A member firm of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel April 29, 2013

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

		December 31
	Note	2 0 1 2	2 0 1 1
Assets

CURRENT ASSETS:
Cash and cash equivalents		1,392	730
Restricted deposit (short term)	12a	30	90

Trade account receivables (net of allowance for doubtful account 2012- $50 thousands, 2011- $63 thousands)	13a	1,099	793
Other receiveables		159	121
Inventories	3	773	476

Total current assets		3,453	2,210

INVESTMENTS AND LONG-TERM RECEIVABLES:
Severance pay fund	6	283	221
Other long-term receivables and investment	4	186	225

		469	446

PROPERTY AND EQUIPMENT (net of accumulated
depreciation and amortization)	5	43	50

OTHER ASSETS
Goodwill		242	242

Total assets		4,207	2,948

The accompanying notes are an integral part of the financial statements

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED BALANCE SHEETS (Cont.)
U.S. dollars in thousands

		December 31
	Note	2 0 1 2	2 0 1 1
Liabilities and shareholders’ deficiency

CURRENT LIABILITIES:
Credit from banks	13c	183	190
Current Maturities of Long Term Loan from Shareholders and Other		568	361

Trade account payable		917	437
Deferred income	2i	64	498
Other payable	13b	470	411

Total current liabilities		2,202	1,897

LONG-TERM LIABILITIES:
Long term loans (net of current maturities)	7	1,189	1,633
Other Long Terms Liabilities	8	790	862
Accrued severance pay	6	300	241
Total long-term liabilities		2,279	2,736

Total liabilities		4,481	4,633

SHAREHOLDERS' DEFICIENCY:	9
Share capital - ordinary shares of NIS 1 par value (“Ordinary Shares”); Authorized - 120,000,000 Ordinary Shares as of December 31, 2012 and 2011
Issued and outstanding:
December 31, 2012– 74,915,937 Ordinary shares December 31, 2011 – 69,652,779 Ordinary shares		16,939	15,556
Additional paid-in capital		24,695	25,491
Accumulated deficit		(41,908)	(42,732)

Total shareholders’ deficiency		(274)	(1,685)

Total liabilities and shareholders’ deficiency		4,207	2,948

The accompanying notes are an integral part of the financial statements.

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except per share data)

		Year ended December 31,
	Note	2 0 1 2	2 0 1 1	2 0 1 0
Revenues:
Sale of products		5,882	4,802	3,273
Services rendered		826	843	639
		6,708	5,645	3,912
Cost of revenues:	13d
Cost of products sold		2,507	1,564	1,540
Cost of services rendered		454	456	420
		2,961	2,020	1,960

Gross profit		3,747	3,625	1,952

Research and development costs – net		682	643	494

Marketing and selling		1,371	1,244	921
General and administrative		734	656	802
Operating Profit (loss)		960	1,082	(265)
Financial income (expenses) - net	13e	(134)	31	(291)
Profit (loss) before other expenses		826	1,113	(556)
Other expenses		(2)	(24)	(307)
Profit (loss) before taxes on income		824	1,089	(863)
Taxes on income	10d	-	-	-
Net Profit (loss) for the year before discontinued operation		824	1,089	(863)

Loss from discontinued operation		-	-	(1,946)
Net profit from disposal of discontinued operation		-	-	5,436
Total profit from disposal of discontinued operation		-	-	3,490

Net Profit for the year		824	1,089	2,627

Profit (loss) per share:
Basic earnings (loss) per share from continuing operations		0.012	0.016	(0.012)
Diluted earnings (loss) per share from continuing operations		0.012	0.015	(0.012)
Basic earnings per share from discontinued operations		-	-	0.05
Diluted earnings per share from discontinued operations		-	-	0.05

Weighted average number of shares used in
Computation of loss per share –
Basic (in thousands)		70,042	69,653	69,653
Diluted (in thousands)		71,639	71,309	69,741

The accompanying notes are an integral part of the financial statements.

ELBIT VISION SYSTEMS LTD.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIENCY

	Share capital		Additional		Total
	Number		paid-in	Accumulated	shareholders’
	of shares	Amount	Capital*	deficit	Deficiency
	In thousands		U.S. dollars in thousands

BALANCE – January 1, 2010	69,653	15,556	25,463	(46,448)	(5,429)

CHANGES DURING 2010:
Profit for the year	-	-	-	2,627	2,627
Share based compensation expenses	-	-	(7)	-	(7)
BALANCE – DECEMBER 31, 2010	69,653	15,556	25,463	(46,448)	(5,429)

CHANGES DURING 2011:
Profit for the year	-	-	-	1,089	1,089
Share based compensation expenses	-	-	35	-	35
BALANCE – DECEMBER 31, 2011	69,653	15,556	25,491	(42,732)	(1,685)

CHANGES DURING 2012:
Profit for the year	-	-	-	824	824
Issuance of share capital and warrants (note 10a)	5,263	1,383	(872)	-	511
Issuance of debt beneficiary conversion feature	-	-	51	-	51
Share based compensation expenses	-	-	25		25
BALANCE – DECEMBER 31, 2012	74,916	16,939	24,695	(41,908)	(274)

(*) Net of share issuance costs in the amount of $40.

The accompanying notes are an integral part of the financial statements.

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands
	Year ended December 31
	2 0 1 2	2 0 1 1	2 0 1 0
Cash flows from operating activities:
Net profit (loss)	824	1,089	2,627
Capital gain from disposal of discontinued operations	-	-	(5,436)
Net profit (loss) from discontinued operations	-	-	1,946
Net profit (loss) from continuing operations	824	1,089	(863)
Adjustments to reconcile net profit (loss) for the period

Net cash provided by (used in) operating activities:
Depreciation and amortization	7	13	384
Loss from disposal of property	-	-	75
Liability for employee rights upon retirement	59	42	(655)
Stock based compensation	25	35	-
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	(306)	(556)	1,041
Decrease (increase) in other accounts receivable	(38)	(51)	245
Increase (decrease) in trade accounts payable	480	(127)	(103)
Changes in Deferred income	(434)	297	654
Increase (decrease) in other accounts payable	59	28	(2,829)
Decrease (increase) in inventories	(297)	(1)	(3)
Net cash provided by (used in) operating activities –continuing operations	379	769	(2,054)
Net cash used in operating activities –discontinued operations	-	-	(1,945)

Net cash provided by (used in) operating activities	379	769	(3,999)

Cash flows from investing activities:
Purchase of property and equipment	(2)	(13)	(25)
Long-term receivables	39	46	(70)
Redemption of (investment in) restricted deposit	60	(58)	435
Proceeds from disposal of discontinued operations	2	-	547
Funds severance pay	(62)	(77)	228
Net cash provided by (used in) investing activities–continuing operations	37	(102)	1,115
Net cash provided by investing activities–discontinued operations	-	-	897

Net cash provided by (used in) investing activities	37	(102)	2,012

The accompanying notes are an integral part of the financial statements.

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,
	2 0 1 2	2 0 1 1	2 0 1 0

Cash flows from financing activities:
Issuance of share capital and warrants - net of issuance costs	760	-	-
Short-term credit from bank – net	(7)	20	(744)
Proceeds from loan from shareholder	-	-	270
Repayments of loan from Shareholder	(260)	(120)	-
Proceeds from Long- terms loan	-	-	920
Repayments of Long- terms loan	(175)	(203)	-
Other Long terms liabilities	(72)	(181)	1,043
Loans from related parties and other		-	820

Net cash provided by (used in) financing activities–continuing operations	246	(484)	2,309

Net cash used in financing activities–discontinued operations	-	-	(4)

Net cash provided by (used in) financing activities	246	(484)	2,305

Net increase in cash and cash equivalents	662	183	318

Balance of cash and cash equivalents at Beginning of year	730	547	229

Balance of cash and cash equivalents at end of year	1,392	730	547

Supplemental disclosure of cash flow
Information - cash paid during the year for:
Interest paid - net	46	58	50

Income taxes paid - net	-	-	-

The accompanying notes are an integral part of the financial statements.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 1       -     GENERAL

Elbit Vision Systems Ltd. (the “Company”) is an Israeli corporation, which, together with its subsidiaries (the “Group”), is principally engaged in the design, development, manufacturing and marketing automatic vision inspection and quality monitoring systems, and rendering services related to those systems.

Elbit Vision Systems Inc. (“EVS Inc.”) incorporated in Delaware U.S.A. is wholly-owned subsidiary, engaged in the selling and marketing of the Company’s products worldwide.

In September 2004, the Company completed the acquisition of the entire shareholding of ScanMaster Systems (IRT) Ltd. (“ScanMaster Ltd.”), an Israeli company and IRT ScanMaster System Inc. (“ScanMaster Inc.”), a new Hampshire corporation (collectively - “ScanMaster”).  ScanMaster is engaged in the development, manufacturing and marketing of equipment for the ultrasonic inspection of industrial parts and components for the automotive and transportation industries, the metal industry as well as applications for aircraft and jet engine inspection. During May 2010 the company sold all its shares in Scanmaster.

In 2009 the Company experienced significant difficulties in sales and incurred heavy losses that led the Company to sell its investment in ScanMaster Ltd. and the Assets and Liablities of ScanMaster Inc. The purchasers repay loan of $550 thousands in cash and undertook to repay the Company the sum of $675 thousands  in satisfaction of all remaining debt owed by ScanMaster Ltd. to the Company, over a period of 10 years in equal quarterly installments starting January 1, 2011.

In connection with the sale the Company restructured its debt with the Banks. Pursuant to the agreements the banks forgave part of the debt such that the Company's remaining debt is $1.6 million dollars of which $1 million dollar is repayable over a period of 5 years starting January 1, 2011 and $0.6 million dollar is repayable over a period of 5 years starting July, 31, 2015.

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America.

A.        Use of estimates in the preparation of financial statements:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting years.  Actual results could differ from those estimates.

Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include: (i) impairment assessments of goodwill and long-lived assets; (ii) realization of deferred income tax assets; and (iii) provisions for obsolete and slow moving inventory. These estimates are discussed further throughout the accompanying notes.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

B.        Functional Currency and Financial Statements in U.S. Dollars:

The currency of the primary economic environment in which operations of the company and its      subsidiaries are conducted is the U.S. dollar (the “dollar”).

Virtually all sales by the Company and its subsidiaries are made outside Israel in non-Israeli currencies, mainly the dollar.  Most purchases of materials and components are made in dollars or in Israeli currency under contracts linked to the dollar.  In addition, most marketing and service costs are incurred outside Israel, primarily in dollars, through the Company’s wholly-owned non-Israeli subsidiaries. Thus, the functional currency of the Company and its subsidiaries is the dollar.

Transactions in currencies other than each company's functional currency are translated based on the average currency exchange rates in accordance with the principles set forth in ASC 830-10, "Foreign Currency Translation".  All gains and losses from translation of monetary balance sheet items and transactions denominated in currencies other than the functional currency are recorded in the statements of income as financial income, net as they arise.

C.        Principles of consolidation:

The consolidated financial statements include the financial statements of the company and its wholly-owned subsidiaries.

All material inter-company transactions and balances have been eliminated.

D.        Cash Equivalents:

Cash equivalent consist of short-term highly liquid investments, that are readily convertible into cash with original maturities when purchased of three month or less.

E.         Allowance for doubtful accounts:

The allowance for doubtful accounts has been made on the specific identification basis.

F.         Inventories:

Inventories are stated at the lower of cost or market.  Cost is determined as follows:
Raw materials and spare parts - on moving average basis.
Products in process and finished products – on basis of production costs.

Inventories are written-down for estimated obsolescence, based on assumptions about future demand and market conditions.

G.        Property and equipment:

(1)	Property and equipment are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of assets, as follows:

%

Machinery and equipment	10-33 (mainly 33%)
Office furniture and equipment	6-20
Vehicles	15-20

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

G.        Property and equipment: (Cont.)

Leasehold improvements are amortized by the straight-line method over the term of the lease, or the estimated useful life of the improvements, whichever is shorter.

(2)
Impairment of long-lived assets - Impairment examinations and recognition are performed and determined based on the provisions of ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets” ("ASC 360-10"). ASC 360-10 requires that long-lived assets and certain identifiable assets held for use be reviewed for impairment on a periodic basis, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of an asset to be held and used is determined by a comparison of the carrying amount of the asset and the amount of undiscounted future net cash flows to be generated by the asset or assets group.  In the event that an asset is considered to be impaired, an impairment charge is recorded in the amount by which the carrying amount of the asset exceeds its estimated fair value.

H.        Other assets- Goodwill and Intangible Assets:

•	Goodwill

Under ASC 350-20, “Goodwill and Other Intangible Assets” ("ASC 350-10"), goodwill is not amortized to earnings, but rather is subject to periodic testing for impairment, at the reporting unit level, at least annually or more frequently if certain events or indicators of impairment occur.  Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.  Measurement of an impairment loss is an estimate, performed based on the following:  If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired.  If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The Group uses the discounted cash flow method to determine the fair value of the reporting unit.

The Company has designated December 31 of each year as the date on which it will perform its annual goodwill and impairment test. An impairment of $ 1,981 thousands resulted from the annual review performed in the year 2008 and an impairment of $ 1,553 thousands resulted from the annual review performed in the year 2009, allocated to the non-destructive automated inspection segment. In 2009 the Group and specifically the non-destructive segment experienced significant difficulties in sales and incurred heavy losses which led the Company to evaluate the goodwill and other intangible associated with the non destructive segment. The result of the evaluation was the write off of the remaining balance of goodwill and intangible assets. The Company sold its holding in Scanmaster Ltd. (the subsidiary operating in the non-destructive segment) to a group of investors led by the Company's former CEO.

The intangible assets (other than Goodwill) are amortized by the straight-line method over their estimated useful lives. Annual rates of amortization are as follows:

%

Technology	10-20
Customer relations	10-20
Distribution network	10
Brand name	8.33

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2       -       SIGNIFICANT ACCOUNTING POLICIES (Cont.)

I.          Revenue recognition:

(1)       Sale of products:

(a)        General

Revenues from sales of products and supplies are recognized when an arrangement exists, delivery has occurred and title passed to the customer, Group’s price to the customer is fixed or determinable and collectibility is reasonably assured.

In some cases, the Company grants its customers a trial period, usually several months, in order to evaluate prototype of the system’s performance. In case that the systems performance meets the customer’s requirements, it purchases the system at the end of the trial period. The Company does not recognize sales revenue from products shipped to customers for trial until such products are actually purchased. Until purchased, these products are recorded as consignment inventory at the lower of cost or market as of December 31, 2012 the Company has $109 thousands in consignment.

(b)        Right of return

The Group does not provide, in the normal course of business, a right of return to its customers.

(c)       Multiple Deliverables

The Company's multiple deliverable arrangements consist primarily of tangible products and professional services. The Company is unable to establish VSOE for all deliverables in an arrangement with multiple elements. Further, the Company is unable to reliably determine what similar competitor products’ and services' selling prices are on a standalone basis and therefore is not able to determine TPE. As the Company is unable to establish VSOE or TPE, it uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service were sold on a standalone basis. The Company determines BESP for a product or a service based on its past and current pricing practices. The determination of BESP is made through consultation with and formal approval by the Company’s management. We have establish processes to update BSP for each element ,when appropriate, to ensure that it reflects recent pricing experience.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

I.          Revenue recognition: (Cont.)

(2)       Services rendered

Service revenue in respect of the Group’s products is recognized ratably over the contractual period, or as services are performed.

(3)       Deferred income

The deferred income balance as of December 31, 2012 and 2011 include amounts of revenues that were invoiced and cash was received, but deferred due to elements of the arrangements not yet delivered as of year end.

J.         Research and development:

Research and development expenses net of third party grants, are expensed as incurred.

The Company has no obligation to repay the grants if sales are not generated.

K.        Advertising expenses:

Advertising expenses are expensed as in incurred.  Advertising expenses for the years ended December 31, 2012, 2011 and 2010 were $ 30 thousands, $ 92 thousands and $16 thousands, respectively.

L.        Deferred income taxes:

The company accounts for income taxes in accordance with ASC 740-10, “Accounting for Income Taxes” ("ASC 740-10").  Deferred income taxes are determined by the asset and liability method based on the estimated future tax effects attributable to temporary differences between income tax bases of assets and liabilities and their reported amounts in the financial statements, and to carryforwards for tax losses and deductions.  Deferred tax balances are computed using the enacted tax rates to be in effect at the time when these differences are expected to reverse, as they are known at the balance sheet date.

Deferred tax assets and liabilities are classified as current or non-current according to the classification of the respective asset or liability, or the expected reversal date of the specific temporary difference, if not related to a specific asset or liability.

Valuation allowances in respect of deferred tax assets are established when it is more likely than not that all or a portion of the deferred income tax assets will not be realized.

M.       Income (loss) per share (“EPS”):

Basic EPS is computed based on the weighted average number of shares outstanding during each year. Total common stock equivalents, related to options and warrants 10,134,915, 13,293,367 and 23,158,644 shares for the years 2012, 2011 and 2010, respectively, were excluded from EPS calculation, because the effect of such options and warrants is antidilutive.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

N.        Stock-based compensation:

The Company recognizes $ 25 thousands of compensation expenses in 2012 as a result of the application of ASC 718-10. According to "share base compensation" accounting, the Company recorded compensation for stock options granted to employees and directors over the vesting period of the options based on the difference, if any, between the exercise price of the options and the market price of the underlying shares at that date.

As to information about the stock option plans and assumptions see Note 10b.

O.        Reclassification:

Certain comparative figures have been reclassified to conform to the current year presentation.

P.        Consentration of credit risk:

As of December 31, 2012 and 2011, the Group held cash and cash equivalents and short-term bank deposits, most of which were deposited with major Israeli, European, and U.S. banks. The Company is of the opinion that the credit risk in respect of these balances is insignificant.

The Group performs ongoing credit evaluations of its customers for the purpose of determining the appropriate allowance for doubtful accounts. In respect of sales to customers in emerging economies, the Group requires letters of credit from banks.

Q.        Issuance of shares, warrants and a convertible note to an investor:

The December 2012 Agreement (see note 9A (5)), included a shares, convertible debt instrument with stock warrants, and a beneficial conversion features. Under ASC 470-20-25, the Company separated the shares, debt instruments and the warrants based on their relative fair value for the liability components and for the equity components. The company accounted for the first warrants as an equity component and the second warrants as a liability component under the provision of ASC 815-10. In addition, the Company concluded that the liability component includes beneficial conversion features. Under ASC 470-20-25, issuers of certain debt instruments with beneficial conversion features need to allocate to an equity component. The Company separated it accordingly.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 3       -     INVENTORIES

	December 31
	2 0 1 2	2 0 1 1
	$ in thousands

Raw materials	562	275
Work in process	77	107
Finished products	134	94
	773	476

The balances are net of write-down of $643 thousands and $681 thousands as of December 31, 2012 and 2011, respectively.

NOTE 4       -     OTHER LONG-TERM RECEIVABLES AND INVESTMENT

	December 31
	2 0 1 2	2 0 1 1
	$ in thousands

Deposits on leased vehicle and other(see also Note 9b2)	22	12
Loan to former subsidiary (Scanmaster) (see Note 1)	103	152
Investment (1)	61	61
	186	225

(1)
On July 22, 2004, the Company converted a convertible loan that had been granted to Micro Components Ltd. ("MCL") into 197,217 ordinary shares of MCL. As of December 31, 2012 the Company holds 2.5% of MCL's ordinary shares.

NOTE 5       -     PROPERTY AND EQUIPMENT

A.        Comprised as follows:

	December 31
	2 0 1 2	2 0 1 1
	$ in thousands

Machinery and equipment	1,705	1,721
Leasehold improvements	24	22
Office furniture and equipment	44	44
	1,773	1,787
Less - accumulated depreciation and amortization	1,730	1,737
	43	50

B.	Depreciation and amortization expenses totaled $7 thousands, $ 13 thousands, and $33 thousands, in the years ended December 31, 2012, 2011 and 2010, respectively.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 6       -     ACCRUED SEVERANCE PAY, NET

A.	The Company's liability for severance pay is calculated in accordance with Israeli law based on the latest salary paid to employees and the length of employment in the Company.

Part of the liability is funded through individual insurance policies.

The policies are assets of the company and, under labor agreement subject to certain limitation, they may be transferred to ownership of the beneficiary employees.

B.        A U.S. subsidiary provides defined contribution plan for the benefit of its employees.  Under this plan, contributions are based on specific percentages of pay.

NOTE 7       -     LONG-TERM LIABILITIES – LOANS AND OTHER

A.	Composed as follows:

	December 31
	2 0 1 2	2 0 1 1
	$ in thousands

Loans from banks (1)	849	1,024
Loans from Shareholders (2)	-	100
Loans from Other (3)	340	509
	1,189	1,633

In November 2009 the Company signed new agreements with its bank to restructure its credit arrangments. According to the agreement the Banks agreed to maintain the Company’s credit and financing facilities, as well as to delay repayment of the principal on outstanding loans to a four year period commencing on January 1, 2012 by quarterly payment including yearly interest rate of Libor +2%.

In May 2010, the Company signed new agreements with Bank Le'umi Le'Israel Ltd and Bank Hapoalim Ltd (the "Banks"), for the restructuring of its bank debt. Pursuant to the agreements with the Banks, the Banks forgave approximately $2.4M of debt from the Company and its subsidiary ScanMaster Systems (IRT) Ltd. ("ScanMaster Ltd."), and have agreed to the repayment by the Company of $1 million over 5 years and a further $600K over 10 years.

On May 2010 the Company signed agreements with its major shareholders to loan US $100 thousands. The loan is repayable upon fulfillment of certain conditions (as further elaborated in the agreement) aimed to ensure the Company achieved financial stability prior to repayment.

Further, the Company's major shareholders agreed to delay payment of the first US $100 thousands of their salary until July 2011, at which time the company shall repay them in three equal monthly installments.

In May 2010 the Company signed loan agreement with Mivtach (former Shareholder) of approximately $850 thousands to which the Company will repay the loan over five years in equal quarterly installments, plus interest at the US Dollar annual LIBOR rate.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 7       -     LONG-TERM LIABILITIES – LOANS AND OTHER (Cont.)

B.        The liabilities (net of current maturities) mature in the following years after the balance sheet dates:

	December 31
	2 0 1 2	2 0 1 1
	$ in thousands

2013	364	464
2014	364	364
2015	194	363
2016 and thereafter	267	442
	1,189	1,633

NOTE 8       -     COMMITMENTS AND CONTINGENT LIABILITIES

A.        Royalties

(1)
The Company is committed to pay royalties to the Government of Israel based on proceeds from sales of products in the research and development of which the Government participates by way of grants.  At the time the grants were received, successful development of the related projects was not assured.

In the case of failure of a project that was partly financed as above, the Company is not obligated to pay any such royalties.

Under the terms of the Company’s funding from the Israeli Government, royalties of 3%-5% are payable on sales of products developed from a project so funded, up to 100% of the amount of the grant received by the Company (dollar linked); as from January 1, 2001 - with the addition of an annual interest rate based on Libor.

Royalty expenses to the Government of Israel totaled $ 17 thousands and $ 120 thousands in the years ended December 31, 2011 and 2010 respectively and are included in the statements of operations among cost of revenues.

(2)
The Company is committed to pay royalties to the Government of Israel in respect of marketing expenses in which the Government participated by way of grants.  At the time the grants were received, successful development of the related projects was not assured.  In the case of failure of a project that was partly financed as above, the Company is not obligated to pay any such royalties.  The royalties are payable at the rate of 4% of the increase in export sales, up to the amount of the dollar-linked grant received.  No royalties were paid in the reported years to the Government of Israel.

On November 7, 2007, the Company received a letter from the Ministry of Trade, Industry and Labor – Fund for the Encouragement of Marketing Abroad (the “Fund”), claiming that it had failed to pay royalties to the Fund since 1999 in the aggregate amount of $480 thousands. On November 21, 2007, the Company sent a letter to the Fund in which it stated that the Fund had not requested any of these royalties for many years despite the Company's written request to clarify the issue. In its letter the Company stated that a material amount of the royalties could no longer be claimed due to the operation of the statute of limitations and that in any event the Fund may be estopped from making at least part of the claims as a result of its non-response to the Company's inquiry. On December 18, 2007, the Company met with representatives of the Fund to discuss the issue. The Company have yet to receive a response to the meeting. The Company recorded an allowance of $ 90 thousands on acount of this claim.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 8       -       COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

A.        Royalties (Cont.)

The maximum royalty amount payable the Company expects to pay to the Government of Israel under 1 and 2 above ,at December 31, 2012 is approximately $849 thousands.

In January 2011 the Company signed an agreement with the office of the Chief  scientist of to repay the Copmany debt during the next ten year with monthly installment of 36 thousands NIS per month.

B.        Lease commitments

(1)
The premises occupied by the Company and certain subsidiaries are rented under various operating lease agreements. The lease agreements for the premises expire in 2014 with extended options for another 4 years.

To secure the amounts due to the lessor, the Company has deposited a total of U.S. $ 27 thousands.

Minimum lease commitments of the Company and the subsidiaries under the above leases, at rates in effect as of December 31, 2012, are as follows:

$ in thousands
Year ending December 31:
2013	81
2014	46

127

The rental payments for the premises in Israel, which constitute most of the above amounts, are payable in Israeli currency linked to the US Dollar.

Rental expenses totaled $ 92 thousands, $ 92 thousands, and $ 329 thousands in the years ended December 31, 2012, 2011 and 2010, respectively.

(2)	The Company leases motor vehicles under long-term operating lease agreements. The lease agreements expire on various dates ending in 2012 – 2014 (with prior notice of cancellation clauses).

Minimum lease commitments of the Company under the above leases, at rates in effect on December 31, 2012, are as follows:

$ in thousands

2013	76
2014	23
2015	8
107

To secure the amounts due to the lessor, the Company has deposited a total of U.S. $ 12 thousand. The deposits are unlinked and presented among other long-term receivables.

Lease expenses in 2012, 2011 and 2010, amounted to $ 87 thousands, $ 83 thousands and $ 115 thousands respectively.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 8       -     COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

C.        Guarantees

As of December 31, 2012, the Company didn't provide guarantees to its customers.

NOTE 9       -     SHAREHOLDER’ DEFICIENCY

A.        Authorized, issued and outstanding shares

(1)	The Company’s Ordinary Shares are traded in the United States on the OTC Bulletin Board market under the symbol EVSNF.OB.

(2)
In June 2007 the Company completed a transaction with a group of Israeli institutional investors, for the purchase of its 9,465,544 ordinary shares for $0.315 per share, of an aggregate price of $2,981 thousands. Pursuant to the transaction, the investors were also issued warrants to purchase 4,732,774 of the Company's ordinary shares at an exercise price per share of $0.45, exercisable for a period of 4 years. These warrants terminated in June 2011.

(3)
On June 21, 2007, following the approval of the Company's board of directors and the Company's audit committee, the Company executed an agreement with Elbit Ltd., or the Elbit Agreement. This agreement was approved by the Company's shareholders in a meeting held on July 31, 2007. Pursuant to this agreement Elbit Ltd.(i) converted an existing loan to the Company in the amount of $470 thousands (including accrued interest up until March 31, 2007) into 1,492,063 ordinary shares, at a price of $0.315 per share; and (ii) invested $250 thousands in consideration for 793,651 of the Company's ordinary shares at a price of $0.315 per share and received a 4-year warrant to purchase 396,825 of the Company's ordinary shares at an exercise price of $0.45 per share. At consummation the Company paid all interest accrued on the loan between April 1, 2007 and the closing date. These warrants terminated in June 2011

On February 21, 2006, the Company consummated the Mivtach Agreement. Pursuant to the agreement, Mivtach Shamir Holdings Ltd. ("Mivtach") provided the Company with a two-year $3 million loan, which Mivtach Shamir was entitled at its sole discretion, for a period of 24 months following the provision of the loan, to convert into 6,000,000 of the Company's ordinary shares, at a price per share of $0.5 (half the loan was being held in escrow subject to the completion of a certain milestone, or conversion of the loan). Mivtach was also granted a two-year warrant to purchase 4,000,000 of the Company's ordinary shares at an exercise price of $0.5 per share, exercisable only if the loan was converted. On June 21, 2007 the Company executed an amendment agreement with M.S.N.D., pursuant to the Amendment Agreement, the terms of the Mivtach Agreement and the loan therein, were amended, such that in consideration for M.S.N.D.'s undertaking to convert the full loan amount by no later than August 1, 2007 (a).

Mivtach was issued with 9,523,810 of ordinary shares; and (b) Mivtach received a 4-year warrant to purchase 2,380,952 of the Company's ordinary shares at an exercise price of $0.45 per share. Mivtach also agreed to waive its rights to exercise at least 3,000,000 ordinary shares issuable under the Mivtach Agreement, agreeing to exercise no more than 1,000,000 ordinary shares issuable under the Amendment Agreement, which warrants expired on February 21, 2008.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 9       -     SHAREHOLDER’ EQUITY (Cont.)

A.        Authorized, issued and outstanding shares (Cont.)

(3)       (Cont.)

M.S.N.D. also completed the purchase of 2,939,192 of the Company's ordinary shares from three of the founders of ScanMaster, in accordance with the provisions of a share purchase agreement.

During September 2008, M.S.N.D. transferred the right to exercise 1,380,000 ordinary shares to David Gal, the Company’s former CEO.

In May 2010, The current new shareholders of the Company purchased all those shares and Warrants.

(4)
In December 2009 the Company issued Mivtach Shamir Holdings Ltd. 18,664,078 ordinary shares for $0.097 per share for a total amount of $1,810,416.This amount include convertion of Loan received from Mivtach during 2009 in an amount of $627,000.Pursuant to the transaction, Mivtach was also issued warrants to purchase 9,332,039 of the Company's ordinary shares at an exercise price per share of $0.139, exercisable for a period of 4 years.

In May 2010, The current new shareholders of the Company purchased all those shares and Warrants. These warrants were fortified in June 2011.

(5)
In December 2012, The Company issued Mr. Gross some financial instruments in consideration of $760 thousands (net of $40 thousands issuance expenses) which includes shares, warrants and a convertible note. The Company issued 5,263,158 ordinary shares for $0.095 per share. The Company also issued warrants ("The first warrants") to purchase 2,105,263 of the Company's ordinary shares at an exercise price per share of $0.095 amounting $200 thousands, vested in fully upon issuance, exercisable through February 2015. The Convertible Note Agreement is on the principal amount of $300 thousands. The maturity date of the Note is, May 2013, after the maturity date the conversion option expires, and the loan is supposed to be returned in 12 monthly installments. The Note bears interest at a per annum rate of Libor rate. The Note and accrued interest are convertible to common stock of the Company at a conversion rate of $0.095 per share. In case that Mr. Gross would convert more than 50% of the aggregated amount of the principal amount of the convertible note and the first warrants, the Company would issue Mr. gross warrants ("the second warrants"). The principal amount of the second warrants would be in proportion to percentage converted/exercised from the principal amount of the convertible note and the first warrants. The second warrants could amount up to $1 miilion of the Company's ordinary shares at an exercise price per share of $0.17 or $0.20 depends on The company's revenue on the year ended 2014. The second warrants would be vested in fully upon issuance, exercisable through February 2015.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 9       -     SHAREHOLDER’ EQUITY (Cont.)

B.        Share option plans:

(1)	The plans:

(a)	In April 2000, the board of directors of the Company adopted the Employee Share Option Plan (2000) (hereafter – The 2000 Plan).

Under the 2000 plan, options to purchase an aggregate of 4,500,000 ordinary shares are available to be awarded to employees, directors or consultants of the Company or any of its subsidiaries.

Under the 2000 plan, options usually vest over a period of three or four years from the date of grant, in equal parts each year.

The 2000 Plan is valid for ten years and expired on April 3, 2010, except for options outstanding on that date.

(b)	In November 2003, the Board of Directors of the Company adopted the Employee Share Option Plan (2003) (hereafter – The 2003 Plan).

Under the 2003 plan, options to purchase an aggregate of 3,500,000 ordinary shares are available to be awarded to employees, directors or consultants of the Company or any of its subsidiaries.

Under the 2003 plan, options usually vest over a period of four years from the date of grant, in equal parts each year.

The 2003 Plan is valid for ten years and will expire on November 30, 2013, except for options outstanding on that date.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 9       -     SHAREHOLDER’ EQUITY (Cont.)

B.        Share option plans: (Cont.)

(1)	The plans: (Cont.)

(c)	In March 2006, the Board of Directors of the Company adopted the Employee Share Option Plan (2006) (hereafter – The 2006 Plan).

Under the 2006 plan, options to purchase an aggregate of 2,000,000 ordinary shares are available to be awarded to employees, directors or consultants of the Company or any of its subsidiaries.

Under the 2006 plan, options usually exercisable over a period up to ten years following the date of grant, if not exercised earlier, or 6 months after termination of the employment, will generally vest as to 25-33% commencing the beginning of the second year after the grant and as to an additional 25-33% in each of the remaining years thereafter, assuming continuous employment with the Company through such periods.

The 2006 Plan is valid for ten years and will expire in March, 2016, except for options outstanding on that date.

The exercise price of options granted under the 2000 and 2003 plans is to be not less than 85% of the fair market value of the ordinary share on the date of grant. All of the outstanding options from the 2000 , 2003 and 2006 plan are to expire no later than 10 years following the date of grant.

During 2010 , 2011 and 2012 no options were exercised.

The 2000, 2003 and 2006 plans are subject to the terms stipulated by Section 102 of the Israeli Income Tax Ordinance.

The amount allowed as an expense for tax purposes, at the time the employee utilizes such benefit, is limited to the amount of the benefit that is liable to tax as labor income, in the hands of the employee; all being subject to the restrictions specified in Section 102 of the Income Tax Ordinance.

The aforementioned expense will be recognized in the tax year that the benefit is credited to the employee.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 9       -     SHAREHOLDER’ EQUITY (Cont.)

B.        Share option plans: (Cont.)

(2)       Options granted to employees:

(a)            A summary of the status of the above plans in respect of options granted to employees and directors of the Company and its subsidiaries as of December 31, 2012, 2011 and 2010, and changes during the years ended on those dates, is presented below:

	Year ended December 31
	2 0 2 1		2 0 1 1		2 0 1 0
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Number	price	Number	price	Number	price

Options outstanding at beginning of year	6,139,463	0.45	6,755,463	0.45	5,159,102	0.71
Changes during the year:
Granted (1)	85,000	0.08	150,000	0.09	2,900,000	0.05
Exercised	-	-	-	-	-	-
Forfeited	(714,900)	0.42	(766,000)	0.39	(1,303,639)	0.61
Options outstanding at end of year	5,509,563	0.45	6,139,463	0.45	6,755,463	0.45
Options exercisable at year end	4,627,071	0.55	4,371,053	0.45	3,907,131	0.71
Weighted average fair value of options granted during the year (2)	$0.08		$0.09		$0.04

(1)	Options granted in 2012, 2011 and 2010 were granted with exercise price that was at market value or above.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 9       -     SHAREHOLDER’ EQUITY (Cont.)

B.        Share option plans: (Cont.)

(2)	Options granted to employees:

(a)	(Cont.)

(2)	The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model in 2011 and 2012, with the following weighted average assumptions:

	Year ended December 31
	2 0 1 2	2 0 1 1	2 0 1 0
Dividend yield	0%	0%	0%
Expected volatility	92%	99%	92%
Risk-free interest rate	1.5%	2.02%	3.3%
Expected life - in years	4	4	4

Dividend yield - Management used an expected dividend yield based primarily on past experience applicable as of the grant date.

Expected volatility - Management estimated volatility based on the historical volatility of the Company’s ordinary shares, being the only traded financial instrument of the Company, using in most cases daily observations of the Company's price share to determine the standard deviation.

Risk free interest rate - The risk-free interest rate is based on the implied yield in effect at the time of each option grant, based on U.S. Treasury zero-coupon bond issued with equivalent remaining terms.

Management estimates forfeiture rates at the date of grant, which are adjusted in subsequent periods if the actual forfeiture rates differ from those initially estimated. Management uses historical data to estimate pre-vesting option forfeiture rates and records share-based compensation expense only for those awards that are expected to vest.

(b)	The following table summarizes certain information about options granted to employees and directors of the Company which were outstanding and exercisable under the above plans as of December 31, 2012:

Options outstanding			Options exercisable
		Weighted		Weighted
	Number	average	Number	average
	outstanding at	remaining	exercisable at	remaining
Exercise	December 31,	contractual	December 31,	contractual
prices	2012	life	2012	life
$		Years		Years

0.05-0.32	3,123,036	0.63-8.39	2,240,544	0.63-8.39
0.4-0.46	127,500	4.28-5.12	127,500	4.28-5.12
0.49-0.70	403,193	0.08-5.01	403,193	0.08-5.01
0.75-0.85	1,084,334	0.89-4.29	1,084,334	0.89-4.29
1.2-1.25	771,500	1.2-1.95	771,500	1.2-1.95
	5,509,563		4,627,071

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 10    -      TAXES ON INCOME

A.	Tax Rates Applicable To The Income Of The Company:

The Company's Israeli subsidiary taxable income is subject to income tax at the regular corporate rate of 25%.

On December 6, 2011, the Law for Change in the Tax Burden (Legislative Amendments) was published in Israel.

The main changes of the new law regarding corporate income taxes are as follows:

1.
Cancellation of the previous planned gradual reduction of income taxes and corporate income taxes commencing in 2012 (the previous amendment stated that the corporate tax rate will be further reduced in subsequent tax years as follows: in 2012 - 23%, in 2013  - 22%, 2014 - 21% , 2015 – 20% and thereafter 18%).

2.	Increase of the corporate income tax rate to 25% in 2012.

3.	Increase of the capital gains tax rate and betterment tax rate to 25%.

B.        Deferred Income Taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	YEAR ENDED DECEMBER 31,
	2012	2011

Net loss carry-forward	9,785	10,055
Other additions for tax Purposes	114	107

Net deferred tax asset before valuation allowance	9,899	10,162
Valuation allowance	(9,899)	(10,162)

Net deferred tax asset	–	–

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The most significant component of the Company's deferred tax assets is the accumulated net operating losses carry-forward among the two subsidiaries due to the uncertainty of the realization of such tax benefits.

The Company has provided a full valuation allowance in respect of deferred tax assets resulting from tax loss carry-forward and other temporary differences. Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carry-forward and other temporary differences will not be realized in the foreseeable future.

Net profit (loss) was incurred as following:

	YEAR ENDED DECEMBER 31,
	2012	2011

United States	(40)	49
Israel	864	1,040

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 10    -      TAXES ON INCOME (Cont.)

C.       Tax Loss Carry-Forwards::

     Net operating loss carry-forwards as of December 31, 2012 are as follows:

Israel	38,500
United States *	500

39,000

Net operating losses in Israel may be carried forward indefinitely.

Net operating losses in the U.S. are available through 2027.

*
Utilization of U.S. net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

NOTE 11     -     LIABILITIES SECURED BY PLEDGES AND RESTRICTION PLACED IN RESPECT OF LIABILITIES

A.
The Company has registered fixed charge on bank deposits in favor of certain banks. The bank deposits are used to secure a credit line granted to the Company by the banks, and as collateral for guarantees provided to its customers.

As of December 31, 2012, the bank deposits amount to $ 31 thousands linked to NIS;

B.	The Company have registered floating liens on all of their assets in favor of.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 12     -    SUPPLEMENTARY INFORMATION:

	December 31
	2 0 1 2	2 0 1 1
	$ in thousands

A. Accounts receivable

(1) Trade - allowance for doubtful accounts:

Balance at beginning of year	63	9
Charged to statement of operations	(13)	54

Balance at end of year	50	63

(2) Other:

Prepaid expenses	73	52
Israeli Government departments and agencies	86	69
	159	121

	December 31
	2 0 1 2	2 0 1 1
	$ in thousands

B. Accounts payable and accruals – other:

Employees and employee institutions	63	52
Israeli Government departments and agencies	115	154
Provision for vacation and recreation pay	82	63
Provision for product warranty	95	57
Liability for commissions to agents	47	39
Accrued expenses and sundry	68	46
	470	411

C.	Credit from banks:

	% interest rate	December 31
	as of	2 0 1 2	2 0 1 1
	December 31, 2012	$ in thousands
Short-term loans from banks:
Linked to the Dollar	2.5	183	190
Linked to the Euro		-	-
		183	190

During May 2010, the Company signed new agreements with Bank Le'umi Le'Israel Ltd and Bank Hapoalim Ltd (the "Banks"), for the restructuring of its bank debt. Pursuant to the agreements with the Banks, the Banks will forgive approximately $2.4 million of debt from the Company and its subsidiary ScanMaster Systems (IRT) Ltd. ("ScanMaster Ltd."), and have agreed to the repayment of by the Company $1 million over 5 years and a further $600 thousnads over 10 years.

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 12      -    SUPPLEMENTARY INFORMATION: (Cont.)

D.	Cost of revenues:

	Year ended December 31
	2 0 1 2	2 0 1 1	2 0 1 0
	$ in thousands
Industrial operations:
Materials consumed	1,746	1,063	945
Payroll and related expenses	373	362	318
Subcontracted work	244	160	158
Depreciation and amortization	3	2	208
Other production expenses	595	416	211
Royalties (see Note 10a)	-	17	120
	2,961	2,020	1,960

E.	Financial expenses, net:

	Year ended December 31
	2 0 1 2	2 0 1 1	2 0 1 0
	$ in thousands
Income:
Exchange differences	-	3	-
Other	2	120	-
	2	123	-
Expenses:
Interest
In respect of liability to related parties	-	9	-
In respect of credit from banks	46	83	69
Exchange differences	21	-	156
Other	69	-	66
	136	92	291

	(134)	(31)	291

NOTE 13     -     RELATED PARTIES

	Year ended December 31
	2 0 1 2	2 0 1 1	2 0 1 0
	$ in thousands

Managements fees – included in General and administrative	354	375	302

Balance with related parties:

	Year ended December 31
	2 0 1 2	2 0 1 1	2 0 1 0
	$ in thousands

Short Terms Loan	200	191	270

Long Terms Loan	-	100	139

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 14     -    GEOGRAPHICAL SEGMENTS

Geographic information:

(1)	The Company’s revenues by geographic areas (based on location of customers) are as follows:

	Year ended December 31
	2 0 1 2	2 0 1 1	2 0 1 0
	$ in thousands

North America (mainly the United States)	1,966	1,737	1,812
Germany	950	182	400
Italy	175	730	83
Other European countries	1,609	734	570
China	1,246	660	580
Japan	-	100	-
Korea	-	270	380
Israel	123	268	-
Other Far Eastern countries	639	964	87
	6,708	5,645	3,912

(2)	The Company’s long-lived assets by geographic areas are as follows:

	Year ended
	December 31
	2 0 1 2	2 0 1 1
	$ in thousands

Israel	737	718
U.S.A.	17	20
	754	738

ELBIT VISION SYSTEMS LTD. AND SUBSIDIARIES

2012 Interim CONSOLIDATED FINANCIAL STATEMENTS
As of June 30, 2013
In US Dollars
Unaudited

TABLE OF CONTENTS

Page

CONSOLIDATED FINANCIAL STATEMENTS:

Interim Balance sheets as of December 31, 2012 and 2011	F - 2 - F - 3

Interim Statements of operations for the year ended December 31, 2012, 2011 and 2010	F - 4

Interim Statements of changes in shareholders’ equity for the year ended December 31, 2012, 2011 and 2010	F - 5

Interim Statements of cash flows for the year ended December 31, 2012, 2011 and 2010	F - 6 - F - 7

Notes to Financial Statements	F - 8 - F - 21

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED BALANCE SHEETS U.S. dollars in thousands

		June 30 December 31
	Note	2 0 1 3	2 0 1 2
	Unaudited
Assets

CURRENT ASSETS:
Cash and cash equivalents		910	1,392
Restricted deposit (short term)	12a	32	30
Trade account receivables	13a	894	1,099
Other receivables		149	159
Inventories	3	760	773

Total current assets		2,745	3,453

INVESTMENTS AND LONG-TERM RECEIVABLES:
Severance pay fund	6	284	283
Other long-term receivables and investment	4	181	186

Total investment and long-term receivables		465	469

PROPERTY AND EQUIPMENT (net of accumulated depreciation and amortization)
	5	38	43
OTHER ASSETS
Goodwill		242	242

Total assets		3,490	4,207

The accompanying notes are an integral part of the financial statements

F - 2

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED BALANCE SHEETS (Cont.)
U.S. dollars in thousands

		June 30 December 31
	Note	2 0 1 3	2 0 1 2
	Unaudited
Liabilities and shareholders’ deficiency

CURRENT LIABILITIES:
Credit from banks	13c	180	183
Current Maturities of Long Term Loan from Shareholders and Other		370	568
Trade account payable		430	917
Deferred income	2i	55	64
Other payable	13b	405	470

Total current liabilities		1,440	2,202

LONG-TERM LIABILITIES:
Long term loans (net of current maturities)	7	1,012	1,189
Other Long Terms Liabilities	8	718	790
Accrued severance pay	6	301	300
Total long-term liabilities		2,031	2,279

Total liabilities		3,471	4,481

SHAREHOLDERS' DEFICIENCY:	9
Ordinary shares of NIS 1 par value -
Authorized: 120,000,000 ordinary as of June 30, 2013 December 31,2012; Issued and outstanding: 80,798,290 shares at June 30, 2013 and 74,915,937 shares at December 31, 2012		18,554	16,939
Additional paid-in capital		23,463	24,695
Accumulated deficit		(41,998)	(41,908)

Total shareholders’ deficiency		19	(274)

Total liabilities and shareholders’ deficiency		3,490	4,207

The accompanying notes are an integral part of the interim consolidated financial statements.

F - 3

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except per share data)

		Six months ended June 30,		Year ended December 31,
	Note	2 0 1 3	2 0 1 2	2 0 1 2
		Unaudited	Unaudited
Revenues:
Sale of products		1,960	3,208	5,882
Services rendered		479	374	826
		2,439	3,582	6,708
Cost of revenues:	13d
Cost of products sold		970	1,236	2,507
Cost of services rendered		253	225	454
		1,223	1,461	2,961

Gross profit		1,216	2,121	3,747

Research and development costs – net		317	354	682

Marketing and selling		525	689	1,371
General and administrative		371	337	734
Operating Profit (loss)		3	741	960
Financial income (expenses) - net	13e	(93)	10	(134)
Profit (loss) before other expenses		(90)	751	826
Other expenses		-	2	(2)
Profit (loss) before taxes on income		(90)	753	824
Taxes on income	10d	-	-	-
Net Profit for the year		(90)	753	824

Profit (loss) per share:
Basic earnings (loss) per share		(0.001)	0.011	0.012
Diluted earnings (loss) per share		(0.001)	0.011	0.012

Weighted average number of shares used in
Computation of loss per share –
Basic (in thousands)		75,562	69,653	70,042
Diluted (in thousands)		75,562	70,561	71,639

The accompanying notes are an integral part of the financial statements.

F - 4

ELBIT VISION SYSTEMS LTD.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIENCY
U.S. dollars in thousands

	Share capital		Additional		Total
	Number		paid-in	Accumulated	shareholders’
	of shares	Amount	Capital*	deficit	Deficiency

BALANCE – January 1, 2011	69,653	15,556	25,463	(43,821)	(2,809)

CHANGES DURING 2011:
Profit for the year	-	-	-	1,089	1,089
Share based compensation expenses	-	-	35	-	35
BALANCE – DECEMBER 31, 2011	69,653	15,556	25,491	(42,732)	(1,685)

CHANGES DURING 2012:
Profit for the year	-	-	-	824	824
Issuance of share capital and warrants (note 10a)	5,263	1,383	(872)	-	511
Issuance of debt beneficiary conversion feature	-	-	51	-	51
Share based compensation expenses	-	-	25	-	25
BALANCE – DECEMBER 31, 2012	74,916	16,939	24,695	(41,908)	(274)

CHANGES DURING 2013 (Until June 2013):
Loss for the period	-	-	-	(90)	(90)
Issuance of share capital and warrants (note 10a)	5,882	1,615	(1,240)	-	375
Share based compensation expenses	-	-	8		8
BALANCE – June 30, 2013	80,798	18,554	23,463	(41,998)	19

The accompanying notes are an integral part of the financial statements.

F - 5

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Six months ended June 30,		Year ended December 31,
	2 0 1 3	2 0 1 2	2 0 1 2
	Unaudited	Unaudited
Cash flows from operating activities:
Net profit (loss)	(90)	753	824
Adjustments to reconcile net profit (loss) for the period

Net cash provided by (used in) operating activities:
Depreciation and amortization	3	4	7
Loss from disposal of property	2	-	-
Liability for employee rights upon retirement	1	5	59
Stock based compensation	8	9	25
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	205	(661)	(306)
Decrease (increase) in other accounts receivable	10	(28)	(38)
Increase (decrease) in trade accounts payable	(487)	234	480
Changes in deferred income	(9)	(393)	(434)
Increase (decrease) in other accounts payable	(65)	18	59
Decrease (increase) in inventories	13	(120)	(297)
Net cash provided by (used in) operating activities	(409)	(179)	379

Cash flows from investing activities:
Purchase of property and equipment	-	(4)	(2)
Long-term receivables	5	8	39
Redemption of (investment in) restricted deposit	(2)	42	60
Proceeds from disposal of discontinued operations	-	-	2
Funds severance pay	(1)	6	(62)
Net cash provided by (used in) investing activities	2	40	37

The accompanying notes are an integral part of the financial statements.

F - 6

ELBIT VISION SYSTEMS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Six months ended June 30,		Year ended December 31,
	2 0 1 3	2 0 1 2	2 0 1 2
	Unaudited	Unaudited
Cash flows from financing activities:
Issuance of share capital and warrants - net of issuance costs	375	-	760
Short-term credit from bank – net	(3)	61	(7)
Proceeds from loan from shareholder	-	-	-
Repayments of loan from shareholder	(284)	-	(260)
Proceeds from long- terms loan	-		-
Repayments of long- terms loan	(163)	(222)	(175)
Other long terms liabilities	-	-	(72)

Net cash provided by (used in) financing activities	(75)	(161)	246

Net increase (decrease) in cash and cash equivalents	(482)	(300)	662

Balance of cash and cash equivalents at thebeginning of the year	1,392	730	730

Balance of cash and cash equivalents at the end of the year	910	430	1,392

Supplemental disclosure of cash flow
Information - cash paid during the year for:
Interest paid - net	22	20	46

Income taxes paid - net	-	-	-

The accompanying notes are an integral part of the financial statements.

F - 7

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 1       -     GENERAL

Elbit Vision Systems Ltd. (the “Company”) is an Israeli corporation, which, together with its subsidiaries (the “Group”), is principally engaged in the design, development, manufacturing and marketing of  automatic vision inspection and quality monitoring systems, and rendering services related to those systems.

Elbit Vision Systems Inc. (“EVS Inc.”), incorporated in Delaware U.S.A., is a wholly-owned subsidiary that is engaged in the selling and marketing of the Company’s products worldwide.

In May 2010, the Company signed a new agreement with Bank Le'umi Le'Israel Ltd. and Bank Hapoalim Ltd. (the "Banks"), for the restructuring of its bank debt. Pursuant to the agreements, the Banks forgave part of the debt owed by the Company, such that the Company's remaining debt is $1.6 million dollars of which $1 million dollars are repayable over a period of 5 years beginning January 1, 2011 and $0.6 million dollars are repayable over a period of 5 years beginning July, 31, 2015.

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America.

A.        Use of estimates in the preparation of financial statements:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting years.  Actual results could differ from those estimates.

Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include: (i) impairment assessments of goodwill and long-lived assets; (ii) realization of deferred income tax assets; and (iii) provisions for obsolete and slow moving inventory. These estimates are discussed further throughout the accompanying notes.

F - 8

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

B.        Functional Currency and Financial Statements in U.S. Dollars:

The currency of the primary economic environment in which operations of the company and its      subsidiaries are conducted is the U.S. dollar (the “dollar”).

Virtually all sales by the Company and its subsidiaries are made outside Israel in non-Israeli currencies, mainly the dollar.  Most purchases of materials and components are made in dollars or in Israeli currency under contracts linked to the dollar.  In addition, most marketing and service costs are incurred outside Israel, primarily in dollars, through the Company’s wholly-owned non-Israeli subsidiaries. Thus, the functional currency of the Company and its subsidiaries is the dollar.

Transactions in currencies other than each company's functional currency are translated based on the average currency exchange rates in accordance with the principles set forth in ASC 830-10, "Foreign Currency Translation".  All gains and losses from translation of monetary balance sheet items and transactions denominated in currencies other than the functional currency are recorded in the statements of income as financial income, net as they arise.

C.        Principles of consolidation:

The consolidated financial statements include the financial statements of the company and its wholly-owned subsidiaries.

All material inter-company transactions and balances have been eliminated.

D.        Cash Equivalents:

Cash equivalent consist of short-term highly liquid investments, that are readily convertible into cash with original maturities when purchased of three month or less.

E.        Allowance for doubtful accounts:

The allowance for doubtful accounts has been made on the specific identification basis.

F.         Inventories:

Inventories are stated at the lower of cost or market.  Cost is determined as follows:
Raw materials and spare parts - on moving average basis.
Products in process and finished products – on basis of production costs.

Inventories are written-down for estimated obsolescence, based on assumptions about future demand and market conditions.

G.        Property and equipment:

(1)	Property and equipment are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of assets, as follows:

%

Machinery and equipment	10-33 (mainly 33%)
Office furniture and equipment	6-20
Vehicles	15-20

F - 9

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

G.        Property and equipment: (Cont.)

Leasehold improvements are amortized by the straight-line method over the term of the lease, or the estimated useful life of the improvements, whichever is shorter.

(2)
Impairment of long-lived assets - Impairment examinations and recognition are performed and determined based on the provisions of ASC 360-10, “Accounting for the Impairment or Disposal of Long-Lived Assets” ("ASC 360-10"). ASC 360-10 requires that long-lived assets and certain identifiable assets held for use be reviewed for impairment on a periodic basis, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of an asset to be held and used is determined by a comparison of the carrying amount of the asset and the amount of undiscounted future net cash flows to be generated by the asset or assets group.  In the event that an asset is considered to be impaired, an impairment charge is recorded in the amount by which the carrying amount of the asset exceeds its estimated fair value.

H.        Other assets- Goodwill and Intangible Assets:

•	Goodwill

Under ASC 350-20, “Goodwill and Other Intangible Assets” ("ASC 350-10"), goodwill is not amortized to earnings, but rather is subject to periodic testing for impairment, at the reporting unit level, at least annually or more frequently if certain events or indicators of impairment occur.  Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.  Measurement of an impairment loss is an estimate, performed based on the following:  If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired.  If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The Group uses the discounted cash flow method to determine the fair value of the reporting unit.

The Company has designated December 31 of each year as the date on which it will perform its annual goodwill and impairment test. An impairment of $ 1,981 thousand resulted from the annual review performed in the year 2008 and an impairment of $ 1,553 thousand resulted from the annual review performed in the year 2009, allocated to the non-destructive automated inspection segment. In 2009 the Group and specifically the non-destructive segment experienced significant difficulties in sales and incurred heavy losses which led the Company to evaluate the goodwill and other intangible associated with the non destructive segment. The result of the evaluation was the write off of the remaining balance of goodwill and intangible assets. The Company sold its holding in Scanmaster Ltd. (the subsidiary operating in the non-destructive segment) to a group of investors led by the Company's former CEO.

The intangible assets (other than Goodwill) are amortized by the straight-line method over their estimated useful lives. Annual rates of amortization are as follows:

%

Technology	10-20
Customer relations	10-20
Distribution network	10
Brand name	8.33

F - 10

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

I.         Revenue recognition:

(1)       Sale of products:

(a)       General

Revenues from sales of products and supplies are recognized when an arrangement exists, delivery has occurred and title passed to the customer, Group’s price to the customer is fixed or determinable and collectibility is reasonably assured.

In some cases, the Company grants its customers a trial period, usually several months, in order to evaluate prototype of the system’s performance. In case that the systems performance meets the customer’s requirements, it purchases the system at the end of the trial period. The Company does not recognize sales revenue from products shipped to customers for trial until such products are actually purchased. Until purchased, these products are recorded as consignment inventory at the lower of cost or market as of June 30, 2013 the Company has $153 thousand in consignment.

(b)       Right of return

The Group does not provide, in the normal course of business, a right of return to its customers.

(c)       Multiple Deliverables

The Company's multiple deliverable arrangements consist primarily of tangible products and professional services. The Company is unable to establish VSOE for all deliverables in an arrangement with multiple elements. Further, the Company is unable to reliably determine what similar competitor products’ and services' selling prices are on a standalone basis and therefore is not able to determine TPE. As the Company is unable to establish VSOE or TPE, it uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the product or service were sold on a standalone basis. The Company determines BESP for a product or a service based on its past and current pricing practices. The determination of BESP is made through consultation with and formal approval by the Company’s management. We have establish processes to update BSP for each element ,when appropriate, to ensure that it reflects recent pricing experience.

F - 11

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 2       -     SIGNIFICANT ACCOUNTING POLICIES (Cont.)

I.         Revenue recognition: (Cont.)

(2)       Services rendered

Service revenue in respect of the Group’s products is recognized ratably over the contractual period, or as services are performed.

(3)       Deferred income

The deferred income balance as of June 30, 2013 and December 31, 2012 include amounts of revenues that were invoiced and cash was received, but deferred due to elements of the arrangements not yet delivered as of year end.

NOTE 3       -     INVENTORIES

	June 30, 2013	December 31, 2012
	$ in thousands
	Unaudited
Raw materials	519	562
Work in process	69	77
Finished products	172	134
	760	773

The balances are net of write-down of $643 thousand and $681 thousand as of December 31, 2012 and 2011, respectively.

NOTE 4       -     OTHER LONG-TERM RECEIVABLES AND INVESTMENT

	June 30, 2013	December 31, 2012
	$ in thousands
	Unaudited
Deposits on leased vehicle and other(see also Note 9b2)	22	22
Loan to former subsidiary (Scanmaster) (see Note 1)	98	103
Investment (1)	61	61
	181	186

(1)
On July 22, 2004, the Company converted a convertible loan that had been granted to Micro Components Ltd. ("MCL") into 197,217 ordinary shares of MCL. As of June 30, 2013 the Company holds 2.5% of MCL's ordinary shares.

NOTE 5       -     PROPERTY AND EQUIPMENT

A.        Comprised as follows:

	June 30, 2013	December 31, 2012
	$ in thousands
	Unaudited
Machinery and equipment	1,703	1,705
Leasehold improvements	24	24
Office furniture and equipment	44	44
	1,771	1,773
Less - accumulated depreciation and amortization	1,733	1,730
	38	43

B.	Depreciation and amortization expenses totaled $3 thousand, $ 7 thousand, and $13 thousand, in the years ended June 30,2013 , December 31, 2012 and 2011, respectively.

F - 12

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 6       -     ACCRUED SEVERANCE PAY, NET

A.	The Company's liability for severance pay is calculated in accordance with Israeli law based on the latest salary paid to employees and the length of employment in the Company.

Part of the liability is funded through individual insurance policies.

The policies are assets of the company and, under labor agreement subject to certain limitation, they may be transferred to ownership of the beneficiary employees.

B.	A U.S. subsidiary provides defined contribution plan for the benefit of its employees. Under this plan, contributions are based on specific percentages of pay.

NOTE 7       -     LONG-TERM LIABILITIES – LOANS AND OTHER

A.	Composed as follows:

	June 30, 2013	December 31, 2012
	$ in thousands
	Unaudited
Loans from banks (1)	758	849
Loans from Shareholders (2)	-	-
Loans from Other (3)	254	340
	1,012	1,189

In November 2009 the Company signed a new agreement with Bank Le'umi Le'Israel Ltd. and Bank Hapoalim Ltd. (the "Banks")to restructure its credit arrangments. According to the agreement the banks agreed to maintain the Company’s credit and financing facilities, as well as delay repayment of the principal on outstanding loans for a four year period commencing on January 1, 2012 by quarterly payments, including a yearly interest rate of Libor +2%.

In May 2010, the Company signed a new agreement with the Banks, for the restructuring of its bank debt. Pursuant to the agreements with the Banks, the Banks forgave approximately $2.4 million of debt from the Company and its subsidiary ScanMaster Systems (IRT) Ltd. ("ScanMaster Ltd."), and agreed to the Company's repayment of $1 million over 5 years and a further $600 thousand over 10 years.

In May 2010 the Company signed an agreement with its major shareholders to loan the Company $100 thousand. The loan is repayable upon fulfillment of certain conditions (further elaborated in the agreement with the shareholders) aimed to ensure that the Company achieved financial stability prior to its repayment.

Further, the Company's major shareholders agreed to delay payment of the first $100 thousand of their salary until July 2011, at which time the Company shall repay them in three equal monthly installments.

In May 2010 the Company signed a loan agreement with Mivtach Shamir Holdings Ltd. ("Mivtach") (a former shareholder) of approximately $850 thousand for which the Company agreed to repay the loan over five years in equal quarterly installments, plus interest at the US Dollar annual LIBOR rate.

F - 13

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 7       -     LONG-TERM LIABILITIES – LOANS AND OTHER (Cont.)

B.	The liabilities (net current maturities) mature in the following years, after the balance sheet dates:

	June 30, 2013	December 31, 2012
	$ in thousands
	Unaudited
2013	364	364
2014	364	364
2015	194	194
2016 and thereafter	90	267
	1,012	1,189

NOTE 8       -     COMMITMENTS AND CONTINGENT LIABILITIES

A.        Royalties

(1)
The Company is committed to pay royalties to the Government of Israel based on proceeds from sales of products in the research and development of which the Government participates by way of grants.  At the time the grants were received, successful development of the related projects was not assured.

In the case of failure of a project that was partly financed as above, the Company is not obligated to pay any such royalties.

Under the terms of the Company’s funding from the Israeli Government, royalties of 3%-5% are payable on sales of products developed from a project so funded, up to 100% of the amount of the grant received by the Company (dollar linked); as from January 1, 2001 - with the addition of an annual interest rate based on Libor.

Royalty expenses to the Government of Israel totaled $ 17 thousand and $ 120 thousand in the years ended December 31, 2011 and 2010 respectively and are included in the statements of operations among cost of revenues.

(2)
The Company is committed to pay royalties to the Government of Israel in respect of marketing expenses in which the Government participated by way of grants.  At the time the grants were received, successful development of the related projects was not assured.  In the case of failure of a project that was partly financed as above, the Company is not obligated to pay any such royalties.  The royalties are payable at the rate of 4% of the increase in export sales, up to the amount of the dollar-linked grant received.  No royalties were paid in the reported years to the Government of Israel.

On November 7, 2007, the Company received a letter from the Ministry of Trade, Industry and Labor – Fund for the Encouragement of Marketing Abroad (the “Fund”), claiming that it had failed to pay royalties to the Fund since 1999 in the aggregate amount of $480 thousand. On November 21, 2007, the Company sent a letter to the Fund in which it stated that the Fund had not requested any of these royalties for many years despite the Company's written request to clarify the issue. In its letter the Company stated that a material amount of the royalties could no longer be claimed due to the operation of the statute of limitations and that in any event the Fund may be estopped from making at least part of the claims as a result of its non-response to the Company's inquiry. On December 18, 2007, the Company met with representatives of the Fund to discuss the issue. The Company have yet to receive a response to the meeting. The Company recorded an allowance of $ 90 thousand on acount of this claim.

F - 14

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 8       -     COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

A.        Royalties (Cont.)

The maximum royalty amount payable the Company expects to pay to the Government of Israel under 1 and 2 above ,at June 30, 2013 is approximately $790 thousand.

In January 2011 the Company signed an agreement with the office of the Chief  scientist off to repay the company debt during the next ten years with monthly installment of 36 thousand NIS per month.

B.        Lease commitments

(1)
The premises occupied by the Company and certain subsidiaries are rented under various operating lease agreements. The lease agreements for the premises expire in 2014 with extended options for another 4 years.

To secure the amounts due to the lessor, the Company has deposited a total of U.S. $ 27 thousand.

Minimum lease commitments of the Company and the subsidiaries under the above leases, at rates in effect as of June  30, 2013, are as follows:

$ in thousands
Year ending December 31:
2013	40
2014	46

86

The rental payments for the premises in Israel, which constitute most of the above amounts, are payable in Israeli currency linked to the US Dollar.

Rental expenses totaled $ 48 thousand, $ 92 thousand, and $ 92 thousand in the period ended June 30,2013, December 31, 2012 and 2011, respectively.

(2)	The Company leases motor vehicles under long-term operating lease agreements. The lease agreements expire on various dates ending in 2012 – 2014 (with prior notice of cancellation clauses).

Minimum lease commitments of the Company under the above leases, at rates in effect on June 30, 2013, are as follows:

$ in thousands

2013	38
2014	23
2015	8
69

To secure the amounts due to the lessor, the Company has deposited a total of U.S. $ 12 thousand. The deposits are unlinked and presented among other long-term receivables.

Lease expenses in June 2013, 2012 and 2011, amounted to $ 45 thousand, $ 87 thousand and $ 83 thousand respectively.

F - 15

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 8       -     COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

C.        Guarantees

As of June 30, 2013, the Company didn't provide guarantees to its customers.

NOTE 9       -      SHAREHOLDER’ DEFICIENCY

A.        Authorized, issued and outstanding shares

(1)	The Company’s Ordinary Shares are traded in the United States on the OTC Bulletin Board market under the symbol EVSNF.OB.

(2)
In June 2007 the Company completed a transaction with a group of Israeli institutional investors for the purchase of 9,465,544 ordinary shares for $0.315 per share, for an aggregate price of $2,981 thousand. Pursuant to the transaction, the investors were also issued warrants to purchase 4,732,774 of the Company's ordinary shares at an exercise price per share of $0.45, exercisable for a period of 4 years. These warrants terminated in June 2011.

(3)
On June 21, 2007, following the approval of the Company's Board of Directors and the Company's audit committee, the Company executed an agreement with Elbit Ltd., (the "Elbit Agreement"). This agreement was approved by the Company's shareholders in a meeting held on July 31, 2007. Pursuant to this agreement Elbit Ltd. (i) converted an existing loan to the Company, in the amount of $470 thousand (including accrued interest up until March 31, 2007), into 1,492,063 ordinary shares, at a price of $0.315 per share; and (ii) invested $250 thousand in consideration for 793,651 of the Company's ordinary shares at a price of $0.315 per share, receiving a 4-year warrant to purchase 396,825 of the Company's ordinary shares at an exercise price of $0.45 per share. At consummation the Company paid all interest accrued on the loan between April 1, 2007 and the closing date. These warrants terminated in June 2011.

On February 21, 2006, the Company consummated its agreement with Mivtach (the "Mitvach Agreement"). Pursuant to the agreement, Mivtach provided the Company with a two-year, $3 million loan, which Mivtach was entitled, at its sole discretion, for a period of 24 months following the provision of the loan, to convert into 6,000,000 of the Company's ordinary shares, at a price per share of $0.50, (half the loan was held in escrow subject to the completion of a certain milestone, or conversion of the loan). Mivtach was also granted a two-year warrant to purchase 4,000,000 of the Company's ordinary shares at an exercise price of $0.50 per share, exercisable only if the loan was converted. On June 21, 2007 the Company executed an amendment agreement (the "Amendment Agreement") with Mivtach., pursuant to the Amendment Agreement, the terms of the Mivtach Agreement and the loan therein, were amended, such that in consideration for Mivtach's undertaking to convert the full loan amount by no later than August 1, 2007 (a) Mivtach was issued 9,523,810 ordinary shares; and (b) Mivtach received a 4-year warrant to purchase 2,380,952 of the Company's ordinary shares at an exercise price of $0.45 per share. Mivtach also agreed to waive its rights to exercise at least 3,000,000 ordinary shares issuable under the Mivtach Agreement, and agreeing to exercise no more than 1,000,000 ordinary shares issuable under the Amendment Agreement, who's warrants expired on February 21, 2008.

F - 16

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 9       -     SHAREHOLDER’ EQUITY (Cont.)

A.        Authorized, issued and outstanding shares (Cont.)

(3)       (Cont.)

Mivtach also completed the purchase of 2,939,192 of the Company's ordinary shares from three of the founders of ScanMaster Ltd., in accordance with the provisions of the share purchase agreement.

During September 2008, M.S.N.D. transferred the right to exercise 1,380,000 ordinary shares to David Gal, the Company’s former CEO.

In May 2010, the Company's current major shareholders purchased all of these shares and warrants.

(4)
In December 2009 the Company issued Mivtach 18,664,078 ordinary shares for $0.097 per share for a total amount of $1,810,416. This amount included the conversion of the loan received from Mivtach during 2009 for the amount of $627 thousand. Pursuant to the transaction, Mivtach was also issued warrants to purchase 9,332,039 of the Company's ordinary shares at an exercise price per share of $0.139, exercisable for a period of 4 years.

In May 2010, the Company's current major shareholders purchased all of these shares and warrants. These warrants were fortified in June 2011.

(5)
In December 2012, pursuant to a  private placement transaction, the Company Issued Mr. Avi Gross financial instruments in consideration for $760 thousand (net $40 thousand issuance expenses) which included shares, warrants, and a convertible note. Pursuant to the transaction, the Company sold 5,263,158 ordinary shares to Mr. Gross at a price per share of $0.095 for gross proceeds of $500 thousand. Additionally, Mr. Gross provided the Company with a $300 thousand convertible loan, (the "Convertible Loan"), at a price per share of $0.095. As part of the transaction, Mr. Gross also received two warrants to purchase the Company's ordinary shares: the first warrant, (the "First Warrant"),  for the exercise of up to $200 thousand of the Company's ordinary shares, at a price per share of $0.095, and the second warrant, (the "Second Warrant"), for the exercise of up to $1 million of the Company's ordinary shares, at a price per share of $0.20, unless the Company achieves gross revenues of less than $19 million for the year ending December 31, 2014, in which case the exercise price per share shall be reduced to $0.17. The Second Warrant was originally exercisable during the period between June 10, 2013 and February 5, 2015 but was amended to extend the expiration date to December 31, 2015. On June 10, 2013, Mr. Gross exercised the Convertible Loan and the First Warrant (following an amendment reducing the exercise price of each of the Convertible Loan and the First Warrant to US$ 0.085). Consequently, the Company issued an additional 5,882,353 ordinary shares to Mr. Gross upon this exercise.

F - 17

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 10    -     TAXES ON INCOME

A.	Tax Rates Applicable To The Income Of The Company:

The Company's Israeli subsidiary taxable income is subject to income tax at the regular corporate rate of 25%.

On December 6, 2011, the Law for Change in the Tax Burden (Legislative Amendments) was published in Israel.

The main changes of the new law regarding corporate income taxes are as follows:

1.
Cancellation of the previous planned gradual reduction of income taxes and corporate income taxes commencing in 2012 (the previous amendment stated that the corporate tax rate will be further reduced in subsequent tax years as follows: in 2012 - 23%, in 2013  - 22%, 2014 - 21% , 2015 – 20% and thereafter 18%).

2.	Increase of the corporate income tax rate to 25% in 2012.
3.	Increase of the capital gains tax rate and betterment tax rate to 25%.

NOTE 11     -    LIABILITIES SECURED BY PLEDGES AND RESTRICTION PLACED IN RESPECT OF LIABILITIES

A.
The Company has registered fixed charge on bank deposits in favor of certain banks. The bank deposits are used to secure a credit line granted to the Company by the banks, and as collateral for guarantees provided to its customers.

As of June 30, 2012, the bank deposit amount to $ 32 thousand linked to the NIS;

B.	The Company have registered floating liens on all of their assets in favor of.

F - 18

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 12     -    SUPPLEMENTARY INFORMATION:

	June 30, 2013	December 31, 2012
	$ in thousands
	Unaudited
A. Accounts receivable

(1) Trade - allowance for doubtful accounts:

Balance at beginning of year	50	63
Charged to statement of operations	-	(13)

Balance at end of year	50	50

(2) Other:

Prepaid expenses	73	73
Israeli Government departments and agencies	76	86
	149	159

	June 30, 2013	December 31, 2012
	$ in thousands
	Unaudited
B. Accounts payable and accruals – other:

Employees and employee institutions	50	63
Israeli Government departments and agencies	128	115
Provision for vacation and recreation pay	89	82
Provision for product warranty	57	95
Liability for commissions to agents	39	47
Accrued expenses and sundry	42	68
	405	470

C.	Credit from banks:

	% interest rate as of December 31, 2012	June 30, 2013	December 31, 2012
		$ in thousands
		Unaudited
Short-term loans from banks:
Linked to the Dollar	2.5	180	183
Linked to the Euro		-	-
		183	183

In May 2010, the Company signed new agreements with the Banks, for the restructuring of its bank debt. Pursuant to the agreements with the Banks, the Banks forgave approximately $2.4 million of debt from the Company and its subsidiary ScanMaster Systems (IRT) Ltd. ("ScanMaster Ltd."), and agreed to the Company's repayment of $1 million over 5 years and a further $600 thousand over 10 years.

F - 19

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

NOTE 13     -    SUPPLEMENTARY INFORMATION: (Cont.)

D.	Cost of revenues:

	Six months ended June 30,		Year ended December 31,
	2 0 1 3	2 0 1 2	2 0 1 2
	$ in thousands
	Unaudited	Unaudited
Industrial operations:
Materials consumed	520	905	1,746
Payroll and related expenses	247	185	373
Subcontracted work	157	92	244
Depreciation and amortization	1	1	3
Other production expenses	298	278	595
Royalties (see Note 10a)	-	-	-
	1,223	1,461	2,961

E.	Financial expenses, net:

	Six months ended June 30,		Year ended December 31,
	2 0 1 3	2 0 1 2	2 0 1 2
	$ in thousands
	Unaudited	Unaudited
Income:
Exchange differences	-	40	-
Other	2	-	2
	2	40	2
Expenses:
Interest
In respect of liability to related parties	6	-	-
In respect of credit from banks	14	16	46
Exchange differences	60	-	21
Other	15	14	69
	95	30	136

	(93)	10	(134)

NOTE 13     -    RELATED PARTIES

	Six months ended June 30,		Year ended December 31,
	2 0 1 3	2 0 1 2	2 0 1 2
$ in thousands
	Unaudited	Unaudited
Managements fees – included in General and administrative	211	205	354

F - 20

ELBIT VISION SYSTEMS LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S dollars in Thousand

Balance with related parties:

	Six months ended June 30,		Year ended December 31,
	2 0 1 3	2 0 1 2	2 0 1 2
	$ in thousands
	Unaudited	Unaudited
Short Terms Loan	200	100	200

Long Terms Loan	-	100	-

F - 21

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. Our Articles of Association contain such a provision. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the Board of Directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or a criteria determined by the Board of Directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

•	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;
•
a breach of duty of loyalty to the company, provided the director or officer acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

•	financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
•	an act or omission committed with intent to derive illegal personal benefit; or
•	a fine levied against the office holder.

Under the Israeli Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our Board of Directors and, in respect of our directors, by our shareholders. Our directors and officers are currently covered by a directors and officers’ liability insurance policy with respect to specified claims. To date, no claims for liability have been filed under this policy. In addition, we have entered into indemnification agreements with each of our directors and officers providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our directors and officers. This indemnification is limited both in terms of amount and coverage. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

In December 2012 we completed a Private Placement Transaction, pursuant to which we sold 5,263,158 of our ordinary shares to Avi Gross for gross proceeds of $500,000. Under the Private Placement Transaction, Avi Gross provided us with a convertible loan and we issued Avi Gross two warrants to purchase additional ordinary shares of our company. During June 2013, Avi Gross has converted the loan and has exercised one of the warrants, pursuant to which he was issued additional 5,882,353 ordinary shares. The aforementioned shares held by Avi Gross, as well as the shares issuable upon exercise of the warrant, are subject to this registration statement. For more information on the Private Placement Transaction see “Recent Developments” in the prospectus included herein.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

See Exhibit Index.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.
Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

UNDERTAKINGS

(a)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 8 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule Securities Act (1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)
That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(5)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(6)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No.1 to  Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Caesarea, State of Israel on December 26, 2013.

ELBIT VISION SYSTEMS LTD.

By:	/S/ Sam Cohen
Sam Cohen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ * _____________________ Yossi Ran	Director and Chairman of the Board	December 26, 2013
/s/ Sam Cohen _____________________ Sam Cohen	CEO and Director	December 26, 2013
/s/ Yaron Menashe _____________________ Yaron Menashe	CFO, Principal Accounting Officer and Director	December 26, 2013
/s/ * _____________________ Amos Uzani	Director	December 26, 2013
/s/ * _____________________ Yaky Yanay	Director	December 26, 2013
/s/ * _____________________ Orit Stav	Director	December 26, 2013
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES EVS US Inc. /s/ Yaron Menashe	December 26, 2013
   ______________
   Yaron Menashe
   Director

* By /s/ Yaron Menashe	December 26, 2013
         ______________
         Yaron Menashe, Attorney In Fact

EXHIBITS INDEX

3.1	Articles of Association, as amended, of the Registrant, incorporated by reference to Exhibit A to our Form 6-K, File No. 000-28580, filed with the Commission on January 25, 2006.

3.2
English summary from Hebrew original Memorandum of Association of the Registrant, incorporated by reference to our Registration Statement on Form F-1, File No. 333-03080, as amended, filed with the Commission on April 2, 1996.

4.1
Share Purchase Agreement between the Company, ScanMaster Systems (IRT) Ltd. and the Purchaser, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.2
Asset and Liability Re-allocation Agreement between the Company and ScanMaster Systems (IRT) Ltd., incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.3
Creditor Agreement between the Company and ScanMaster Systems (IRT) Ltd., incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.4
Loan Agreement between the Company and M.S.N.D. Real Estate Holdings Ltd. dated May 27, 2010, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.5
Amendment to Lease Agreement between the Company and Yehezkel Yaakobi (English summary of the Hebrew language agreement.), incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.6
Debt Restructure Agreement between the Company and Bank Leumi LeIsrael Ltd. (English summary of the Hebrew language agreement.), incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.7
Framework Agreement between the Company and Bank Hapoalim Ltd. (English summary of the Hebrew language agreement), incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.8
Debt Restructure Agreement between the Company and Bank Hapoalim Ltd. (English summary of the Hebrew language agreement), incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.9
Loan Undertaking between the Company and Sam Cohen dated June 3, 2010, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.10
Loan Undertaking between the Company and Yaron Menashe dated June 3, 2010, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, as amended, filed with the Commission on July 15, 2010.

4.11
Securities Purchase Agreement between the Company and Avi Gross dated December 11, 2012, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on April 29, 2013.

4.12
Registration Rights Agreement between the Company and Avi Gross dated December 11, 2012, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on April 29, 2013.

4.13
Convertible Loan Agreement between the Company and Avi Gross dated December 11, 2012, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on April 29, 2013.

4.14
Warrant dated December 11, 2012, issued to Avi Gross, exercisable for up to $200,000 of the Company’s ordinary shares, at a price per share of $0.095, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on April 29, 2013.

4.15
Warrant dated December 11, 2012, issued to Avi Gross, exercisable for up to $1,000,000 of the Company’s ordinary shares, at a price per share of $0.20, incorporated by reference to our Annual Report on Form 20-F, File No. 000-28580, filed with the Commission on April 29, 2013.

4.16
Amendment to Securities Purchase Agreement between the Company and Avi Gross dated June 10, 2013, incorporated by reference to our Registration Statement on Form F-1, File No. 333-192648, filed with the Commission on December 4, 2013.

4.17
Amendment to Convertible Loan Agreement between the Company and Avi Gross June 10, 2013, incorporated by reference to our Registration Statement on Form F-1, File No. 333-192648, filed with the Commission on December 4, 2013.

4.18
Amendment to Warrant dated December 11, 2012, issued to Avi Gross, exercisable for up to $200,000 of the Company’s ordinary shares, at a price per share of $0.085, June 10, 2013, incorporated by reference to our Registration Statement on Form F-1, File No. 333-192648, filed with the Commission on December 4, 2013.

4.19
Amendment to the Warrant dated December 11, 2012, issued to Avi Gross, exercisable for up to $1,000,000 of the Company’s ordinary shares, at a price per share of $0.20, dated June 10, 2013, incorporated by reference to our Registration Statement on Form F-1, File No. 333-192648, filed with the Commission on December 4, 2013.

5.1	Opinion of Yigal Arnon & Co., Israeli counsel to the Registrant

21	List of subsidiaries

23.1	Consent of Yigal Arnon & Co., Israeli counsel to the Registrant, contained in the opinion filed as Exhibit 5.1

23.2	Consent of Deloitte Brightman Almagor, certified public accountants (Israel) .